Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ASIA INNOVATIONS GROUP LIMITED

CONNECT MERGER SUB

and

MAGNUM OPUS ACQUISITION LIMITED

dated as of

September 30, 2022

TABLE OF CONTENTS

2

3

EXHIBIT A - Listing Amended & Restated Articles of Association

EXHIBIT B - Sponsor Lock-Up and Support Agreement

EXHIBIT C - Registration Rights Agreement

EXHIBIT D - Company Shareholder Voting Agreement

EXHIBIT E - Illustrative Calculation of the Share Subdivision

EXHIBIT F - Assignment and Assumption Agreement

EXHIBIT G - Plan of Merger

EXHIBIT H - Tax Covenants

4

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 30, 2022, by and among Asia Innovations Group Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands (the “Company”), Connect Merger Sub, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned Subsidiary of the Company (“Merger Sub”), and Magnum Opus Acquisition Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands (“SPAC”). The Company, Merger Sub and SPAC are collectively referred to herein as the “Parties” and each individually as a “Party.” All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as an exempted company in the Cayman Islands for the purpose of acquiring one or more operating businesses through a Business Combination.

WHEREAS, Merger Sub is a newly incorporated, wholly-owned, direct Subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”).

WHEREAS, immediately following the Recapitalization, on the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”), Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly-owned subsidiary of the Company.

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously: (a) determined that it is in the best interests of SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Agreement, the Plan of Merger and the other Transaction Agreements to which it is or will be a party, and (b) approved and recommended, among other things, the adoption and approval of this Agreement, the Plan of Merger, the other Transaction Agreements to which SPAC is or will be a party and the Transactions contemplated hereby and thereby, including the Merger, by the SPAC Shareholders.

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, for the Company to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, and (b) approved and recommended, among other things, the adoption and approval of this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Merger, by the Company Shareholders.

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, for Merger Sub to enter into this Agreement, the Plan of Merger and the other Transaction Agreements to which it is or will be a party, and (b) approved and recommended, among other things, the adoption and approval of this Agreement, the Plan of Merger, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions, including the Merger, by the sole shareholder of Merger Sub.

WHEREAS, the Company, in its capacity as the sole shareholder of Merger Sub, has approved and adopted this Agreement, the Plan of Merger, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions, including the Merger.

WHEREAS, in accordance with Section 2.01, prior to the Closing, the Company shall adopt the amended and restated memorandum and articles of association of the Company in substantially the form attached hereto as Exhibit A (with such changes as may be agreed in writing by SPAC and the Company, the “Listing A&R M&AA”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and SPAC, among others, have entered into the transaction support agreement attached hereto as Exhibit B (the “Sponsor Lock-Up and Support Agreement”).

WHEREAS, at the Closing, the Company, the Sponsor, certain Company Shareholders and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Shareholders have entered into a voting and support agreement with the Company and SPAC, attached hereto as Exhibit D (the “Company Shareholder Voting Agreement”).

WHEREAS, prior to the Closing, the Company shall adopt an equity incentive plan that is reasonably acceptable to SPAC and the Company on the terms and conditions set forth in Section 6.05(a) (the “Equity Plan”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01        Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2020 Convertible Notes” means any outstanding convertible promissory notes issued by the Company to the holders identified therein as set forth on Section 1.01(a) of the Company Disclosure Schedules.

“2021 Convertible Notes” means any outstanding convertible promissory notes issued by the Company to the holders identified therein as set forth on Section 1.01(b) of the Company Disclosure Schedules.

“2022 Convertible Notes” means any outstanding convertible promissory notes issued by the Company to the holders identified therein as set forth on Section 1.01(c) of the Company Disclosure Schedules.

“2022 Major Investor Convertible Notes” means any outstanding convertible promissory notes issued by the Company to the holders identified therein as set forth on Section 1.01(d) of the Company Disclosure Schedules.

“Action” means any action, suit, audit, examination, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that in no event shall any investment fund or portfolio company controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Aggregate Fully Diluted Company Shares” means, without duplication as of immediately prior to the Share Subdivision, the sum of (i) the aggregate number of Pre-Subdivision Shares that are issued and outstanding, excluding (x) all Pre-Subdivision Shares held by the Company RSU Trust HoldCo which have not been allocated to or otherwise do not correspond to any Company RSU and (y) all outstanding Pre-Subdivision Shares and outstanding Company RSUs that have been issued in connection with the Interim Investments, and (ii) the aggregate number of Pre-Subdivision Shares that have not been issued but are issuable upon the exercise, exchange or conversion of all Company Convertible Securities or that are issuable in connection with any Transaction Financing (of which, the number of Pre-Subdivision Shares that are issuable upon the exercise, exchange or conversion of any options or warrants shall be calculated using the treasury stock method of accounting).

“Anti-Corruption Laws” means those laws relating to anti-bribery, anti-corruption (governmental or commercial), anti-money laundering, and associated recordkeeping and internal controls which may apply to the business and dealings of (i) the Company, (ii) its Subsidiaries, (iii) any Representatives of the Company and its Subsidiaries, including, without limitation, laws that prohibit the payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee, commercial entity or any other person to obtain an improper or undue business advantage. Anti-Corruption Laws include, without limitation, the FCPA, the UK Bribery Act 2010, the Criminal Law of the PRC, the Anti-Monopoly Law of the PRC and the Anti-Unfair Competition Law of the PRC, as amended, the Proceeds of Crime Act (as revised) of the Cayman Islands, the Terrorism Act (as revised) of the Cayman Islands and all applicable national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means all applicable PRC and U.S. anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency relating to anti-money laundering or countering terrorist financing.

“Available SPAC Cash” mean an amount equal to the sum of (i) the amount of cash available in the Trust Account following the SPAC Extraordinary General Meeting, after deducting the amount required to satisfy the SPAC Shareholder Redemption Amount (prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Company Transaction Expenses or SPAC Transaction Expenses, as contemplated by Section 11.05), plus (ii) the Capital Raise Proceeds.

“Base Equity Value” means $2,500,000,000.

“Business Combination” has the meaning ascribed to such term in the SPAC A&R M&AA.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the Cayman Islands, New York, Hong Kong, the PRC, Taiwan or Singapore are authorized or required by Law to be closed for business.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cayman Dissent Rights” means the right of each SPAC Shareholder to dissent in respect of the Merger pursuant to Section 238 of the Cayman Companies Act.

“CEHK Warrant” means the warrant to purchase Company Pre-Subdivision Preferred Shares held by China Equities HK Limited (“CEHK”).

“Code” means the Internal Revenue Code of 1986, as amended.

“Capital Raise Proceeds” means the aggregate amount of gross proceeds actually received by the Company from any Transaction Financing or any other financing of the Company mutually agreed by the Company and SPAC prior to or at the Closing or the valid termination of this Agreement, whichever is earlier (before deducting any Transaction Financing Expense, and excluding any amounts attributable to original issue or similar discounts).

“Company Award” means a Company Option, Key Executive Option, Company RSU and Key Executive RSU.

“Company Class A Ordinary Shares” means Class A ordinary shares, with par value and other terms as further described in the Listing A&R M&AA.

“Company Class B Ordinary Shares” means Class B ordinary shares, with par value and other terms as further described in the Listing A&R M&AA.

“Company Convertible Securities” means, collectively, the Company Awards, the Amended 2020 Convertible Notes, the Amended 2021 Convertible Notes, the 2022 Convertible Notes, the 2022 Major Investor Convertible Notes (to the extent holders of such 2022 Major Investor Convertible Notes elect to convert the principal amount of the 2022 Major Investor Convertible Notes into Company Pre-Subdivision Ordinary Shares in accordance with the terms and conditions therein), and any other options, warrants, or rights to subscribe for or purchase any share capital of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any share capital of the Company and any other similar Equity Securities of the Company (including the Company Options, Key Executive Options, Company RSUs and Key Executive RSUs); provided that Company Convertible Securities shall not include the 2020 Convertible Notes, the 2021 Convertible Notes, the 2022 Major Investor Convertible Notes (to the extent holders of such 2022 Major Investor Convertible Notes do not elect to convert the principal amount of the 2022 Major Investor Convertible Notes into Company Pre-Subdivision Ordinary Shares in accordance with the terms and conditions therein), or the CEHK Warrant, for the avoidance of doubt, in each case, to the extent not amended and converted prior to Closing.

“Company Disclosure Schedules” mean the disclosure schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement.

“Company Incentive Plan” means the Asia Innovations Group Limited Share Incentive Plan, as may be amended, supplemented or otherwise modified in accordance with its terms from time to time.

“Company IT Systems” means all Software, computer servers and hardware, computer systems and networks, electronic record keeping systems, software interfaces, applications information technology platforms, automated computing processes and peripherals that are owned, outsourced or used by the Company or any of its Subsidiaries in the conduct of their business.

“Company Option” means all options outstanding immediately prior to the Share Subdivision to purchase any Pre-Subdivision Shares pursuant to the Company Incentive Plan or otherwise that are held by employees of the Company and administered through the trust established pursuant to the Trust Deed Constituting Silver Soar Trust, dated October 30, 2020, between the Company, as settlor, and Company Option Trustee, as original trustee, other than Key Executive Options.

“Company Option Trustee” means Trident, in its capacity as trustee pursuant to the Trust Deed Constituting Silver Soar Trust, dated October 30, 2020, between the Company, as settlor, and Trident, as original trustee.

“Company Ordinary Shares” means the Company Class A Ordinary Shares and the Company Class B Ordinary Shares.

“Company Pre-Subdivision Ordinary Share” means an ordinary share, par value $0.00001 each, of the Company.

“Company Pre-Subdivision Preferred Shares” means the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series B-1 Preferred Shares, the Company Series B-2 Preferred Shares, the Company Series B-3 Preferred Shares, and the Company Series B-4 Preferred Shares.

“Company RSU” means all restricted share units outstanding immediately prior to the Share Subdivision to acquire Pre-Subdivision Shares issued pursuant to an award granted under the Company Incentive Plan, other than Key Executive RSUs.

“Company RSU Trust” means the trust established pursuant to the Trust Deed Constituting Rosy Lead Trust, dated October 30, 2020, between the Company, as settlor, and Company RSU Trustee, as original trustee.

“Company RSU Trustee” means Trident, in its capacity as trustee pursuant to the Trust Deed Constituting Rosy Lead Trust, dated October 30, 2020, between the Company, as settlor, and Trident, as original trustee.

“Company RSU Trust HoldCo” means Rosy Lead International Limited, a limited liability company incorporated under the Laws of the British Virgin Islands, as established by the Company RSU Trustee to hold assets of the Company RSU Trust.

“Company Series A Preferred Share” means a series A preferred share, par value $0.00001, of the Company.

“Company Series B Preferred Share” means a series B preferred share, par value $0.00001, of the Company.

“Company Series B-1 Preferred Share” means a series B-1 preferred share, par value $0.00001, of the Company.

“Company Series B-2 Preferred Share” means a series B-2 preferred share, par value $0.00001, of the Company.

“Company Series B-3 Preferred Share” means a series B-3 preferred share, par value $0.00001, of the Company.

“Company Series B-4 Preferred Share” means a series B-4 preferred share, par value $0.00001, of the Company.

“Company Shareholder Approval” means the vote or written consents of the Company Shareholders required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Organizational Documents of the Company.

“Company Shareholders” means the holders of issued and outstanding Pre-Subdivision Shares as of any determination time prior to the Recapitalization (or the holders of issued and outstanding Company Ordinary Shares immediately after the Recapitalization and immediately prior to the consummation of any Transaction Financing, and the Effective Time).

“Company Software” means Software for which the underlying Intellectual Property is Owned Intellectual Property.

“Company Transaction Expenses” means without duplication, all unpaid fees, costs and expenses incurred by or on behalf of, and that are due and payable (and not expressly allocated to the SPAC pursuant to the terms of this Agreement or any Transaction Agreement) by, the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants and other advisors and service providers payable by the Company or any of its Subsidiaries that are incurred pursuant to consummation of the Transactions, (ii) fifty percent (50%) of the filing fees incurred in connection with making any filings with Governmental Authorities under Section 8.01, (iii) fifty percent (50%) of the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus under Section 8.02, (iv) fifty percent (50%) of all fees of the applicable Stock Exchange in connection with the application to list and the listing of the Company Class A Ordinary Shares and (v) any other fees, costs and expenses that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Agreement.

“Company Transaction Proposals” means, unless otherwise agreed upon, (i) the approval and authorization of this Agreement, (ii) the adoption of the Listing A&R M&AA, (iii) the approval of the Recapitalization, including the Share Subdivision, (iv) the adoption and approval of the Equity Plan, (v) the approval of the increase of the authorized share capital in connection with the adoption and approval of the Listing A&R M&AA, (vi) the approval and authorization of the Merger, (vii) the approval of the issuance of any Equity Securities of the Company pursuant to any Transaction Financing, if applicable, (viii) the election of directors to the Company Board in accordance with Section 8.10 and the approval of entry into customary indemnification agreements with the directors of the Company, (ix) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, and (x) the adoption and approval of each other proposal that the applicable Stock Exchange or the SEC (or its staff members) indicates is necessary in connection with the Company’s application to list and the listing of the Company Class A Ordinary Shares.

“Company Warrants” means warrants to purchase Company Class A Ordinary Shares on the terms and conditions set forth in the Amended and Restated Warrant Agreement.

“Competition Authorities” means the Governmental Authorities that enforce Competition Laws.

“Competition Laws” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any legally binding written contracts, agreements, licenses, subcontracts, leases, subleases, franchise and other commitments.

“Control Documents” means, collectively, the Minerva Control Documents, the Yunzhilian Control Documents and the Taiwan Control Documents.

“Convertible Notes Adjustment Amount” means the aggregate principal amount of any 2020 Convertible Notes and any 2021 Convertible Notes, the holders of which fail to enter into any amendment to such 2020 Convertible Notes or 2021 Convertible Notes, as applicable, pursuant to Section 8.12, which are expected to remain outstanding following the Effective Time.

“Copyleft License” means any license that requires the Company, as a condition of use, the modification and/or distribution, conveyance or availability of software subject to such license, (i) to make Company Software publicly available in source code form, (ii) to license Company Software to third parties for the purpose of preparing derivative works, or (iii) to permit (other than such action that would be legally permitted) third parties to reverse-engineer, reverse-assemble, or disassemble Company Software.

“COVID-19” means coronavirus disease 2019 (Covid-19), and any evolutions or variants thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to COVID-19, or any change in such Law, directive, guideline, recommendation or interpretation thereof (including the CARES Act).

“Data Security Requirements” means all of the following, to the extent relating to privacy, information security, security breach notification requirements, data privacy, data protection or data security, and to the extent applicable to the Company or any of its Subsidiaries, the conduct of their businesses, any Company IT Systems, or any Personal Information Processed by or on behalf of the Company or any of its Subsidiaries: (i) applicable Laws, including Laws related to data privacy, data protection or data security; (ii) the Company’s and each of its Subsidiary’s respective rules, policies, and procedures; (iii) mandatory industry standards, requirements of self-regulatory bodies, and codes of conduct with which the Company or any of its Subsidiaries has represented compliance; and (iv) Contracts with which the Company or any of its Subsidiaries is bound.

“Dissenting SPAC Shares” means SPAC Shares that are (i) issued and outstanding immediately prior to the Effective Time, and (ii) held by SPAC Shareholders who have validly exercised their Cayman Dissent Rights (and not waived, withdrawn or failed to perfect such rights).

“Dissenting SPAC Shareholders” means holders of Dissenting SPAC Shares.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and, solely to the extent related to exposure to Hazardous Materials, public or worker health and safety, or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares of capital, registered capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, notes, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Fee Arrangement” means that certain arrangement of fees payable by SPAC as described in Section 5.07 of the SPAC Disclosure Schedule.

“GAAP” means the accounting principles generally accepted in the United States of America.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned or -controlled entities, or of a public organization or any individual acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, interagency committee, legislative, judicial, regulatory, arbitral, or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Heat Wave” means Heat Wave Media Co., Ltd. (熱浪新媒體股份有限公司), a company limited by shares incorporated under the Laws of Taiwan.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (c), and (e) all Indebtedness of another Person referred to in clauses (a) through (d) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property rights anywhere in the world, including: (i) issued patents, patent applications, invention disclosures and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans and other source identifiers, pending applications therefor, social and mobile media identifiers and internet domain names, together with the goodwill symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software, database and other works of authorship; and (iv) trade secrets, know-how, methods, processes, data, specifications, formulae, algorithms, and other confidential or proprietary information.

“Interim Investments” means, collectively, (i) the transaction set forth on Section 6.01 of the Company Disclosure Schedule and (ii) all other transactions permitted by Section 6.01(r)(iii) hereof that are operating profit accretive to the Company.

“JOBS Act” means the United States Jumpstart Our Business Startups Act of 2012.

“Key Executive” means each of Mr. Andy Tian and Mr. Yun Ouyang.

“Key Executive Option” means all options outstanding immediately prior to the Share Subdivision to purchase any Pre-Subdivision Shares pursuant to the Company Incentive Plan or otherwise that are held by a Key Executive and administered through the trust established pursuant to the Trust Deed Constituting Silver Soar Trust, dated October 30, 2020, between the Company, as settlor, and Company Option Trustee, as original trustee.

“Key Executive RSU” means all restricted share units outstanding immediately prior to the Share Subdivision to acquire Pre-Subdivision Shares issued pursuant to an award granted under the Company Incentive Plan or otherwise that are held by a Key Executive and administered through the trust established pursuant to the Trust Deed Constituting Rosy Lead Trust, dated October 30, 2020, between the Company, as settlor, and Company RSU Trustee, as original trustee.

“Knowledge” as used in the phrases “to the Knowledge of the Company” and “to the Company’s Knowledge” or phrases of similar import means the actual knowledge of the individuals listed on Section 1.01(e) of the Company Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports; and as used in the phrases “to the Knowledge of SPAC” and “to SPAC’s Knowledge” or phrases of similar import means the actual knowledge of the individuals listed on Section 1.01(a) of the SPAC Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, charge, deed of trust, pledge, license, covenant not to sue, option, right of first refusal, offer or negotiation, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“Material Adverse Effect” means an effect, development, circumstance, fact, change or event that has a material adverse effect on (x) the Company and its Subsidiaries, their respective businesses and assets, or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole or (y) the ability of the Company and its Subsidiaries to consummate the Transactions; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19 and any COVID-19 Measures), (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries; (f) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (g) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (h) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (i) any action taken by SPAC or its Affiliates; or (j) any action taken or not taken at the written request of SPAC or any matter to which SPAC has consented in writing; provided, further, that any effect referred to in clauses (a), (b), (c), (d), (f), or (g) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate.

“Minerva Beijing” means Minerva (Beijing) Technology Co., Ltd. (米奈瓦（北京）科技有限公司), a limited liability company incorporated under the Laws of the PRC.

“Minerva Entertainment” means Minerva Entertainment (Beijing) Technology Co., Ltd. (米奈瓦互娱（北京）科技有限公司), a limited liability company incorporated under the Laws of the PRC.

“Minerva Control Documents” means the agreements entered into from time to time that provide to Minerva Beijing exclusive contractual control over Minerva Entertainment and its Subsidiaries and allow the Company to consolidate one hundred percent (100%) of the financial statements of Minerva Entertainment and its Subsidiaries with those of the Company for financial reporting purpose under GAAP, including the following contracts and documents (each as amended, supplemented, restated or replaced from time to time) collectively: (i) an Exclusive Consultancy and Service Agreement (《独家咨询与服务协议》) entered into by and between Minerva Beijing and Minerva Entertainment as of December 7, 2021; (ii) an Exclusive Call Option Agreement (《独家购买权协议》) entered into by and among Minerva Beijing, Minerva Entertainment and the equity holders of Minerva Entertainment as of December 7, 2021; (iii) a Proxy Agreements and Power of Attorney (《授权委托协议》) entered into by and among Minerva Beijing, Minerva Entertainment and the equity holders of Minerva Entertainment as of December 7, 2021; (iv) an Equity Pledge Agreement (《股权质押协议》) entered into by and among Minerva Beijing, Minerva Entertainment and the equity holders of Minerva Entertainment as of December 7, 2021; and (v) a Letter of Consent (《同意函》) executed and issued by the spouse of applicable equity holder of Minerva Entertainment, Yuli Zhao (赵于莉), as of December 7, 2021.

“NYSE” means the New York Stock Exchange.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation). “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permit” means any permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) leases, subleases and similar agreements with respect to the Leased Company Real Property, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (vi) Liens (except with respect to Intellectual Property) that are not material to the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet of the Company (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the Most Recent Balance Sheet of the Company), (ix) Liens securing any indebtedness of the Company or its Subsidiaries (including pursuant to existing credit facilities), (x) Liens arising under applicable Securities Laws, and (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity.

“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind or nature.

“Personal Information” means any data or information that is defined under any Privacy Laws and/or Data Security Requirements as “personal information”, “personal data”, “personally identifiable information”, “protected health information”, “sensitive personal information” or a similar term, including any such data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or device.

“PRC” means the People’s Republic of China, but for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Pre-Subdivision Shares” means the Company Pre-Subdivision Ordinary Shares and the Company Pre-Subdivision Preferred Shares (as-converted to Company Pre-Subdivision Ordinary Share at a one-to-one conversion ratio).

“Privacy Laws” means any applicable Laws relating to the privacy, collection, use, access, processing, protection, security, cross-border transfer, deletion or disclosure of Personal Information, data breach notifications, website and mobile application privacy policies, email, text messages, or telephone communications, in each case, with respect to Personal Information.

“Privacy Policies” means all policies, notices and statements issued or published from time to time by or on behalf of the Company, whether externally or internally, regarding the privacy, collection, use, access, processing, protection, security, deletion or disclosure of Personal Information by, or on behalf of, the Company.

“Redeeming SPAC Shares” means SPAC Class A Shares in respect of which the applicable holder thereof has validly exercised his, her or its SPAC Shareholder Redemption Right.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Company Class A Ordinary Shares.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person.

“Sanctioned Country” means, at any time, any country or region that is the target of a country-wide or territory-wide embargo under Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any individual or entity that is the target of Sanctions Laws, including: (i) any Person listed on any sanctions-related list of designated Persons maintained by the OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, and Member State of the European Union, or the United Kingdom or any competent sanctions authority; (ii) any Person organized, resident in, or operating from a Sanctioned Country; (iii) the government of a Sanctioned Country or the Government of Venezuela; or (iv) any Person fifty percent (50%) or greater owned by, directly or indirectly, or otherwise controlled by, or acting for or on behalf of, a Person described in (i) - (iii).

“Sanctions Laws” means those trade, economic and financial sanctions or trade embargoes administered, enacted or enforced from time to time by (i) the U.S. government (including those administered by OFAC or the U.S. Department of State), (ii) the European Union, any European Union Member State, (iii) the United Kingdom, (iv) the United Nations Security Council, or (v) any other competent sanctions authority.

“Schedules” means, collectively, the Company Disclosure Schedules and the SPAC Disclosure Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Security Incident” means any unauthorized access, use, loss, disclosure, alteration, destruction, compromise, modification, or other unauthorized processing of data (including Personal Information) in the Company’s and its Subsidiaries’ possession and control or unauthorized access to the Company IT Systems.

“Software” means (i) software of any type, including computer programs, applications, middleware, software development kits, libraries, tools, interfaces, firmware, compiled or interpreted programmable logic, objects, bytecode, machine code, games, software implementations of algorithms, models and methodologies, in each case, whether in source code or object code form, and (ii) documentation related to any of the foregoing.

“SPAC A&R M&AA” means SPAC’s Amended and Restated Memorandum and Articles of Association adopted by special resolution passed on March 22, 2021 and effective on March 22, 2021.

“SPAC Class A Shares” means Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Shares” means Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement.

“SPAC Private Placement Warrants” means the warrants included within the private placement units sold by SPAC in a private placement effected at the time of SPAC’s initial public offering (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.

“SPAC Public Warrants” means the warrants sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.

“SPAC Organizational Documents” means the Organizational Documents of SPAC, as amended and/or restated (where applicable).

“SPAC Shareholder” means any holder of SPAC Shares.

“SPAC Shareholder Approval” means the vote or written resolutions of the SPAC Shareholders required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Law and the SPAC A&R M&AA.

“SPAC Shareholder Extension Approval” means the vote or written resolutions of the SPAC Shareholders required to approve the Extension Proposal, as determined in accordance with applicable Law and the SPAC A&R M&AA.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Shareholder Redemption Rights that have been validly exercised by the holders of SPAC Class A Shares.

“SPAC Shareholder Redemption Right” means the right of the holders of SPAC Shares to redeem all or a portion of their SPAC Shares (in connection with the Transactions, any amendment to the SPAC Organizational Documents to extend the date by which SPAC must consummate its initial Business Combination, or otherwise) as set forth in the SPAC Organizational Documents and the Trust Agreement.

“SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Transaction Expenses” means, without duplication and as modified by the Fee Arrangement, all fees, costs and expenses paid or payable (whether contingent or otherwise) by SPAC in connection with the negotiation, preparation and/or execution of this Agreement and/or the other Transaction Agreements, the performance and/or compliance with any Transaction Agreement and/or condition contained herein or therein to be performed or complied with, and/or the consummation of the Transactions, and/or any other initial Business Combination transactions, including, (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions) paid or payable by SPAC, (ii) fifty percent (50%) of the filing fees incurred in connection with making any filings with Governmental Authorities under Section 8.01, (iii) fifty percent (50%) of the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus under Section 8.02, (iv) fifty percent (50%) of all fees of the applicable Stock Exchange in connection with the application to list and the listing of the Company Class A Ordinary Shares, and (v) any unpaid Working Capital Loans.

“SPAC Transaction Proposals” means, unless otherwise agreed upon, (i) the adoption and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, (ii) the adoption of the amended and restated memorandum and articles of association which shall become effective at the Effective Time, (iii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of SPAC to match the authorized share capital of Merger Sub), (iv) the adoption and approval of a proposal for the adjournment of the SPAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (v) the adoption and approval of each other proposal that the applicable Stock Exchange or the SEC (or its staff members) indicates to be necessary in its comments to the Proxy Statement or in correspondence related thereto.

“SPAC Units” means the units of SPAC sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) each consisting of one SPAC Class A Share and one-half of one SPAC Public Warrant.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Sponsor” means Magnum Opus Holdings LLC, a Cayman Islands limited liability company.

“Stock Exchange” means NYSE or The Nasdaq Stock Market.

“Subdivision Factor” means a number resulting from dividing (i) the result of (x) the quantity of (1) the Base Equity Value minus (2) the Convertible Notes Adjustment Amount divided by (3) $10.00, minus (y) the aggregate number of SPAC Class A Shares entitled to receive Merger Consideration pursuant to Section 3.08(c) of this Agreement (assuming for these purposes that the SPAC Class B Conversion, as may be modified by the Sponsor Lock-Up and Support Agreement, has already occurred), by (ii) the Aggregate Fully Diluted Company Shares.

“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Taiwan” means the islands of Taiwan.

“Taiwan Control Documents” means the agreements entered into from time to time that provide to Company exclusive contractual control over Heat Wave and its Subsidiaries and allow the Company to consolidate one hundred percent (100%) of the financial statements of Heat Wave and its Subsidiaries with those of the Company for financial reporting purpose under GAAP, including the following contracts and documents (each as amended, supplemented, restated or replaced from time to time) collectively: (i) a certain master exclusive consultancy and service agreement (《獨家諮詢與服務協議》) entered into by and between the Company and Heat Wave as of December 14, 2020; (ii) a certain exclusive option agreement (《獨家購買權協議》) entered into by and among the Company, Heat Wave and the equity holders of Heat Wave as of December 14, 2020; (iii) certain proxy agreements and Power of Attorney (《授權委託協議》) entered into by and among the Company, Heat Wave and the equity holders of Heat Wave as of December 14, 2020; (iv) a certain equity pledge agreement (《股權質押協議》) entered into by and among the Company, Heat Wave, and the equity holders of Heat Wave as of December 14, 2020; (v) a certain loan agreement (《借貸協議》) entered into by and among the Company and the equity holders of Heat Wave as of December 14, 2020; and (vi) a certain letter of consent (《同意函》) executed and issued by the spouse of applicable equity holder of Heat Wave, Yun Ouyang (歐陽雲), as of December 14, 2020.

“Tax” means any and all direct or indirect federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security and related contributions or national health insurance), ad valorem, transfer, franchise, license, lease, service, service use, withholding, recapture, net worth, escheat and unclaimed property obligations, environmental, excise, severance, stamp, occupation, unemployment, inventory premium, personal property, real property, capital stock, capital share, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, commodity tax or other tax, fees, levies or like assessment or charge in the nature of a tax, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trade Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government; and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country.

“Transaction Agreements” means this Agreement, the Sponsor Lock-Up and Support Agreement, the Company Shareholder Voting Agreements, any Transaction Financing Agreements, the Registration Rights Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Financing Expenses” means any fees and expenses incurred or payable in connection with any Transaction Financing or any other financing mutually agreed by the Company and SPAC prior to the Closing or the valid termination of this Agreement, whichever is earlier, including any commission or other fees payable to any placement agent, fees payable to legal or financial advisors and auditors and any other customary fees and disbursements.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trident” means Trident Trust Company (HK) Limited.

“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and the Trustee, dated as of March 23, 2021.

“Trustee” means Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Xingyunzhi” means Xingyunzhi Network Technology (Beijing) Co., Ltd. (行云智网络科技（北京）有限公司), a limited liability company incorporated under the Laws of the PRC.

“Yunzhilian” means Yunzhilian Network Technology (Beijing) Co., Ltd. (云智联网络科技（北京）有限公司), a limited liability company incorporated under the Laws of the PRC.

“Yunzhilian Control Documents” means the agreements entered into from time to time that provide to Xingyunzhi exclusive contractual control over Yunzhilian and its Subsidiaries and allow the Company to consolidate one hundred percent (100%) of the financial statements of Yunzhilian and its Subsidiaries with those of the Company for financial reporting purpose under GAAP, including the following contracts and documents (each as amended, supplemented, restated or replaced from time to time) collectively: (i) a Restated and Amended Exclusive Consultancy and Service Agreement (《经修订与重述的独家咨询与服务协议》) entered into by and between Xingyunzhi and Yunzhilian as of December 14, 2020; (ii) a Restated and Amended Exclusive Call Option Agreement (《经修订与重述的独家购买权协议》) entered into by and among Xingyunzhi, Yunzhilian and the equity holders of Yunzhilian as of December 14, 2020; (iii) a Proxy Agreements and Power of Attorney (《授权委托协议》) entered into by and among Xingyunzhi, Yunzhilian and the equity holders of Yunzhilian as of December 14, 2020; (iv) a Restated and Amended Equity Pledge Agreement (《经修订与重述的股权质押协议》) entered into by and among Xingyunzhi, Yunzhilian and the equity holders of Yunzhilian as of December 14, 2020; and (v) a Letter of Consent (《同意函》) executed and issued by the spouse of applicable equity holder of Yunzhilian, Yun Ouyang (欧阳云), as of December 14, 2020.

Section 1.02        Construction.

(a)               Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”, and (viii) the words “shall” and “will” have the same meaning.

(b)               Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c)               Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d)               The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e)               Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)                The phrases “provided to SPAC or its Representatives,” “delivered to SPAC or its Representatives”, “furnished to SPAC or its Representatives,” “made available to SPAC or its Representatives” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to SPAC no later than 11:59 p.m. (Hong Kong time) on the day prior to the date of this Agreement by delivery to SPAC or its legal counsel via electronic mail or hard copy form or posted in the electronic data site managed by the Company at https://dataroom.asiainnovations.com and made accessible to SPAC or its legal counsel.

(g)               References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h)               All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.03        Table of Defined Terms

Term	Section
“Agreement”	Preamble
“Alternative Transaction Proposal”	Section 8.05(a)
“Amended 2020 Convertible Notes”	Section 8.12
“Amended 2021 Convertible Notes”	Section 8.12
“Amended and Restated Warrant Agreement”	Section 8.08
“Business Combination Deadline”	Section 8.04
“Cayman Companies Act”	Recitals
“CBA”	Section 4.12(a)(v)
“Closing”	Section 3.02
“Closing Company Audited Financial Statements”	Section 6.06
“Closing Date”	Section 3.02
“Closing Press Release”	Section 8.07(c)
“Company”	Preamble
“Company Benefit Plan”	Section 4.13(a)
“Company Board”	Recitals
“Company Employees”	Section 4.13(a)
“Company Extraordinary General Meeting”	Section 8.11(a)
“Company Financial Statements”	Section 4.08(a)
“Company Meeting Change”	Section 8.11(b)
“Company Permits”	Section 4.11
“Company Post-Closing Group”	Section 11.18(a)
“Company Real Property”	Section 4.17(b)
“Company Shareholder Voting Agreement”	Recitals
“Company Termination Payment Amount”	Section 10.02(a)
“Company Transaction Expense Statement”	Section 3.10
“Confidentiality Agreement”	Section 11.09
“Continental”	Section 8.08
“D&O Indemnitees”	Section 7.01(a)
“D&O Tail”	Section 7.01(b)
“Designated Person”	Section 11.17(a)
“Effective Time”	Section 3.02
“Enforceability Exceptions”	Section 4.03
“Equity Plan”	Recitals
“Equity Pledge Registration”	Section 2.02(b)
“ERISA”	Section 4.13(a)
“Exchanged Key Executive Options”	Section 2.02(b)
“Exchanged Options”	Section 2.02(a)
“Excluded Share”	Section 3.08(e)
“Existing D&O Arrangements”	Section 7.01(a)
“Existing Representation”	Section 11.17(a)
“Extension Proposal”	Section 8.04
“Extension Proxy Statement”	Section 8.04
“Federal Securities Laws”	Section 5.08(a)
“Financial Statements”	Section 4.08(a)
“Interim Financial Statements”	Section 4.08(a)

Term	Section
“Interim Period”	Section 6.01
“Leased Company Real Property”	Section 4.17(b)
“Leases”	Section 4.17(b)
“Listing A&R M&AA”	Recitals
“Merger Consideration”	Section 3.08(c)
“Merger”	Recitals
“Merger Sub”	Preamble
“Merger Sub Shares”	Section 3.08(e)
“Most Recent Balance Sheet”	Section 4.08(a)
“Non-Recourse Party”	Section 11.14
“Officers”	Section 8.10(a)
“Party”	Preamble
“Plan of Merger”	Section 3.03
“PIIA”	Section 4.13(c)
“Post-Closing Group”	Section 11.17(a)
“Post-Closing Matters”	Section 11.17(a)
“Post-Closing Representations”	Section 11.17(a)
“Pre-Closing Designated Persons”	Section 11.17(b)
“Pre-Closing Privileges”	Section 11.17(b)
“Prior Counsel”	Section 11.17(a)
“Privileged Materials”	Section 11.17(c)
“Proxy Statement”	Section 8.02(a)
“Proxy Statement/Prospectus”	Section 8.02(a)
“Recapitalization”	Section 2.01(f)
“Registration Rights Agreement”	Recitals
“Rollover Key Executive RSU”	Section 2.02(d)
“Rollover RSU”	Section 2.02(c)
“Sarbanes-Oxley Act”	Section 5.08(a)
“SEC Reports”	Section 5.08(a)
“Share Subdivision”	Section 2.01(c)
“SPAC”	Preamble
“SPAC Board”	Recitals
“SPAC Board Recommendation”	Section 5.02(c)
“SPAC Class B Conversion”	Section 3.08(a)
“SPAC Extraordinary General Meeting”	Section 8.03(a)
“SPAC Impairment Effect”	Section 5.01
“SPAC Meeting Change”	Section 8.03(b)
“SPAC Permits”	Section 5.09
“SPAC Related Party”	Section 5.15
“SPAC Termination Statement”	Section 10.02(a)
“SPAC Transaction Expense Statement”	Section 3.10
“Specified Contracts”	Section 4.12(a)
“Specified Company Representations”	Section 9.02(a)(i)
“Specified SPAC Representations”	Section 9.03(a)(i)

Term	Section
“Sponsor Designated Person”	Section 11.18(a)
“Sponsor Existing Representation”	Section 11.18(a)
“Sponsor Lock-Up and Support Agreement”	Recitals
“Sponsor Post-Closing Matter”	Section 11.18(a)
“Sponsor Post-Closing Representation”	Section 11.18(a)
“Sponsor Pre-Closing Designated Persons”	Section 11.18(b)
“Sponsor Pre-Closing Privileges”	Section 11.18(b)
“Sponsor Prior Counsel”	Section 11.18(a)
“Sponsor Privileged Materials”	Section 11.18(c)
“Surviving Company”	Section 3.01
“Surviving Company Shares”	Section 3.08(e)
“Surviving Provisions”	Section 10.02
“Tax Covenants”	Section 8.06(a)
“Termination Date”	Section 10.02(a)(i)
“Transaction Expense Statement”	Section 3.10
“Transaction Filings”	Section 8.02(a)
“Transaction Financing”	Section 8.09
“Transaction Financing Investors”	Section 8.09
“Transaction Financing Agreement”	Section 8.09
“Transaction Litigation”	Section 8.01(d)
“Transactions”	Recitals
“Transfer Agent”	Section 3.09(a)
“Trust Account”	Section 5.06
“Unit Separation”	Section 3.08(b)
“Unanimous Written Consent”	Section 8.11(a)

Article II
PRE-CLOSING TRANSACTIONS; SHARE SUBDIVISION; recapitalization

Section 2.01        Pre-Closing Transactions; Share Subdivision. On the Closing Date, immediately prior to the Effective Time, the following actions shall take place or be effected (in the order set forth in this Section 2.01):

(a)               the Listing A&R M&AA shall be adopted and become effective;

(b)               all Amended 2020 Convertible Notes, Amended 2021 Convertible Notes, 2022 Convertible Notes, and 2022 Major Investor Convertible Notes (to the extent holders of such 2022 Major Investor Convertible Notes elect to so convert) that are outstanding immediately prior to the Share Subdivision shall be converted into Company Pre-Subdivision Ordinary Shares in accordance with the respective terms and conditions therein;

(c)               (i) each Pre-Subdivision Share that is issued and outstanding immediately prior to the Share Subdivision (excluding any such Company Pre-Subdivision Ordinary Shares held by the Key Executives) shall be subdivided into a number of Company Class A Ordinary Shares equal to the Subdivision Factor and re-designated as Company Class A Ordinary Shares, if applicable, and (ii) each Pre-Subdivision Share that is issued and outstanding immediately prior to the Share Subdivision and held by the Key Executives shall be subdivided into a number of Company Class B Ordinary Shares equal to the Subdivision Factor and re-designated as Company Class B Ordinary Shares, if applicable (the transactions contemplated by clauses (i) and (ii), the “Share Subdivision”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Subdivision, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number (with one-half being rounded upward);

(d)               each Company Option, Key Executive Option, Company RSU and Key Executive RSU shall be converted pursuant to Section 2.02;

(e)               the CEHK Warrant shall be amended in accordance with the terms therein to provide that the amended CEHK Warrant is exercisable for the number of Company Class A Ordinary Shares that CEHK would have received if the CEHK Warrant had been exercised immediately prior to the Recapitalization;

(f)                any other equity awards of the Company and any other Company Convertible Securities, in each case, issued and outstanding immediately prior to the Share Subdivision, shall be adjusted to give effect to the foregoing transactions; provided that, from and after the Effective Time, in accordance with the terms of the 2020 Convertible Notes, 2021 Convertible Notes and 2022 Major Investor Convertible Notes (to the extent holders of such 2022 Major Investor Convertible Notes do not elect to convert such 2022 Major Investor Convertible Notes in connection with the Transactions), the Company shall continue to perform all of the Company’s obligations under any outstanding 2020 Convertible Notes, 2021 Convertible Notes and 2022 Major Investor Convertible Notes, including the Company’s payment obligations and obligations upon conversion of any such 2020 Convertible Notes, 2021 Convertible Notes and 2022 Major Investor Convertible Notes into the Equity Securities of the Company following the Closing (clauses (a) through (f), the “Recapitalization”).

(g)               Subject to and without limiting anything contained in Section 6.01, the Subdivision Factor shall be adjusted to reflect appropriately the effect of any permitted stock or share subdivision, reverse share subdivision, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Pre-Subdivision Shares or Company Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Pre-Subdivision Shares or Company Ordinary Shares occurring on or after the date hereof and prior to the Closing Date. For reference purposes only, an illustrative calculation of the Share Subdivision is set forth on Exhibit E hereto.

Section 2.02        Treatment of Stock-Based Awards.

(a)               Each Company Option, whether vested or unvested, shall be converted into an option to purchase a number of Company Class A Ordinary Shares (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of Pre-Subdivision Shares subject to such Company Option immediately prior to the Share Subdivision and (y) the Subdivision Factor, at an exercise price per Company Class A Ordinary Share (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Class A Ordinary Share of such Company Option immediately prior to the Share Subdivision divided by (B) the Subdivision Factor; provided, however, that, to the extent applicable, the exercise price and the number of Company Class A Ordinary Shares purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with remaining exempt from the requirements of Section 409A of the Code and Section 457A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of Company Class A Ordinary Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that, except as specifically provided above, following the Share Subdivision, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Share Subdivision and shall continue to be administered by the Company Option Trustee for the benefit of the applicable grantee of the corresponding former Company Option immediately prior to the Share Subdivision.

(b)               Each Key Executive Option, whether vested or unvested, shall be converted into an option to purchase a number of Company Class B Ordinary Shares (such option, an “Exchanged Key Executive Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of Pre-Subdivision Shares subject to such Key Executive Option immediately prior to the Share Subdivision and (y) the Subdivision Factor, at an exercise price per Company Class B Ordinary Share (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Class B Ordinary Share of such Key Executive Option immediately prior to the Share Subdivision divided by (B) the Subdivision Factor; provided, however, that, to the extent applicable, the exercise price and the number of Company Class B Ordinary Shares purchasable pursuant to the Exchanged Key Executive Options shall be determined in a manner consistent with remaining exempt from the requirements of Section 409A of the Code and Section 457A of the Code; provided, further, that in the case of any Exchanged Key Executive Option to which Section 422 of the Code applies, the exercise price and the number of Company Class B Ordinary Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that, except as specifically provided above, following the Share Subdivision, each Exchanged Key Executive Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Key Executive Option immediately prior to the Share Subdivision and shall continue to be administered by the Company Option Trustee for the benefit of the applicable Key Executive who was the grantee of the corresponding former Company Option immediately prior to the Share Subdivision.

(c)               Each Company RSU, whether vested or unvested, shall cease to represent the right to acquire Pre-Subdivision Shares and shall be canceled in exchange for a right to acquire a number of Company Class A Ordinary Shares (each, a “Rollover RSU”) equal to the product (rounded to the nearest whole number) of (x) the number of Pre-Subdivision Shares subject to such Company RSU immediately prior to the Share Subdivision and (y) the Subdivision Factor. Each Rollover RSU shall be subject to the same terms and conditions (including applicable vesting, vesting acceleration, expiration and forfeiture provisions) that applied to the corresponding Company RSU immediately prior to the Share Subdivision and the Company Class A Ordinary Shares that are issuable to the applicable grantee of the Rollover RSUs upon settlement of the Rollover RSUs shall continue to be held by the Company RSU Trust HoldCo for the benefit of the applicable grantee of the corresponding former Company RSU immediately prior to the Share Subdivision. Notwithstanding the foregoing, such conversion, including the number of Company Class A Ordinary Shares subject to any such Rollover RSU and the terms and conditions of any Rollover RSU, will, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and Section 457A of the Code.

(d)               Each Key Executive RSU, whether vested or unvested, shall cease to represent the right to acquire Pre-Subdivision Shares and shall be canceled in exchange for a right to acquire a number of Company Class B Ordinary Shares (each, a “Rollover Key Executive RSU”) equal to the product (rounded to the nearest whole number) of (x) the number of Pre-Subdivision Shares subject to such Key Executive RSU immediately prior to the Share Subdivision and (y) the Subdivision Factor. Each Rollover Key Executive RSU shall be subject to the same terms and conditions (including applicable vesting, vesting acceleration, expiration and forfeiture provisions) that applied to the corresponding Key Executive RSU immediately prior to the Share Subdivision and the Company Class B Ordinary Shares that are issuable to the applicable Key Executive upon settlement of the Rollover Key Executive RSUs shall continue to be held by the Company RSU Trust HoldCo for the benefit of the applicable Key Executive who was the grantee of the corresponding former Company RSU immediately prior to the Share Subdivision. Notwithstanding the foregoing, such conversion, including the number of Company Class B Ordinary Shares subject to any such Rollover Key Executive RSU and the terms and conditions of any Rollover Key Executive RSU, will, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and Section 457A of the Code.

(e)               From and after the Share Subdivision, the Company Incentive Plan and the Equity Securities of the Company held by the Company RSU Trust HoldCo shall remain outstanding for purposes of future awards to eligible grantees pursuant to the terms and conditions of the Company Incentive Plan (or, if applicable, the Equity Plan), subject to adjustment to reflect the Share Subdivision and other transactions contemplated by this Agreement.

(f)                The Company shall take all corporate action necessary to reserve for issuance a sufficient number of authorized and unissued Company Class A Ordinary Shares and Company Class B Ordinary Shares, as applicable, for delivery upon exercise or settlement of the Exchanged Options, Exchanged Key Executive Options, Rollover RSUs and Rollover Key Executive RSUs, as applicable, in accordance with this Section 2.02. As soon as reasonably practicable after the Effective Time, the Company shall file a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the Company Class A Ordinary Shares and Company Class B Ordinary Shares subject to such Exchanged Options, Exchanged Key Executive Options, Rollover RSUs and Rollover Key Executive RSUs, as applicable, and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Exchanged Options, Exchanged Key Executive Options, Rollover RSUs or Rollover Key Executive RSUs remain outstanding. As of the Effective Time, the Company shall be responsible for the Company Incentive Plan under which Exchanged Options, Exchanged Key Executive Options, Rollover RSUs and Rollover Key Executive RSUs will be outstanding. The Company shall ensure that, unless otherwise approved by the Company Board from time to time, all holders of all Exchanged Options, Exchanged Key Executive Options, Rollover RSUs and Rollover Key Executive RSUs continue to be subject to lock-up restrictions (pursuant to their respective award agreements or otherwise) in respect of any Company Ordinary Shares to be received or vested by any of them under such awards, of a tenor no less than the lock-up restrictions applicable to other Company Shareholders in respect of the Company Ordinary Shares to be received by them following the Recapitalization.

Article III
THE MERGER; CLOSING

Section 3.01        The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Plan of Merger and the Cayman Companies Act, Merger Sub and SPAC shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving company after the Merger (the “Surviving Company”) and as a direct, wholly-owned Subsidiary of the Company.

Section 3.02        Closing. On the terms and subject to the conditions of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis, 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two (2) Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 3.03        Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Recapitalization, SPAC and Merger Sub shall execute a plan of merger (the “Plan of Merger”) substantially in the form attached as Exhibit G hereto and shall file the Plan of Merger and other documents as required to effect the Merger pursuant to the Cayman Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Act. The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time (being not later than the ninetieth (90th) day after registration by the Registrar of Companies of the Cayman Islands) as SPAC and Merger Sub may agree and specify pursuant to the Cayman Companies Act (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 3.04        Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.

Section 3.05        Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the applicable directors, officers and members of SPAC and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 3.06        Governing Documents. At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company, until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Company in such memorandum and articles of association shall be amended to be “Asia Innovations Group” or such other name as mutually agreed to by the Company and SPAC.

Section 3.07        Directors and Officers of the Surviving Company. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 3.08        Effect of Merger on Securities of SPAC. On the terms and subject to the conditions set forth herein, at the Closing, by virtue of the Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a)               Immediately prior to the Effective Time, each SPAC Class B Share shall be automatically converted into one SPAC Class A Share in accordance with the terms of the SPAC A&R M&AA (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Share shall no longer be outstanding and shall automatically be canceled, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to such shares.

(b)               Immediately prior to the Effective Time, the SPAC Class A Shares and the SPAC Public Warrants comprising each issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall thereafter hold one SPAC Class A Share and one-half of one SPAC Public Warrant; provided that no fractional SPAC Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants. The SPAC Class A Shares and SPAC Public Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.08.

(c)               Each SPAC Class A Share (which, for the avoidance of doubt, includes the SPAC Class A Shares issued in connection with the SPAC Class B Conversion and the SPAC Class A Shares held as a result of the Unit Separation) that is issued and outstanding as of immediately prior to the Effective Time (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) (i) shall be converted automatically into, and the holder of such SPAC Class A Share shall be entitled to receive for each such SPAC Class A Share, one Company Class A Ordinary Share (for the avoidance of doubt, after giving effect to the Recapitalization) (the “Merger Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled by virtue of the Merger and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to such shares, except as expressly provided herein.

(d)               Each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Public Warrants held as a result of the Unit Separation) that is issued and outstanding immediately prior to the Effective Time shall be converted automatically into one corresponding Company Warrant exercisable for Company Class A Ordinary Shares in accordance with its terms.

(e)               Each ordinary share, par value $0.0001 per share, of Merger Sub (the “Merger Sub Shares”) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one ordinary share, par value $1.00 per share, of the Surviving Company (the “Surviving Company Shares”). The Surviving Company Shares shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(f)                Each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the Effective Time (each an “Excluded Share”), shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.

(g)               Each Dissenting SPAC Share that is issued and outstanding as of immediately prior to the Effective Time held by a Dissenting SPAC Shareholder (if any) shall no longer be outstanding and shall automatically be cancelled by virtue of the Merger and each former holder of Dissenting SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to be paid the fair value of such Dissenting SPAC Shares and such other rights as are granted by the Cayman Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Act or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting SPAC Shares under Section 238 of the Cayman Companies Act shall cease and such former SPAC Shares shall no longer be considered Dissenting SPAC Shares for purposes hereof and such holder’s former SPAC Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon.

Section 3.09        Delivery.

(a)               At the Effective Time, the Company shall deliver, or cause to be delivered, to Continental Stock Transfer & Trust Company, the transfer agent of SPAC (the “Transfer Agent”), the Merger Consideration issuable to each holder of SPAC Class A Share (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) and SPAC shall direct the Transfer Agent to exchange each such SPAC Class A Share for the Merger Consideration at the Effective Time and to update the stock transfer books of SPAC to reflect such delivery of the Merger Consideration to such holder of SPAC Class A Share. At least two (2) Business Days prior to the Effective Time, the Company shall send, or shall cause the Transfer Agent to send, to each holder of SPAC Class A Shares instructions and/or any documents as may be reasonably required for the delivery of Merger Consideration in accordance with this Section 3.09(a), and SPAC shall deliver, or cause each such holder of SPAC Class A Shares to deliver, to the Transfer Agent, such information and/or documents (including, if necessary or appropriate, a letter of transmittal) reasonably requested by the Transfer Agent, for the purpose of updating the stock transfer books of SPAC to reflect such delivery of the Merger Consideration to such holder of SPAC Class A Shares in accordance with this Section 3.09(a).

(b)               All Company Class A Ordinary Shares issued upon the exchange of SPAC Class A Shares in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Class A Shares and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Class A Shares. From and after the Effective Time, holders of SPAC Class A Shares shall cease to have any rights as shareholders of SPAC, except (i) in the case of holders of SPAC Class A Shares that are issued and outstanding as of immediately prior to the Effective Time (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares), the right to receive the Merger Consideration in exchange therefor, as provided in this Agreement, (ii) in the case of any holders of Redeeming SPAC Shares, the SPAC Shareholder Redemption Rights, and (iii) in the case of holders of Dissenting SPAC Shares, the rights provided in Section 3.08(g).

(c)               No interest will be paid or accrued on the Merger Consideration to be issued pursuant to this Article III (or any portion thereof). Except with respect to Redeeming SPAC Shares, from and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.09, each SPAC Class A Share shall solely represent the right to receive the Merger Consideration to which such SPAC Class A Share is entitled to receive pursuant to this Agreement and the Plan of Merger.

(d)               Notwithstanding anything to the contrary in this Agreement, none of the Parties or the Surviving Company shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.10        Transaction Expenses. At the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds (or through payment from cash available in the Trust Account pursuant to Section 7.03), (a) all accrued and unpaid SPAC Transaction Expenses as set forth on a written statement (the “SPAC Transaction Expense Statement”) to be delivered to the Company by or on behalf of SPAC not less than two (2) Business Days prior to the Closing Date and (b) any Company Transaction Expenses specified by the Company on a written statement (the “Company Transaction Expense Statement”, and collectively with the SPAC Transaction Expense Statement, the “Transaction Expense Statements”) to be delivered to SPAC by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include, in each case of clauses (a) and (b), the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing. Each of the Company and SPAC shall provide the other Party and its Representatives with reasonable access to (i) the supporting documentation used by the Company and SPAC in the preparation of the applicable Transaction Expense Statement and (ii) the Company’s Representatives and SPAC’s Representatives, in each case as reasonably requested by SPAC or the Company (as applicable) in connection with SPAC’s or the Company’s review of the applicable Transaction Expense Statement. Prior to the Closing Date, the Company and SPAC shall consider in good faith any reasonable comments of SPAC or the Company to the other Party’s Transaction Expense Statement. If the Company and SPAC agree to make any modification to any Transaction Expense Statement, then such Transaction Expense Statement as so agreed by the Company and SPAC to be modified shall be deemed to be the Transaction Expense Statement for purposes of determining the amounts that the Company shall pay or cause to be paid at the Closing pursuant to this Section 3.10.

Section 3.11        Withholding Rights. Each of the Parties and each of their respective Affiliates and any other Person making a payment under this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, however, that the relevant payor shall use commercially reasonable efforts to (a) provide written notice to the payee in respect of whom such amounts are intended to be deducted or withheld ten (10) Business Days in advance of the intended deduction or withholding, and (b) cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Tax Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Tax Law, such deduction and withholding. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY and Merger Sub

Except as set forth in the Company Disclosure Schedules, the Company and Merger Sub represents and warrants to SPAC as follows:

Section 4.01        Corporate Organization of the Company. The Company is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The Company has made available to SPAC true and correct copies of each of its Organizational Documents as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions.

Section 4.02        Subsidiaries.

(a)               The Subsidiaries of the Company as of the date hereof, together with details of their respective jurisdiction of incorporation or organization, are set forth on Section 4.02 of the Company Disclosure Schedules. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the Laws of their jurisdiction of incorporation or organization, have the requisite corporate power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted and are duly licensed or qualified as a foreign entity in each jurisdiction in which their ownership of property or the character of their activities is such as to require them to be so licensed or qualified, except in each case where the failure to be so licensed or qualified, would not, individually or in the aggregate, reasonably be expected to be material to such Subsidiaries.

(b)               All the Control Documents have been duly executed and delivered and constitute legally binding obligations of the parties hereto in accordance with their respective terms. As a result, each of the Company, Minerva Beijing and Xingyunzhi has established effective Control over Heat Wave, Minerva Entertainment and Yunzhilian through the Control Documents. The equity pledge by the equity holders of each of Minerva Entertainment and Yunzhilian in favor of Minerva Beijing and Xingyunzhi pursuant to the Control Documents has been registered with Governmental Authorities (the “Equity Pledge Registration”). The Equity Pledge Registration remains effective and valid, and there is no Lien held by any Person on the Equity Securities in Minerva Entertainment and Yunzhilian other than the Equity Pledge Registration.

Section 4.03        Due Authorization.

(a)               Each of the Company and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, the Plan of Merger and each other Transaction Agreement to which it is or will be (when executed and delivered by the Company or Merger Sub, as applicable) a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Plan of Merger and such other Transaction Agreements (as applicable) and the consummation of the Transactions have been duly and validly authorized by the Company Board, the board of directors of Merger Sub and the sole shareholder of Merger Sub, and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement, the Plan of Merger or any other Transaction Agreements or the Company’s or Merger Sub’s performance hereunder or thereunder (except that the Company Shareholder Approval is a condition to the consummation of the Merger). This Agreement has been, and each of the Plan of Merger and such other Transaction Agreement has been or will be (when executed and delivered by the Company or Merger Sub, as applicable) duly and validly executed and delivered by the Company or Merger Sub, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each of the Plan of Merger and such other Transaction Agreement constitutes or will constitute, a legal, valid and binding obligation of the Company or Merger Sub, as applicable, enforceable against the Company or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

(b)               At a meeting duly called and held, the Company Board has unanimously: (i) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, for the Company to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (ii) approved, among other things, the adoption and approval of this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Merger, and (iii) resolved to recommend to Company Shareholders for approval each of the Company Transaction Proposals.

(c)               Pursuant to an action by unanimous written consent, the board of directors of Merger Sub has unanimously: (i) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, for Merger Sub to enter into this Agreement, the Plan of Merger and the other Transaction Agreements to which it is or will be a party, (ii) approved, among other things, the adoption and approval of this Agreement, the Plan of Merger, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions, including the Merger, and (iii) resolved to recommend to the sole shareholder of Merger Sub to approve this Agreement, the Plan of Merger, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions, including the Merger.

Section 4.04      No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 and obtaining the Company Shareholder Approval, the execution, delivery and performance by each of the Company and Merger Sub of this Agreement, the Plan of Merger and any other Transaction Agreements to which it is or will be a party and the consummation by each of the Company and Merger Sub of the transactions contemplated hereby and thereby do not and will not, (a) contravene, conflict with or violate any provisions of, or trigger shareholder rights that have not been duly waived under, the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Securities of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of clauses (b), (c) or (d) above, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.05      Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, the Plan of Merger and the other Transaction Agreements to which SPAC is or will be a party, no consent, approval, Permit or authorization of, or designation, declaration or filing with any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of the Company or Merger Sub with respect to each of their execution, delivery and performance of this Agreement, the Plan of Merger and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (a) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Section 4.05 of the Company Disclosure Schedules, (b) obtaining any consents, approvals, Permits, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, on the ability of the Company to consummate the Transactions, (c) the filing (i) with the SEC of the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC and (ii) of any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (d) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (e) the filing of the Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Act, and (f) the Company Shareholder Approval.

Section 4.06        Capitalization.

(a)               As of the date of this Agreement, the authorized share capital of the Company is US$50,000 divided into (i) 4,909,313,690 Company Pre-Subdivision Ordinary Shares; (ii) 42,000,000 Company Series A Preferred Shares; (iii) 27,161,360 Company Series B Preferred Shares; (iv) 6,367,886 Company Series B-1 Preferred Shares; (v) 6,817,798 Company Series B-2 Preferred Shares; (vi) 4,778,520 Company Series B-3 Preferred Shares and (vii) 3,560,746 Company Series B-4 Preferred Shares, each with a par value of US$0.00001 per share. The number and class of securities (if applicable) of all of the issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Section 4.06(a) of the Company Disclosure Schedules. As of the date hereof, the Company Pre-Subdivision Preferred Shares are convertible into Company Pre-Subdivision Ordinary Shares at a one-to-one conversion ratio. The issued and outstanding Equity Securities of the Company (A) have been duly authorized and validly issued and are fully paid and non-assessable; (B) have been offered, sold and issued in compliance in all material respects with applicable Law, including Securities Laws, and all requirements set forth in (x) the Organizational Documents of the Company and (y) any other applicable Contracts governing the issuance of such Equity Securities; (C) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (D) to the Company’s Knowledge, are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Agreements).

(b)               As of the date of this Agreement, Section 4.06(b) of the Company Disclosure Schedules sets forth the outstanding amount of: (i) Company Options to purchase Company Pre-Subdivision Ordinary Shares, (ii) Key Executive Options to purchase Company Pre-Subdivision Ordinary Shares, (iii) Company RSUs, and (iv) Key Executive RSUs. Section 4.06(b) of the Company Disclosure Schedules sets forth a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of Company Pre-Subdivision Ordinary Shares subject thereto, vesting schedule and, if applicable, the exercise price thereof. The Company has delivered to SPAC true and complete copies of each Company Incentive Plan and all Company Awards are evidenced by award agreements in substantially the forms previously made available to SPAC, and no Company Award is subject to terms that are materially different from those set forth in such forms. Each Company Award was validly granted and properly approved by the Company Board (or appropriate committee thereof) and granted in compliance with all applicable Laws and all of the terms and conditions of the Company Incentive Plans pursuant to which it was issued. Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Pre-Subdivision Ordinary Share on the date of grant, as determined in accordance with Section 409A of the Code, Section 457A of the Code, or Section 422 of the Code, if applicable.

(c)               Except as set forth on Section 4.06(b) or Section 4.06(c) of the Company Disclosure Schedules, there are no outstanding Equity Securities or options, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company, as of the date hereof. Except as set forth in the Organizational Documents of the Company or Section 4.06(b) or Section 4.06(c) of the Company Disclosure Schedules, (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote.

(d)               (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2021 through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

(e)               The Company Class A Ordinary Shares (including those to be issued in respect of the Company Warrants), when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Securities Laws and not subject to, and shall be free and clear of all Liens, except for such restrictions arising under any provision of any applicable Law, the Organizational Documents of the Company or any applicable Transaction Agreement.

Section 4.07        Capitalization of Subsidiaries.

(a)               The share capital of each Subsidiary of the Company as of the date of this Agreement are set forth on Section 4.07(a) of the Company Disclosure Schedules. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned of record and beneficially, directly or indirectly, by the Company. The Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including Securities Laws, and all requirements set forth in (A) the Organizational Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Agreements), and, subject to the Laws of the applicable jurisdiction of incorporation or organization with respect to each Subsidiary of the Company, free of any restriction which prevents the payment of dividends to the Company or any of its Subsidiaries.

(b)               There are no outstanding options, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of the Company’s Subsidiaries may vote.

(c)               Except as set forth on Section 4.07(c) of the Company Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person.

Section 4.08        Financial Statements; Absence of Changes.

(a)               Section 4.08(a) of the Company Disclosure Schedules set forth (i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2020, and the related unaudited consolidated statements of operations, of changes in shareholders’ equity and of cash flows for the two (2) years then ended, together with the draft of auditor’s reports thereon (the “Company Financial Statements”); and (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2022 (the “Most Recent Balance Sheet”) and consolidated statement of comprehensive income, statement of shareholders’ equity and consolidated statements of cash flows of the Company and its Subsidiaries as of and for the six-month period ended June 30, 2022 (the “Interim Financial Statements” and, together with the Company Financial Statements and the financial statements delivered pursuant to Section 6.06, when delivered, the “Financial Statements”).

(b)               The Financial Statements, in each case, fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended, as applicable.

(c)               The Company and its Subsidiaries have established and maintained systems of internal controls over financial reporting. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. None of the Company or its Subsidiaries nor, to the Knowledge of the Company, an independent auditor of the Company or its Subsidiaries, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company or its Subsidiaries’ management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or (C) to the Knowledge of the Company, any claim or allegation regarding any of the foregoing.

(d)               Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement, no Material Adverse Effect has occurred.

(e)               Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby and thereby, or as required by applicable Law (including COVID-19 Measures) or as set forth on Section 4.08 of the Company Disclosure Schedules, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(f)                Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 4.09        Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts, or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries consistent with past practice (none of which are liabilities, debts, or obligations resulting from or arising out of a breach of contract, breach of warranty, tort, violation of Law, or infringement or misappropriation of Intellectual Property), (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) arising, directly or indirectly, in connection with the COVID-19, (e) that are executory obligations under Contracts (excluding any liabilities arising from a breach of Contract), (f) disclosed in the Company Disclosure Schedules or (g) that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.10        Litigation and Proceedings. Except as set forth in Section 4.10 of the Company Disclosure Schedules, (a) there are no, and during the last two (2) years there have been no pending or, to the Knowledge of the Company, threatened Actions by or against the Company or any of its Subsidiaries, that, if adversely resolved, would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries, that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement in relation to any of the foregoing clauses (a) and (b), that contains any ongoing obligations, restrictions or liabilities (of any nature) that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.11        Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and during the last two (2) years have been, in compliance with all applicable Laws in all material respects. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the last two (2) years, except for any such violation which, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries hold, and during the last two (2) years have held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of the Company and its Subsidiaries (the “Company Permits”). The Company and its Subsidiaries are, and during the last two (2) years have been, in compliance with and not in default under such Company Permits, in each case except for such noncompliance that would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 4.12        Contracts; No Defaults.

(a)               Section 4.12(a) of the Company Disclosure Schedules contains a list of all Contracts described in clauses (i) through (xiv) of this Section 4.12(a) which, as of the date of this Agreement, are in effect and to which the Company or any of its Subsidiaries is a party, other than the Company Benefit Plans and Leases (all such Contracts as described in clauses (i) through (xiv), collectively, the “Specified Contracts”). True, correct and complete copies of the Specified Contracts have been made available to SPAC.

(i)                 Each Contract relating to Indebtedness having an outstanding principal amount in excess of $1,000,000;

(ii)              Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $1,000,000 and with respect to which there are any material ongoing obligations;

(iii)            Each joint venture, partnership agreement, framework agreement or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company) that is or is reasonably expected to become material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)             Each Contract that explicitly requires capital expenditures by the Company after the date of this Agreement in an amount in excess of $20,000,000 in the aggregate;

(v)               Each material license or other agreement under which (x) the Company or any of its Subsidiaries is granted a license or other rights under or with respect to the Intellectual Property of another Person, other than: (A) Open Source Licenses, (B) standard Contracts entered into in the ordinary course of business and consistent with past practice pursuant to which the Company or any of its Subsidiaries are granted rights to use or distribute any standard off-the-shelf Software (1) offered on a SaaS, PaaS, or IaaS or similar basis or available through retail stores or distribution networks, or (2) provided in executable form only and used solely for the Company’s and its Subsidiaries’ internal business purposes (and not for server or development use) in each case of (1) and (2), for a total of one-time and annual payments of less than $500,000 in the aggregate for all related licenses; (C) non-disclosure agreements entered into in the ordinary course of business consistent with past practice; (D) Contracts providing for feedback or other similar licenses; and (E) Contracts pursuant to which employees and contractors grant the Company or its Subsidiaries licenses to use pre-existing or separately developed Intellectual Property incorporated in or necessary for the use or exploitation of such Person’s work product developed by such employees or contractors for, and owned by, the Company and its Subsidiaries; or (y) the Company or any of its Subsidiaries grants any other Person a license or other rights under or with respect to any Intellectual Property (including, for the avoidance of doubt, any source code escrow agreements, or co-existence or concurrent use agreements), in each case, other than: (A) non-exclusive licenses granted in the ordinary course of business and consistent with past practice in connection with the development, sale, distribution, support, and maintenance of the Company’s products; (B) non-disclosure agreements entered into in the ordinary course of business consistent with past practice; (C) Contracts providing for feedback or other similar licenses; and (D) non-exclusive licenses granted to contractors, vendors and service providers in the ordinary course of business consistent with past practice to use Owned Intellectual Property on behalf of the Company or its Subsidiaries in connection with performing certain services by such contractors, vendors and service providers by or for the Company or its Subsidiaries;

(vi)             Each collective bargaining agreement or other Contract with any labor union, labor organization or works council or any arrangement with an employer organization (each a “CBA”);

(vii)          Each Contract that is for the employment or engagement of any directors, officers, employees or independent contractors (A) providing for annual compensation in excess of $300,000 and that materially varies from the Company’s standard form agreements, (B) providing for severance, change in control benefits, or retention or transaction bonuses or similar payments or, (C) providing for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the transactions contemplated hereby;

(viii)        Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole;

(ix)             Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(x)               Each Contract containing express covenants of the Company or any of its Subsidiaries (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any material respect in any line of business or (B) prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect, except, in each case, as would not otherwise reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole;

(xi)             Each Contract pursuant to which the Company or its Subsidiaries grants any other Person any material exclusivity or “most favored nation” rights, or obligates the Company to material minimum use or supply requirements;

(xii)          Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging; and

(xiii)        Each Contract that relates to the acquisition or disposition of any Equity Securities (other than pursuant to any Company Benefit Plan) in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets, license or otherwise) pursuant to which (A) payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any earn-out, indemnification, deferred or contingent payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).

(b)               Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not be reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, each Specified Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not be reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under the Specified Contracts and (x) neither the Company, the Company’s Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under any Specified Contract; (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any Specified Contract; and (z) to the Company’s Knowledge, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Specified Contract by the Company or its Subsidiaries or, to the Company’s Knowledge, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13        Company Benefit Plans.

(a)               Section 4.13(a) of the Company Disclosure Schedules sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than (i) offer letters that do not provide severance or change in control benefits except as otherwise required by applicable Law, (ii) employee, director or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently or could be outstanding or unpaid, or (iii) equity award agreements that do not materially deviate from the Company’s form as provided to SPAC prior to the date hereof), termination, severance, individual consulting, retention, change-in-control, transaction, fringe benefit, pension bonus, incentive, deferred compensation, employee loan, and all other material benefit or compensation plans, polices, agreements or other arrangements, whether or not subject to ERISA, which are, in each case, contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, individual independent contractor, individual consultant or other service provider of the Company or its Subsidiaries (collectively, the “Company Employees”) and under or with respect to which the Company or any of its Subsidiaries has any material liability, contingent or otherwise, but not including any of the foregoing sponsored or maintained by a Governmental Authority or required to be contributed to or maintained pursuant to applicable Law.

(b)               With respect to each material Company Benefit Plan, the Company has made available to SPAC, to the extent applicable, true, complete and correct copies of each Company Benefit Plan, including all plan documents, trust agreements, insurance Contracts or other funding instrument and all amendments thereto, relating to such plan.

(c)               All Company Employees have entered into confidentiality, non-competition, non-solicitation agreements and assignment of inventions agreements with the Company or a Subsidiary thereof, substantially in the form provided to SPAC (the “PIIA”), and, to the Company’s Knowledge, no Company Employee is in material violation of any term of the PIIA or any restrictive covenant in favor a third party relating to the right of any such Company Employee to be employed or engaged by the Company or a Subsidiary.

(d)               No Company Benefit Plan: (i) is a “defined benefit plan,” as defined in Section 3(35) of ERISA (whether or not subject to ERISA), (ii) is a “multiemployer plan,” as defined in Section 3(37) of ERISA, or (iii) provides for retiree or post-termination health benefits except as required by applicable Laws.

(e)               Each Company Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including, without limitation, where applicable, ERISA and the Code, and no Company Benefit Plan has any unfunded liabilities.

(f)                Nether the Company nor any Subsidiary has any obligation to gross up, or reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Sections 409A or 4999 of the Code.

(g)               Neither the execution and delivery of this Agreement nor the consummation of the Merger, either alone or in combination with another event (such as termination following the consummation of the Transactions), will (i) result in the acceleration, funding, payment, vesting or increase of any compensation or material benefits (including in respect of Company Awards) to any Company Employee under any Company Benefit Plan, or (ii) result in the payment by the Company or any of its Subsidiaries to any Company Employee of any severance pay or any increase in severance pay upon any termination of employment or service or the cancellation of any material benefit or payment to any Company Employee. The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Company or a Subsidiary of the Company.

Section 4.14        Labor Matters.

(a)               Neither the Company nor any of its Subsidiaries is party to or bound by any CBA, other than any industry-wide or national CBAs in particular jurisdictions in which the Company or its Subsidiaries employ Company Employees. To the Knowledge of the Company, no employees are represented by any labor union, works council or other labor organization with respect to their employment with the Company or any of its Subsidiaries and there are no election or certification petitions or proceedings currently pending before a Governmental Authority filed by a labor union seeking to represent any employees of the Company or its Subsidiaries. To the Knowledge of the Company, (i) there are, and in the last two (2) years there have been, no material activities or material proceedings of any labor union, works council or other labor organization to organize any of the Company Employees, and (ii) in the last two (2) years, there has been no strike, lockout, or concerted work stoppage, in each case, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries involving Company Employees.

(b)               The Company and each of its Subsidiaries are and have been during the past two (2) years in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, and wages and hours.

Section 4.15        Tax Matters. Except as would not have a Material Adverse Effect:

(a)               all Tax Returns required to be filed by the Company or its Subsidiaries have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete;

(b)               all Taxes (whether or not shown as due on Tax Returns) required to be paid by the Company and its Subsidiaries have been paid;

(c)               there is no Action with respect to Taxes of the Company or any of its Subsidiaries that is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the past three (3) years.

(d)               the Company and each of its Subsidiaries have complied with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes;

(e)               there are no Liens for Taxes on any of the assets of the Company or its Subsidiaries other than Permitted Liens;

(f)                neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar Tax group or otherwise has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under applicable Laws, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes);

(g)               in the past three (3) years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been fully resolved;

(h)               (i) there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened in writing against the Company or any of its Subsidiaries that have not been paid or otherwise resolved in full, and (ii) neither the Company or any of its Subsidiaries has requested, consented to or otherwise entered into a written agreement or waiver extending any statute of limitations relating to the payment, collection, withholding, reporting or remittance of Taxes, which agreement, waiver or extension is outstanding, pending or has not expired;

(i)                 to the Knowledge of the Company, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period on or prior to the Closing Date; (C) installment sale or open transaction made prior to the Closing Date; (D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, in each case outside the ordinary course of business; or (E) any agreement entered into with any Governmental Authority in respect of Taxes;

(j)                 neither the Company nor any of its Subsidiaries is subject to Tax in a country other than the country of its incorporation or formation by virtue of having a permanent establishment or other place of business;

(k)               neither the Company nor any of its Subsidiaries will be required to pay any Tax after the Closing Date as a result of (i) the delay of payment of employment Taxes under any COVID-19 Measure or any similar notice or order or law, and (ii) the advance refunding or receipt of credits under any COVID-19 Measure;

(l)                 each of (i) the Company and (ii) Merger Sub is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes; and

(m)             to the Knowledge of the Company, neither the Company nor any of its Subsidiaries organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

Section 4.16        Insurance. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole: (a) the Company and its Subsidiaries have insurance policies of the type, and that provide coverage, that is in compliance with applicable Law in all respects and is reasonable and appropriate considering the business of the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance in all respects thereunder, including with respect to the payment of premiums; and (b) there is no claim pending under any such insurance policy as to which coverage has been denied or disputed by the applicable insurer.

Section 4.17        Real Property.

(a)               Section 4.17(a) of the Company Disclosure Schedules sets forth a complete and correct list, as of the date hereof, of all real property owned by the Company or any of its Subsidiaries (“Owned Company Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries owns good and marketable fee simple title to the Owned Company Real Property, free and clear of all Liens, other than Permitted Liens. To the Company’s Knowledge, there is no material pending or threatened condemnation proceeding with respect to any of the Owned Company Real Property.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or its Subsidiary, as applicable, has a valid leasehold interest in all real property leased by the Company or any of its Subsidiaries (“Leased Company Real Property”, and collectively with any Owned Company Real Property, the “Company Real Property”). All material leases for the Leased Company Real Property under which the Company or any of its Subsidiaries is a lessee (collectively, the “Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. None of the Company or any of its Subsidiaries has received any written notice of any, and to the Knowledge of the Company, there is no default under any such Lease.

(c)               Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiary, as applicable has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.18        Intellectual Property; Privacy and Data Security.

(a)               Section 4.18(a) of the Company Disclosure Schedules lists the following Owned Intellectual Property: all issued patents, pending patent applications, trademark registrations and pending applications, copyright registrations, and domain name registrations. Except as would not have a Material Adverse Effect, the Company or its Subsidiaries exclusively own the Owned Intellectual Property material to their business, free and clear of any Liens other than Permitted Liens. To the Knowledge of the Company, there is no Action pending against the Company or any of its Subsidiaries (i) challenging the validity, enforceability or ownership of any Owned Intellectual Property (excluding office actions, challenges or objections received in connection with prosecution of any material Owned Intellectual Property), or (ii) alleging any infringement, misappropriation or other violation of any Intellectual Property rights owned by any Person by the Company or any of its Subsidiaries.

(b)               Except as would not have a Material Adverse Effect, the Company or its Subsidiaries own or have rights to use the Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(c)               To the Knowledge of the Company, (i) the conduct of its business by the Company and its Subsidiaries is not infringing, misappropriating or otherwise violating any Intellectual Property rights owned by any third party, and (ii) no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(d)               The Company and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality of any material trade secrets included in the Owned Intellectual Property. Except as would not have a Material Adverse Effect, employees and contractors of the Company and its Subsidiaries who developed, invented, or authored material Intellectual Property for the Company or any of its Subsidiaries have executed and delivered a valid and enforceable written agreement, pursuant to which such employee or contractor has assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to all such Intellectual Property and waived any and all moral rights.

(e)               The Company and its Subsidiaries have in place commercially reasonable measures designed to protect the security of Company IT Systems material to their business and the data thereon. Except as would not have a Material Adverse Effect, in the past two (2) years, to the Knowledge of the Company, there has been no Security Incident occurring in the Company IT Systems.

(f)                Neither the Company nor any Subsidiary of the Company has used any material Open Source Materials in any manner that requires any Owned Intellectual Property to be subject to the terms of any Copyleft License. No Person has the current or contingent right to access or possess any source code included in the material Owned Intellectual Property, and none of the Company nor any of its Subsidiaries has disclosed, made available or provided to any Person, or allowed any Person to access or use, any such source code, in each case, other than employees, contractors and consultants of the Company and its Subsidiaries that have confidentiality obligations to the Company or a Subsidiary with respect to same.

(g)               Except where the failure to be, or to have been, in compliance with such Privacy Laws and Privacy Policies has not or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries comply in all material respects, and for the past two (2) years have complied in all material respects, with applicable Privacy Laws and Privacy Policies. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, to the Knowledge of the Company, (i) there is no Action pending against the Company or any of its Subsidiaries alleging that the collection, retention, storage, security, disclosure, transfer, disposal, use, cross-border transfer or other processing by the Company or any of its Subsidiaries of any Personal Information violates any applicable Privacy Laws or Privacy Policies, and (ii) the Company has not received any written notice from any person during the past two (2) years alleging any violation of applicable Privacy Laws or Privacy Policies or been required to provide any written notification related to a Security Incident.

Section 4.19        Environmental Matters. Except as would not have a Material Adverse Effect, (a) the Company and its Subsidiaries are and, during the last two (2) years have been, in compliance with all Environmental Laws; (b) there are no written claims or notices of violation pending or, to the Knowledge of the Company, issued to or threatened, against either the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law; (c) neither the Company nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials in any respect; (d) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability with respect to the presence of Hazardous Materials in any Company Real Property; and (e) neither the Company nor any of its Subsidiaries has contractually assumed or provided an indemnity with respect to liability of any other Person under any Environmental Laws.

Section 4.20        Brokers’ Fees. Other than as set forth on Section 4.20 of the Company Disclosure Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.21        Related Party Transactions. Except for the Contracts set forth on Section 4.21 of the Company Disclosure Schedules and except for any employment agreements, Company Benefit Plans, Contracts with respect to such Person’s status as a holder of Pre-Subdivision Shares, Contracts with any Company Employee providing for indemnification of such Company Employee, or Contracts that will be terminated prior to the Closing without any liability to the Company or its Subsidiaries continuing following the Closing, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director, partner, member, manager, or equityholder of the Company or its Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies and practices, (b) reimbursements of expenses incurred in connection with their employment or service, (c) amounts paid pursuant to Company Benefit Plans and (d) powers of attorney and similar grants of authority made in the ordinary course of business.

Section 4.22        International Trade; Anti-Corruption.

(a)               Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, nor to the Knowledge of the Company, any of their respective employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident or operating from a Sanctioned Country; (iii) subject to debarment or any list-based designations under any Trade Control Laws; (iv) engaged in dealings or transactions, direct or indirect, with or involving a Sanctioned Person or Sanctioned Country; (v) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person; or (vi) engaged in transactions, dealings or activities otherwise in violation of applicable Sanctions Laws or Trade Control Laws.

(b)               Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the Knowledge of the Company, any of their respective agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has at any time in the past five (5) years made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any applicable Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the Knowledge of the Company, any of their agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has in the last five (5) years been, the subject of any written claim, Action, investigation, proceeding or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or any other Person in violation of any Anti-Corruption Laws.

(c)               The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with all applicable Anti-Money Laundering Laws and any other applicable financial recordkeeping and reporting requirements and terrorism financing statutes in all relevant jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

(d)               In the past five (5) years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case related to Sanctions Laws, Trade Control Laws, Anti-Money Laundering Laws or Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries is aware of any threat of any investigation, proceeding, action, suit or any other action or other review by any Governmental Authority in relation to any potential violation of Sanctions Laws, Trade Control Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

Section 4.23        Information Supplied. None of the information supplied or to be supplied by the Company or any of its Subsidiaries specifically in writing for inclusion in the Registration Statement or the Proxy Statement will, when the Registration Statement is declared effective or when Proxy Statement is first mailed to the SPAC Shareholders or at the time of the SPAC Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information specifically supplied by or on behalf of SPAC or its Affiliates.

Section 4.24        No Other Representations. Except as provided in this Article IV, neither the Company, nor the Company Shareholders, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or their respective businesses.

Article V
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC Disclosure Schedules, or except as set forth in any of SPAC’s SEC Reports filed prior to the date of this Agreement (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC represents and warrants to the Company and Merger Sub as follows:

Section 5.01        Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. SPAC has made available to the Company true and correct copies of each of the SPAC Organizational Documents as in effect as of the date hereof. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to consummate the Transactions (a “SPAC Impairment Effect”).

Section 5.02        Due Authorization.

(a)               SPAC has all requisite corporate power and authority to execute and deliver this Agreement, the Plan of Merger and each other Transaction Agreement to which it is a party and (subject to the SPAC Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (assuming, if such consummation and performance, as applicable, would occur after March 25, 2023, that the SPAC Shareholder Extension Approval has been obtained). The execution, delivery and performance of this Agreement, the Plan of Merger and such other Transaction Agreements and the consummation of the Transactions have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Shareholder Approval, no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement, the Plan of Merger or such other Transaction Agreements or SPAC’s performance hereunder or thereunder (except for the SPAC Shareholder Approval, which is a condition to the consummation of the Merger and the SPAC Shareholder Extension Approval). This Agreement has been, and the Plan of Merger and each such other Transaction Agreement (when executed and delivered by SPAC) has been or will be, duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each of the Plan of Merger and such other Transaction Agreement constitutes or will constitute a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b)               The only approvals or votes required from the holders of the SPAC’s Equity Securities in connection with the entry into this Agreement by SPAC, the consummation of the Transactions, including the Closing, and the approval of the SPAC Transaction Proposals are as set forth on Section 5.02(b) of the SPAC Disclosure Schedules.

(c)               At a meeting duly called and held, the SPAC Board has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Agreement, the Plan of Merger and the other Transaction Agreements to which it is or will be a party, (ii) approved the Transactions as a Business Combination, (iii) approved this Agreement, the Plan of Merger the other Transaction Agreements to which it is or will be a party and the Transactions, including the Merger, and (iv) resolved to recommend to SPAC Shareholders for approval of each of the SPAC Transaction Proposals (the “SPAC Board Recommendation”).

Section 5.03        No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the SPAC Shareholder Approval and the SPAC Shareholder Extension Approval, the execution, delivery and performance by SPAC of this Agreement, the Plan of Merger and any other Transaction Agreement to which SPAC is or will be a party and the consummation of the transactions by SPAC contemplated hereby and thereby do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d) as would not reasonably be expected to, individually or in the aggregate, have a SPAC Impairment Effect.

Section 5.04        Litigation and Proceedings. Since its incorporation to the date of this Agreement, there has been no pending or, to the Knowledge of SPAC, threatened (in writing) Actions by or against SPAC that, if adversely decided or resolved, would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect. There is no Governmental Order currently imposed upon SPAC that would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect. SPAC is not a party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect.

Section 5.05        Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and Merger Sub contained in this Agreement, no action by, consent, approval, Permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery and performance of this Agreement, the Plan of Merger and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (a) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Section 5.05 of the SPAC Disclosure Schedules, (b) obtaining any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a SPAC Impairment Effect, (c) the filing with the SEC of (i) the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC, (ii) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (iii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (d) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (e) the filing of the Plan of Merger with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Act, and (f) the SPAC Shareholder Approval.

Section 5.06        Trust Account. As of the date hereof, there is at least $200,104,558 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement (including, if applicable, such amount of deferred underwriting commissions set forth on Section 5.06 of the SPAC Disclosure Schedule and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the Knowledge of SPAC, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any material respect, and, to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than holders of SPAC Class A Shares who shall have elected to redeem such shares pursuant to SPAC’s Organizational Documents and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes of SPAC and payments with respect to exercise of SPAC Shareholder Redemption Right by any SPAC Shareholder. There are no claims or proceedings pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. To SPAC’s Knowledge, as of the date hereof, following the Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Shareholder Redemption Right. As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Merger Sub contained herein and the compliance by the Company and Merger Sub with their obligations hereunder, SPAC shall not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 5.07        Brokers’ Fees. Other than as set forth on Section 5.07 of the SPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or any other potential Business Combination or other transaction considered or engaged in by or on behalf of SPAC based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

Section 5.08        SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)               SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). Each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b)               The SEC Reports contain true and complete copies of the applicable financial statements of SPAC. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(c)               SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(d)               SPAC has established and maintains systems of internal accounting controls that are sufficient to provide reasonable assurance (i) that all transactions are executed in accordance with management’s authorization, (ii) that all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets, and (iii) to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP. SPAC maintains, and since its incorporation has maintained, books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(e)               There is, and since its incorporation has been, no (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC, (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the preparation of financial statements or the internal controls over financial reporting of SPAC, or (iv) to the Knowledge of SPAC, any claim or allegation regarding any of the foregoing.

(f)                Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g)               SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

Section 5.09        Compliance with Laws. SPAC is, and since its incorporation has been, in compliance in all material respects with all applicable Laws. SPAC has not received any written notice from any Governmental Authority of a violation of any applicable Law since its incorporation, except for any such violation which, individually or in the aggregate, has not had and would not reasonably be expected to be material to the SPAC. SPAC holds, and since its incorporation has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of SPAC (the “SPAC Permits”). Except as set forth on Section 5.09 of the SPAC Disclosure Schedules, SPAC is, and since its incorporation has been, in compliance with and not in default under such SPAC Permits, in each case, except for such noncompliance that would not, individually or in the aggregate, be material to SPAC.

Section 5.10        Business Activities; Absence of Changes.

(a)               Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, Contract, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC, the Company or any of its Subsidiaries or the conduct of business by SPAC, the Company or any of its Subsidiaries as currently conducted or as contemplated to be conducted, in each case, following the Closing in any material respects.

(b)               SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination, except as set forth on Section 5.10(b) of the SPAC Disclosure Schedules.

(c)               Except for this Agreement and the other Transaction Agreements or as set forth on Section 5.10(c) of the SPAC Disclosure Schedules or in respect of SPAC Transaction Expenses, SPAC is not, and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of $100,000 in the aggregate.

(d)               There is no liability, debt or obligation against SPAC, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet for the quarterly period ended June 30, 2022 or disclosed in the notes thereto, (ii) that have arisen since June 30, 2022 in the ordinary course of the operation of business of SPAC (none of which are liabilities, debts, or obligations resulting from or arising out of a breach of contract, breach of warranty, tort, violation of Law, or infringement or misappropriation), (iii) incurred or arising under or in connection with the Transactions, including expenses related thereto, (iv) arising directly or indirectly, in connection with COVID-19, (v) that are executory obligations under Contracts (excluding any liabilities arising from a breach of Contract), or (vi) disclosed in the SPAC Disclosure Schedules or (vii) that would not, individually or in the aggregate, reasonably be expected to be material to SPAC.

(e)               Since the date of SPAC’s formation until the date of this Agreement, there has not been any change, development, condition, occurrence, event or effect relating to SPAC that, individually or in the aggregate, (i) resulted in a SPAC Impairment Effect which is continuing and uncured as of the date hereof or (ii) would reasonably be expected to result in a SPAC Impairment Effect. From June 30, 2022 through the date of this Agreement, SPAC has not taken any action that would require the consent of the Company pursuant to Section 7.02(a) if such action had been taken after the date hereof (other than matters incidental to the entry into this Agreement and the other Transaction Agreements).

(f)                None of SPAC or any of its Associates has an interest of five percent (5%) or greater in an entity that competes with the Company or any of its Subsidiaries. For purposes of this Section 5.10(f), “Associate” is defined pursuant to 16 C.F.R. § 801.1(d)(2).

Section 5.11        Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a SPAC Impairment Effect:

(a)               all Tax Returns required to be filed by SPAC have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects;

(b)               all Taxes (whether or not shown as due on Tax Returns) required to be paid by SPAC have been paid;

(c)               there is no Action with respect to Taxes of SPAC that is pending or otherwise in progress or has been threatened in writing by any Governmental Authority since the formation of the SPAC;

(d)               SPAC has complied in all respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes;

(e)               there are no Liens for Taxes on any of the assets of SPAC other than Permitted Liens;

(f)                (i) there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened in writing against SPAC that have not been paid or otherwise resolved in full, and (ii) SPAC has not requested, consented to or otherwise entered into a written agreement or waiver extending any statute of limitations relating to the collection, withholding, reporting or remittance of Taxes, which agreement, waiver or extension is outstanding, pending or has not expired;

(g)               SPAC has not been a member of an affiliated, consolidated, combined, unitary or similar Tax group or otherwise has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under applicable Laws, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes);

(h)               since the date of SPAC’s formation, no written claim has been made by a Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been fully resolved;

(i)                 to the Knowledge of SPAC, SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period on or prior to the Closing Date; (C) installment sale or open transaction made prior to the Closing Date; (D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, in each case outside the ordinary course of business; or (E) any agreement entered into with any Governmental Authority in respect of Taxes;

(j)                 SPAC is, and has at all times since its formation been, classified as a corporation for U.S. federal income tax purposes;

(k)               SPAC is not subject to Tax in a country other than the country of its incorporation or formation by virtue of having a permanent establishment or other place of business in that jurisdiction;

(l)                 SPAC will not be required to pay any Tax after the Closing Date as a result of (i) the delay of payment of employment Taxes under any COVID-19 Measure or any similar notice or order or law, and (ii) the advance refunding or receipt of credits under any COVID-19 Measure; and

(m)             To the Knowledge of SPAC, SPAC (i) is not a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

Section 5.12        Capitalization.

(a)               The authorized share capital of SPAC is $55,500, divided into (i) 500,000,000 SPAC Class A Shares, (ii) 50,000,000 SPAC Class B Shares, and (iii) 5,000,000 preference shares of a par value of $0.0001 each. Section 5.12(a) of the SPAC Disclosure Schedules sets forth (i) the total number and amount of all of the issued and outstanding Equity Securities of SPAC, (ii) the amount and type of Equity Securities of SPAC owned or held by Sponsor and each of Sponsor’s Affiliates, and (iii) the amount of any outstanding Working Capital Loan, in each case, as of the date of this Agreement. All of the issued and outstanding Equity Securities of SPAC (A) have been duly authorized and validly issued and are fully paid and non-assessable, (B) were offered, sold and issued in compliance in all material respects with applicable Law and the SPAC Organizational Documents any other applicable Contracts governing the issuance of such Equity Securities, (C) have not been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Organizational Documents or any Contract to which SPAC is a party or otherwise bound, and (D) are free and clear of any Liens (other than restrictions arising under applicable Laws, the SPAC Organizational Documents and the Transaction Agreements).

(b)               Except as set forth on Section 5.12(b) of the SPAC Disclosure Schedules, there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the SPAC Organizational Documents, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Shareholders may vote other than Working Capital Loans. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC (other than the Transaction Agreements).

(c)               SPAC does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock or share appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

Section 5.13        NYSE Listing. As of the date hereof, the issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “OPA”. As of the date hereof, the SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “OPA WS”. As of the date hereof, the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “OPA U”. SPAC is a member in good standing with the NYSE and has complied with the applicable listing requirements of the NYSE. There is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Class A Shares or the SPAC Public Warrants or terminate the listing of SPAC Class A Shares or the SPAC Public Warrants on the NYSE. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Shares or the SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement. Except as set forth on Section 5.13 of the SPAC Disclosure Schedules, SPAC has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Shares or the SPAC Public Warrants from the NYSE or the SEC.

Section 5.14        Material Contracts; No Defaults.

(a)               SPAC has filed as an exhibit to the SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b)               Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the Knowledge of SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) SPAC and, to the Knowledge of SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.15        Related Party Transactions. Section 5.15 of the SPAC Disclosure Schedules sets forth all Contracts, transactions, arrangements or understandings between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor), on the other hand (each Person identified in this clause (b), a “SPAC Related Party”). Except as set forth in Section 5.15 of the SPAC Disclosure Schedules, no SPAC Related Party (i) owns any interest in any material asset used by SPAC, or (ii) owes any material amount to, or is owed any material amount by, SPAC.

Section 5.16        Investment Company Act; JOBS Act. Neither SPAC nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.17        Independent Investigations. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and Merger Sub for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules); and (b) none of the Company, Merger Sub or their respective Representatives have made any representation or warranty as to the Company or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules).

Section 5.18        Employees. Other than any officers as described in SPAC’s SEC Reports, SPAC has no employees, and has not retained any contractors, other than consultants and advisors in the ordinary course of business consistent with past practice. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied liability with respect to any officer or director.

Section 5.19        Information Supplied. None of the information supplied or to be supplied by SPAC or its Affiliates specifically in writing for inclusion in the Registration Statement or the Proxy Statement will, when the Registration Statement is declared effective or when Proxy Statement is first mailed to the SPAC Shareholders or at the time of the SPAC Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement that were specifically supplied by or on behalf of the Company and its Subsidiaries.

Section 5.20        No Other Representations. Except as provided in this Article V, neither SPAC nor any other Person has made, or is making, any representation or warranty whatsoever in respect of SPAC.

Article VI

COVENANTS OF THE COMPANY

Section 6.01        Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement (including the Recapitalization or any Transaction Financing) or any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Schedules, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law, use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, except as contemplated by this Agreement (including the Recapitalization or any Transaction Financing) or in any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Schedules, as consented to by SPAC in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a)               change or amend its Organizational Documents in any material respect;

(b)               make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(c)               other than issuances made by the Company in transactions permitted by Section 6.01(r)(iii) or under any equity incentive plan in the ordinary course of business (which, for the avoidance of doubt, would constitute Company Convertible Securities or Pre-Subdivision Shares, as applicable) (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries;

(d)               (i) sell, assign, transfer, convey, lease, license, grant other rights under, abandon, allow to lapse or expire, fail to maintain, subject to or grant any material Lien (other than Permitted Liens) on, or otherwise dispose of, abandon, permit to lapse any material assets, rights or properties (including material Owned Intellectual Property), other than in the ordinary course of business consistent with past practice, or disclosure permitted hereunder, or (ii) disclose any material confidential information of the Company and its Subsidiaries to any Person other than pursuant to valid and enforceable agreements protecting such confidential information or where the Company has chosen in the exercise of its reasonable business judgement to publish such information;

(e)               settle any pending or threatened Action if such settlement would require payment by the Company in an amount greater than $5,000,000 or admit criminal wrongdoing;

(f)                except as otherwise required by the terms of this Agreement or any existing Company Benefit Plan or existing employment Contract, (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any Company Employee, (ii) take any action to accelerate the vesting or payment of or to fund any material benefit or payment provided to any Company Employees, (iii) take any action to materially increase any compensation or benefits of any management level Company Employee in an amount greater than $200,000 annually on an individual basis, (iv) establish, adopt, enter into, materially amend or terminate, any material Company Benefit Plan or any Contract that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, or (v) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company Employee, except in each of clauses (i) through (v) that the Company and its Subsidiaries may take action as required by Law or any applicable CBA, in the ordinary course of business or as required by the terms of such Company Benefit Plan on the date of this Agreement;

(g)               enter into, modify, or extend any CBA, other than as required by applicable Law, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(h)               make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries for expenses, (ii) prepayments and deposits paid to suppliers, consultants and contractors of the Company or any of its Subsidiaries in the ordinary course of business, (iii) trade credit granted or extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, and (iv) advances or other payments among the Company and its wholly-owned Subsidiaries;

(i)                 redeem, purchase, repurchase or otherwise acquire, any Equity Securities of the Company or any of its Subsidiaries other than (i) transactions among the Company and its Subsidiaries or among the Subsidiaries of the Company or (ii) the exercise of the Company’s repurchase option with respect to Company RSU in accordance with the award agreements as in effect as of the date of this Agreement;

(j)                 adjust, subdivide, combine, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(k)               make any material change in its customary accounting principles or methods of financial accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by GAAP or applicable Law;

(l)                 adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(m)             make, change or revoke any material Tax election in a manner inconsistent with past practice; amend, change or revoke any material accounting method with respect to Taxes; file any material Tax Return in a manner materially inconsistent with past practice; settle or compromise any material Tax claim or Tax liability; enter into any material closing agreement with any Governmental Authority with respect to any Tax; or knowingly allow to expire or surrender any right to claim a material refund of Taxes;

(n)               other than in the ordinary course of business, (i) incur, create or assume any Indebtedness in excess of $50,000,000, other than (x) ordinary course trade payables, (y) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and its Subsidiaries’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement and, in each case, any refinancings thereof, (ii) modify, in any material respect, the terms of any material Indebtedness, or (iii) guarantee or endorse, or otherwise become responsible for, the obligations of any Person for indebtedness for borrowed money, other than between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

(o)               other than in the ordinary course of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to or enter into a new line of business, in each case that would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole;

(p)               (i) make any capital expenditures that in the aggregate exceed $20,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with, or (ii) delay the making of any material capital expenditures as provided in, the Company’s annual capital expenditures budget for periods following the date hereof, made available to SPAC;

(q)               enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(r)                acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, except for (i) purchases of inventory and other assets in the ordinary course of business, (ii) acquisitions or investments pursuant to existing Contracts in effect as of the date hereof, (iii) acquisitions or investments not to exceed $100,000,000 in a single transaction or series of related transactions, or (iv) investments in any wholly-owned subsidiaries of the Company; or

(s)                enter into any Contract to do any action prohibited under this Section 6.01 above.

Notwithstanding anything to the contrary contained herein (including this Section 6.01), (x) nothing herein shall prevent the Company or any of its Subsidiaries from taking any COVID-19 Measures or any action that is taken (or not taken) in good faith as a result of, in response to, or otherwise related to the (COVID-19) pandemic shall be deemed to be taken in the “ordinary course of business consistent with past practices” for all purposes of this Section 6.01, and no such action (or failure to act) shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give SPAC or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02        Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law or (c) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure (provided that the Company shall use its reasonable best efforts to provide any information described in the foregoing clauses (b) and (c) in a manner that would not be so prohibited or would not jeopardize privilege), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, books, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of and that are necessary for consummating the Transactions; provided that such access shall not include any unreasonably invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03        No Claim Against the Trust Account. Each of the Company and Merger Sub acknowledges that it has read SPAC’s final prospectus, dated March 23, 2021, the other SEC Reports, the SPAC Organizational Documents and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company and Merger Sub further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not or is not consummated within twenty-four (24) (or in certain circumstances, thirty (30)) months from the closing of the offering contemplated by SPAC’s final prospectus, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, and notwithstanding anything to the contrary in this Agreement, each of the Company and Merger Sub (on behalf of itself and its respective Affiliates, Representatives and equityholders) hereby irrevocably waives any past, present or future right, title, interest or claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of or relating to, this Agreement or the Transactions with SPAC; provided that notwithstanding anything herein or otherwise to the contrary, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets of SPAC held outside the Trust Account solely to the extent provided in this Agreement or for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Shareholder Redemption Right) to the Company in accordance with the terms of this Agreement and the Trust Agreement) This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04        Company Securities Listing. The Company will use its commercially reasonable efforts to cause: (a) the Company’s initial listing application with the applicable Stock Exchange in connection with the Transactions to be approved; (b) the Company to satisfy all applicable initial listing requirements of the applicable Stock Exchange; and (c) the Company Class A Ordinary Shares to be approved for listing on the applicable Stock Exchange (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall pay all fees of the applicable Stock Exchange in connection with the application to list and the listing of the Company Class A Ordinary Shares, subject to the allocation of such fees set forth in SPAC Transaction Expenses.

Section 6.05        Employee Matters.

(a)               Equity Plan. Prior to the Closing, the Company shall adopt (and the SPAC shall approve) the Equity Plan (in a form reasonably acceptable to the Company and the SPAC), including a share reserve to be agreed and customary evergreen provision, to be effective from and after the Closing.

(b)               No Third-Party Beneficiaries. Notwithstanding anything herein or otherwise to the contrary, all provisions contained in this Section 6.05 are included for the sole benefit of SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall limit the right of the Company or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (ii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.06        Preparation and Delivery of Additional Company Financial Statements. As promptly as reasonably practicable following the date hereof, the Company shall use commercially reasonable efforts to deliver to SPAC (i) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2020, and (ii) to the extent required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions, the audited consolidated balance sheet and statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of and for the year ended December 31, 2022, in each case audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”). Upon delivery of the Closing Company Audited Financial Statements, the representations and warranties set forth in Section 4.08(b) shall be deemed to apply to the Closing Company Audited Financial Statements in the same manner as the Company Financial Statements and Interim Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 4.08(b) as of the date of this Agreement.

Article VII
COVENANTS OF SPAC

Section 7.01        Indemnification and Directors’ and Officers’ Insurance.

(a)               All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitees”) under the SPAC Organizational Documents or under any indemnification agreement set forth on Section 7.01(a) of the SPAC Disclosure Schedules such D&O Indemnitee may have with SPAC, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall and shall cause the Surviving Company to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 7.01 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b)               At or prior to the Closing, SPAC shall obtain a six (6) year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each individual who is a director or officer of SPAC currently covered by the directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement and at an aggregate cost of no higher than 300% of the annual premium of SPAC’s directors’ and officers’ liability insurance policy as of the date of this Agreement. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term. The cost of the D&O Tail shall be borne by the Company.

(c)               If the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 7.01.

(d)               This Section 7.01 is intended for the benefit of, and to grant third party rights to, the D&O Indemnitees, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein.

Section 7.02        Conduct of SPAC During the Interim Period.

(a)               During the Interim Period, except as set forth on Section 7.02 of the SPAC Disclosure Schedules, as contemplated by this Agreement (including any Transaction Financing) or any other Transaction Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), SPAC shall not:

(i)                 change or amend the Trust Agreement, the Sponsor Lock-Up and Support Agreement or the SPAC Organizational Documents, or change, amend or invalidate the Fee Arrangement;

(ii)               create or form any Subsidiary;

(iii)            (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any outstanding Equity Securities of SPAC, other than any redemptions from the Trust Fund required by the Organizational Documents of SPAC; (B) subdivide, consolidate or reclassify any Equity Securities of SPAC; or (C) other than in connection with the SPAC Shareholder Redemption Right or as otherwise required by the SPAC Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of, or other equity interests in, SPAC;

(iv)             (A) fail to maintain its existence or merge, consolidate or amalgamate SPAC with any Person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, or (C) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC (other than the transactions contemplated by this Agreement);

(v)               make any capital expenditure (provided, for the avoidance of doubt, the payment of SPAC Transaction Expenses does not constitute capital expenditures);

(vi)            make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(vii)          make, change or revoke any material Tax election in a manner inconsistent with past practice; change or revoke any material accounting method with respect to Taxes; settle or compromise any material Tax claim or Tax liability; enter into any material closing agreement with any Governmental Authority with respect to any Tax; file any material Tax Return in a manner materially inconsistent with past practice; or surrender any right to claim a material refund of Taxes;

(viii)        (i) enter into, renew or amend in any material respect, any transaction or Contract, except for Contracts entered into in the ordinary course of business (including in respect of SPAC Transaction Expenses), (ii) extend, transfer, terminate or waive any right or entitlement of material value under any Contract, in a manner that is materially adverse to the SPAC; provided, however, even if done in the ordinary course of business, SPAC shall not enter into, renew or amend in any material respect, any transaction or Contract with a SPAC Related Party (other than Working Capital Loans that the SPAC may obtain in the ordinary course of business and on substantially the same terms and conditions of the Working Capital Loans outstanding as of the date hereof, and except as set forth on Section 7.01 of SPAC Disclosure Schedules);

(ix)             settle any pending or threatened claim or Action or compromise or settle any liability, in each case, if such settlement would require payment by SPAC in an amount greater than $150,000 or admit criminal wrongdoing;

(x)               incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in relation to or for the purpose of funding SPAC Transaction Expenses;

(xi)             offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities, other than pursuant to any Working Capital Loans that will not be repaid at Closing in an aggregate amount not exceeding $2,000,000;

(xii)          engage in any activities or business, other than activities or business (A) in connection with or incident or related to SPAC’s incorporation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

(xiii)        enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(xiv)         authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC or resolve to approve any of the foregoing;

(xv)           change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xvi)          enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xvii)        voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to SPAC and their assets and properties; or

(xviii)       enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b)               During the Interim Period, SPAC shall comply with, and continue performing under, as applicable, the SPAC Organizational Documents, the Trust Agreement, and all other agreements or Contracts to which SPAC is a party.

Section 7.03        Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) prior to or at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, subject to the Fee Arrangement, (A) pay as and when due all amounts payable to the SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, (B) pay the amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commission as set forth in the Trust Agreement, (C) pay any accrued and unpaid SPAC Transaction Expenses and Company Transaction Expenses in accordance with Section 3.10 to the extent not otherwise paid, and (D) pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement.

Section 7.04        Inspection. SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, to the properties, books, Tax Returns, records and appropriate officers and employees of SPAC, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request for purposes of consummating the Transactions, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law or (c) on the advice of legal counsel of SPAC would result in the loss of attorney client privilege or other privilege from disclosure (provided that SPAC will use commercially reasonable efforts to provide any information described in the foregoing clauses (b) or (c) in a manner that would not be so prohibited or would not jeopardize privilege).

Section 7.05        Section 16 Matters. Prior to the Effective Time, SPAC shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.06        SPAC Public Filings.

(a)               From the date hereof through the Closing, SPAC shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws, except as set forth on Schedule 7.06(a) of SPAC Disclosure Schedules.

(b)               As promptly as practicable after execution of this Agreement, SPAC shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which has been approved by the Company prior to the execution of this Agreement.

Section 7.07        SPAC Securities Listing. From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Class A Shares, SPAC Public Warrants and SPAC Units to be listed on, the NYSE. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Shares, SPAC Public Warrants and SPAC Units to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Article VIII
JOINT COVENANTS

Section 8.01        Efforts to Consummate.

(a)               Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement, including any Transaction Financing (including the satisfaction of the closing conditions set forth in Article IX). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to, and to cause its Affiliates to, obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Without limiting the generality of the foregoing, in the event of any inquiry, request, investigation or other communication with, from or on behalf of any Governmental Authority in connection with the Transactions, the Parties shall respond timely and otherwise as promptly as practicable, and jointly cooperate with one another and with such Governmental Authority in connection therewith and any such inquiry, request, investigation or other communication (“Governmental Inquiry”). Notwithstanding anything to the contrary herein, the Company shall pay for and be responsible for any and all reasonable, out-of-pocket expenses incurred by any of the Parties in connection with or arising as a result of responding to any Governmental Inquiry, and including any costs and expenses incurred by SPAC relating to any of the matters contemplated by Section 8.04 following a Governmental Inquiry. SPAC shall promptly inform the Company of any communication between SPAC, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under any Competition Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Agreements, except with the prior written consent of SPAC and the Company.

(b)               During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SPAC) or SPAC (in the case of the Company) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority (including any Competition Authorities) relating to the Transactions or the Transaction Agreements. Neither Party shall submit any written communication to any Governmental Authority (including Competition Authorities) relating to the Transactions or the Transaction Agreements without the other Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of SPAC, the Company, or, in the case of the Company, SPAC in advance and, to the extent not prohibited by such Competition Authority, gives, in the case of SPAC, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion.

(c)               Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall SPAC or the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

(d)               During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, SPAC and the Company shall be entitled to jointly control the negotiation, defense and settlement of any such Transaction Litigation; and in no event shall SPAC (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

Section 8.02        Proxy Statement/Registration Statement.

(a)               As promptly as practicable after the execution and delivery of this Agreement, (i) SPAC and the Company shall jointly prepare and the Company shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (ii) the Company shall prepare, with the assistance of SPAC, and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the Company Class A Ordinary Shares. Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, when filed with the SEC, to comply in all material respects with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, including the Proxy Statement/Prospectus, effective as long as is necessary to consummate the Transactions. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). The Company also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and SPAC shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, any filing required pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Company to any regulatory authority (including the applicable Stock Exchange) in connection with the Merger and the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement to be mailed to the SPAC Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(b)               To the extent not prohibited by applicable Law, the Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Class A Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by applicable Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and neither the Company nor SPAC shall make any filing of the Registration Statement, the Proxy Statement or any other Transaction Filings without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed). To the extent not prohibited by applicable Law, the Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (i) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC. Notwithstanding anything to the contrary in this Agreement, each of the Company and SPAC shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Transaction Filings or any amendment to the Transaction Filings filed in response thereto.

(c)               If at any time prior to the Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to SPAC Shareholders.

Section 8.03        SPAC Extraordinary General Meeting.

(a)               SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date (which record date shall be mutually agreed with the Company) for, duly call and give notice of, and duly convene and hold a meeting of SPAC Shareholders (the “SPAC Extraordinary General Meeting”), in accordance with SPAC’s Organizational Documents and applicable Law, for the purpose of (i) providing SPAC Shareholders with the opportunity to elect to effect the SPAC Shareholder Redemption Right, (ii) obtaining the SPAC Shareholder Approval, (iii) adopting or approving such other proposals as may be reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, (iv) adopting or approving any other proposal that either the SEC or the applicable Stock Exchange (or the respective staff thereof) indicates is necessary in its comments to the Registration Statement, and (v) related and customary procedural and administrative matters. SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Shareholders at the SPAC Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Shareholders, and minimize SPAC Shareholder Redemption Right by SPAC Shareholders.

(b)               Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Extraordinary General Meeting solely to the extent necessary (a “SPAC Meeting Change”): (i) to comply with applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement that the SPAC Board has determined in good faith is required by applicable Law is disclosed to SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC Shareholders with sufficient time prior to the SPAC Extraordinary General Meeting for SPAC Shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Extraordinary General Meeting; (iv) in order to seek withdrawals from redemption requests if a number of SPAC Shares have been elected to be redeemed by the holders thereof such that SPAC reasonably expects that the condition set forth in Section 9.03(d) will not be satisfied at the Closing; or (v) if the holders of SPAC Shares have elected to redeem a number of SPAC Shares as of such time that would reasonably be expected to result in the condition set forth in Section 9.03(d) not being satisfied; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC may only be entitled to one SPAC Meeting Change (excluding any postponements or adjournments required by applicable Law), and the SPAC Extraordinary General Meeting may not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the date for which the SPAC Extraordinary General Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) and provided it is held no later than three (3) Business Days prior to the Termination Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii), the SPAC Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.04        Extension of Time Period to Consummate a Business Combination. In the event that the Merger is not consummated by February 1, 2023 and it is reasonably determined by the Company and SPAC that it is reasonably likely that the Merger will not be consummated by March 25, 2023, then as promptly as practicable after such a determination has been made, SPAC shall, with the Company’s reasonable cooperation, use its reasonable best efforts to prepare and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend the SPAC Organizational Documents to extend the date by which SPAC must consummate a Business Combination in accordance with its Organizational Documents (such date, the “Business Combination Deadline”) from March 25, 2023 to a date reasonably agreed upon by the Company and SPAC (the “Extension Proposal”). SPAC shall use its reasonable best efforts to cause the Extension Proxy Statement, when filed with the SEC, to comply in all material respects with the rules and regulations promulgated by the SEC, and to respond to any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement. SPAC and the Company shall discuss in good faith and agree upon any action that SPAC will undertake to obtain the SPAC Shareholder Extension Approval, including the injection of additional at-risk capital depending on the then prevailing market conditions.

Section 8.05        Exclusivity; SPAC Board Recommendation.

(a)               During the Interim Period, other than in connection with any Transaction Financing, the Company shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to (A) any purchase of a material portion of the stock or shares, other Equity Securities or assets, or (B) any merger, business combination or other similar transaction (an “Alternative Transaction Proposal”), in each case of clauses (A) and (B), involving the Company and its Subsidiaries, (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal involving the Company and its Subsidiaries or that may reasonably be expected to lead to any such Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative Transaction Proposal involving the Company and its Subsidiaries, (iv) prepare or take any steps in connection with a public offering of any equity securities of the Company, any of its Subsidiaries, or a newly formed holding company of the Company or such Subsidiaries, or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage an effort or attempt by any person or entity to do or seek to do any of the foregoing; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.05(a). The Company agrees to promptly notify SPAC if the Company or any of its Representatives or Subsidiaries receive any offer or communication in respect of an Alternative Transaction Proposal involving the Company and its Subsidiaries, and will promptly communicate to SPAC in reasonable detail the terms and substance thereof, and the Company shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than SPAC and its Representatives) regarding an Alternative Transaction Proposal involving the Company. During the Interim Period, the Company will not confidentially submit to or file with the SEC any Registration Statement on Form S-1 or F-1.

(b)               During the Interim Period, other than in connection with any Transaction Financing, SPAC shall not, and shall cause its Representatives, its Subsidiaries and the Sponsor not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Alternative Transaction Proposal involving SPAC, (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal involving SPAC or that may reasonably be expected to lead to any such Alternative Transaction Proposal, (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative Transaction Proposal involving SPAC, or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilities or encourage an effort or attempt by any person or entity to do or seek to do any of the foregoing; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.05(b). SPAC agrees to promptly notify the Company if SPAC or any of its Representatives or Subsidiaries or the Sponsor receive any offer or communication in respect of an Alternative Transaction Proposal involving SPAC, and will promptly communicate to the Company in reasonable detail the terms and substance thereof, and SPAC shall, and shall cause its Representatives, its Subsidiaries and the Sponsor to, cease any and all existing negotiations or discussions with any person or group of persons (other than the Company and its Representatives) regarding an Alternative Transaction Proposal involving SPAC.

(c)               The SPAC Board Recommendation shall be included in the Proxy Statement. The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the SPAC Board Recommendation for any reason.

Section 8.06        Tax Matters.

(a)               The Parties shall comply with the covenants set forth in Exhibit H (the “Tax Covenants”).

(b)               All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the party responsible therefor under applicable Law. The applicable Party shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Parties shall reasonably cooperate with respect thereto as necessary). The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Tax.

Section 8.07        Confidentiality; Publicity.

(a)               SPAC acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b)               None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, except for (i) any communication with any Governmental Authority (including any Competition Authorities) relating to the Transactions or the Transaction Agreement, which shall be made in accordance with Section 8.01(b), or (ii) any Transaction Filings, which shall be prepared and filed in accordance with Section 8.02, if any such announcement or other communication is required by applicable Law, in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance and allow the other Party a reasonable opportunity to comment thereon (which shall be considered by SPAC or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 6.02 and this Section 8.07(b), the foregoing shall not prohibit any Party from communicating with third parties in accordance with the terms of this Agreement to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

(c)               Promptly after the execution of this Agreement, SPAC and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

Section 8.08        Warrant Agreement. Immediately prior to the Closing, the Company, SPAC, and Continental Stock Transfer & Trust Company (“Continental”) shall enter into an assignment and assumption agreement, in substantially the form attached hereto as Exhibit F, pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, dated March 23, 2021, by and between SPAC and Continental, and the terms and conditions of such Warrant Agreement shall be amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.08(d).

Section 8.09        Transaction Financing. As promptly as reasonably practicable after the date hereof, SPAC and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to, as applicable, (a) enter into such Contracts (the “Transaction Financing Agreements”) with investors (the “Transaction Financing Investors”), in a form and with terms reasonably acceptable to SPAC and the Company, pursuant to which the Transaction Financing Investors commit to acquiring Equity Securities of the Company in an aggregate amount of $150,000,000, with the form of such Equity Securities to be agreed by the Company and SPAC (the “Transaction Financing”); and (b) consummate any Transaction Financing within ninety (90) days after the date hereof. SPAC and the Company shall not, without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the Transaction Financing Agreements. SPAC and the Company shall, and shall cause their respective financial advisors and legal counsel to, keep each other and their respective financial advisors and legal counsel reasonably informed with respect to such Transaction Financing.

Section 8.10        Post-Closing Directors and Officers.

(a)               Each of SPAC and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time: (i) the Company Board shall consist of no less than five (5) and no more than seven (7) directors as determined by the Company; (ii) the members of the Company Board are the individuals determined in accordance with Section 8.10(b) and Section 8.10(c); and (iii) the officers of the Company (the “Officers”) immediately after the Effective Time shall be determined by the Company at its sole discretion.

(b)               Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall identify (in consultation with SPAC) at least two (2) individuals, each of whom shall qualify as an “independent director” under the listing rules of the applicable Stock Exchange, to serve as a director on the Company Board immediately after the Effective Time, with each such individual serving on a different class of directors.

(c)               Subject to Section 8.10(b), the Company shall have the right to designate all remaining directors of the Company Board immediately after the Effective Time.

Section 8.11        Company Extraordinary General Meeting.

(a)               The Company shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, (A) solicit and obtain the Company Shareholder Approval in the form of an irrevocable unanimous written consent (the “Unanimous Written Consent”) of all the Company Shareholders, or (B) in the event the Company is not able to obtain the Unanimous Written Consent, establish a record date (which record date shall be mutually agreed with SPAC) for, duly call and give notice of, a meeting of Company Shareholders (the “Company Extraordinary General Meeting”), and the Company shall convene and hold a meeting of Company Shareholders, in each case in accordance with the Company’s Organizational Documents and applicable Law, for the purpose of (i) obtaining the Company Shareholder Approval and such other matter as may be mutually agreed by SPAC and the Company, (ii) adopting or approving all Company Transaction Proposals, and (iii) adopting and approving any other proposal that either the SEC or the applicable Stock Exchange (or the respective staff thereof) indicates is necessary in its comments to the Registration Statement, and (iii) related and customary procedural and administrative matters. The Company shall use its reasonable best efforts to obtain such approval and authorizations from the Company Shareholders at the Company Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the Company Shareholders.

(b)               Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to postpone or adjourn the Company Extraordinary General Meeting solely to the extent necessary (a “Company Meeting Change”): (i) to comply with applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith is required by applicable Law is disclosed to the Company Shareholders and for such supplement or amendment to be promptly disseminated to the Company Shareholders with sufficient time prior to the Company Extraordinary General Meeting for the Company Shareholders to consider the disclosures contained in such supplement or amendment; or (iii) if, as of the time for which the Company Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Pre-Subdivision Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Extraordinary General Meeting; provided that, without the prior written consent of SPAC (such consent not to be unreasonably withheld, delayed or conditioned), the Company may only be entitled to one Company Meeting Change (excluding any postponements or adjournments required by applicable Law), and the Company Extraordinary General Meeting may not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the date for which the Company Extraordinary General Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) and provided that it is held no later than three (3) Business Days prior to the Termination Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii), the Company Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.12        Convertible Notes. Prior to the Closing, to the extent such convertible notes have not been amended prior to the date hereof, the Company shall use reasonable best efforts to enter into amendments of the 2020 Convertible Notes or the 2021 Convertible Notes with the applicable holders (so amended, the “Amended 2020 Convertible Notes” and the “Amended 2021 Convertible Notes”) such that any Amended 2020 Convertible Notes and any Amended 2021 Convertible Notes shall be convertible into a number of Company Pre-Subdivision Ordinary Shares immediately prior to the Share Subdivision in accordance with the respective terms and conditions therein. The Company shall deliver to SPAC copies of any executed Amended 2020 Convertible Notes and Amended 2021 Convertible Notes not less than two (2) Business Days prior to the Closing Date.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.01        Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger is subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a)               Competition Approvals. All Consents from Competition Authorities in the jurisdictions set forth on Section 9.01(a) of the Company Disclosure Schedules relating to the Transactions shall have been obtained and shall remain in full force and effect.

(b)               No Prohibition. There shall not be in force and effect, or have been entered, enacted or promulgated, any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the Merger.

(c)               SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained and shall remain in full force and effect.

(d)               Company Shareholder Approval. The Company Shareholder Approval shall have been obtained and shall remain in full force and effect.

(e)               Stock Exchange Listing. The Company Class A Ordinary Shares to be issued in connection with the Merger shall have been conditionally approved for listing on the applicable Stock Exchange, subject only to official notice of issuance thereof, and upon Closing, the Company shall satisfy the continuing listing requirements of the applicable Stock Exchange.

(f)                Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order with respect thereto shall be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(g)               Net Tangible Assets. After giving effect to any exercise of the SPAC Shareholder Redemption Right by the public SPAC Shareholders, SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(h)               Recapitalization. The Recapitalization shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.

Section 9.02        Additional Conditions to Obligations of SPAC. The obligations of the SPAC to consummate, or cause to be consummated, the Merger is subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by SPAC:

(a)               Representations and Warranties.

(i)                 Each of the representations and warranties of the Company contained in Section 4.01 (Corporation Organization of the Company), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06(a) (Capitalization), Section 4.07(a) (Capitalization of Subsidiaries), and Section 4.20 (Brokers’ Fees) (collectively, the “Specified Company Representations”) that is (x) qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)              Each of the representations and warranties of the Company contained in Article IV (other than the Specified Company Representations) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)               Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)               Officer’s Certificate. The Company shall have delivered to SPAC a certificate, signed by an officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)               No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred which is continuing and uncured.

Section 9.03        Additional Conditions to the Obligations of the Company and Merger Sub. The obligation of the Company and Merger Sub to consummate or cause to be consummated the Merger and is subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company (on behalf of itself and Merger Sub):

(a)               Representations and Warranties.

(i)                 Each of the representations and warranties of the SPAC contained in Section 5.01 (Organization), Section 5.02 (Due Authorization), Section 5.07 (Brokers’ Fees) and Section 5.12(a) (Capitalization) (collectively, the “Specified SPAC Representations”) that is (x) qualified by “materiality”, “Material Adverse Effect”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality”, “Material Adverse Effect”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)              Each of the representations and warranties of the SPAC contained in Article V (other than the Specified SPAC Representations) shall be true and correct (without giving any effect to any limitation as to “materiality”, SPAC Impairment Effect or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Impairment Effect.

(b)               Agreements and Covenants. The covenants and agreements of the SPAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)               Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated the Closing Date, certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)               Available SPAC Cash. The Available SPAC Cash shall be no less than $150,000,000.

(e)               Sponsor Lock-Up and Support Agreement. The Sponsor Lock-Up and Support Agreement shall be in full force and effect and no party thereto shall be in breach thereof or shall have failed to perform thereunder in any material respect.

(f)                No SPAC Impairment Effect. Since the date of this Agreement, no SPAC Impairment Effect shall have occurred which is continuing and uncured.

Article X
TERMINATION/EFFECTIVENESS

Section 10.01    Termination. This Agreement may be validly terminated, and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)               by mutual written agreement of SPAC and the Company;

(b)               by written notice by either SPAC or the Company to the other Party, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (A) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger, and (B) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c)               by written notice by either SPAC or the Company to the other Party, if the Effective Time has not occurred by 11:59 p.m., Hong Kong time, on the first anniversary of the date of this Agreement (or such later time mutually agreed upon by the Company and SPAC); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time;

(d)               by written notice by SPAC to the Company, if the Company or Merger Sub has breached or failed to perform any of its representations, warranties, or covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) to be satisfied at the Closing and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company or Merger Sub before the earlier of (A) the fifth (5th) Business Day immediately prior to the Termination Date and (B) the 45th day following receipt of written notice from SPAC of such breach or failure to perform: provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e)               by written notice by the Company to SPAC, if SPAC has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) to be satisfied at the Closing and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by SPAC before the earlier of (A) the fifth (5th) Business Day immediately prior to the Termination Date and (B) the 45th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f)                by written notice by the Company to SPAC, if SPAC dissolves or liquidates pursuant to SPAC’s Organizational Documents;

(g)               by written notice by either SPAC or the Company to the other Party, if SPAC failed to obtain the SPAC Shareholder Approval upon vote taken thereon at a duly convened SPAC Extraordinary General Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(g) shall not be available to SPAC if, at the time of such termination, SPAC is in material breach of Section 8.02 and such breach is the primary cause of the failure to obtain the SPAC Shareholder Approval; or

(h)               by written notice by the Company to SPAC, if SPAC fails to obtain the SPAC Shareholder Extension Approval upon vote taken thereon at a duly convened extraordinary general meeting of the SPAC Shareholders (or at a meeting of SPAC Shareholders following any adjournment or postponement thereof).

Section 10.02    Effect of Termination.

(a)               In the event that this Agreement is terminated by the Company pursuant to Section 10.01, and such termination is not due to SPAC’s breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, then notwithstanding anything to the contrary herein, (x) the Company shall be solely responsible and pay for any and all Transaction Financings Expenses, and (y) subject to the following terms, the Company shall pay, or cause to be paid, to SPAC or SPAC’s designee an amount in cash equal to the SPAC Transaction Expenses specified on the SPAC Termination Statement (such amount, the “Company Termination Payment Amount”). As soon as reasonably practicable following such a termination in which SPAC desires to be so paid, SPAC shall deliver, or cause to be delivered, to the Company a written statement (the “SPAC Termination Statement”) setting forth the Company Termination Payment Amount, which shall include the respective amounts and wire transfer instructions for the payment thereof. SPAC shall provide the Company and its Representatives, as and if reasonably requested by the Company in connection with the Company’s review of the SPAC Termination Statement, with reasonable access to (i) any reasonable supporting documentation in respect of the SPAC Termination Statement (which may include, for example, invoices, receipts or similar documents), and (ii) SPAC’s Representatives for such purpose; provided, that, the Company shall not be entitled access to any information or documents to the extent SPAC has been advised by its legal counsel that such information or documents are subject to attorney-client or similar privilege. During the ten (10)-day period following the Company’s receipt of the SPAC Termination Statement, SPAC shall consider in good faith any reasonable comments of the Company to the SPAC Termination Statement. If the Company and SPAC agree to make any modification to the SPAC Termination Statement, then such SPAC Termination Statement as so agreed by the Company and SPAC to be modified shall be deemed to be the SPAC Termination Statement for purposes of determining the amounts that the Company shall pay or cause to be paid pursuant to this Section 10.02(a). In any event, within fifteen (15) days after receiving the SPAC Termination Statement, the Company shall pay, or cause to be paid, to SPAC or SPAC’s designee an amount in cash equal to the Company Termination Payment Amount specified on the SPAC Termination Statement; provided that:

(i)                 if the Capital Raise Proceeds as of the date when this Agreement is terminated by the Company pursuant to Section 10.01 (the “Termination Date”) are equal to, or more than, $150,000,000, the Company Termination Payment Amount will be limited to a cap of $8,500,000; or

(ii)              if the Capital Raise Proceeds as of the Termination Date are less than $150,000,000, the Company Termination Payment Amount will be limited to a cap of the sum of (A) $6,500,000, and (B) the product of (x) $2,000,000 and (y) the quotient of (1) the amount of the Capital Raise Proceeds divided by (2) $150,000,000.

(b)               Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for any fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, and the Confidentiality Agreement, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.01    Waiver. At any time and from time to time prior to the Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02    Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other internationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to SPAC, prior to the Closing, to:

Magnum Opus Acquisition Limited
Unit 1009, ICBC Tower

Three Garden Road, Central, Hong Kong
Attn: Ka Man Kevin Lee
E-mail: kevin.lee@opusacquisition.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas

New York, NY, 10020-1095

The United States
Attn:               Joel Rubinstein

Jessica Zhou

Steven Sha

E-mail:           joel.rubinstein@whitecase.com

jessica.zhou@whitecase.com

steven.sha@whitecase.com

If to the Company or Merger Sub or SPAC following the Closing, to:

Asia Innovations Group Limited

111 North Bridge Road

#27-01 Peninsula Plaza

Singapore 179098

Attn:                Andy Tian

E-mail:            andy.tian@asiainnovations.net

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attn:               David Zhang

Jesse Sheley

Joseph Raymond Casey

E-mail:           david.zhang@kirkland.com

jesse.sheley@kirkland.com

joseph.casey@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03    Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, and (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15.

Section 11.05    Expenses. Except as otherwise set forth in this Agreement or the Sponsor Lock-Up and Support Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that (a) if the Closing shall not occur, the Company shall be responsible for paying the Company Transaction Expenses, and SPAC shall be responsible for paying the SPAC Transaction Expenses, subject to Section 10.02(a), and (b) if the Closing shall occur, the Company shall pay or cause to be paid the SPAC Transaction Expenses and any Company Transaction Expenses specified on the Transaction Expense Statements, in each case, in accordance with Section 3.10.

Section 11.06    Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by email to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.08    Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09    Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain confidentiality agreement, dated as of July 25, 2022, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement, the Transaction Agreements and the Confidentiality Agreement.

Section 11.10    Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement; provided, that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of SPAC Shareholder Approval, if any such amendment shall by applicable Law or SPAC Organizational Documents require further approval of the SPAC Shareholders, the effectiveness of such amendment shall be subject to the approval of the SPAC Shareholders; provided, further, that no amendment of any provision of this Agreement that is intended for the benefits any third party beneficiary shall be made without consent from such third party beneficiaries. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12    Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal court located in the State of Delaware, and each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement, the Transaction Agreements or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.12.

Section 11.13    Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.14    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.15    Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of fraud against the Party committing such fraud. All such representations, warranties, covenants, obligations and other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly in whole or in part require performance after the Closing shall survive the Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Sponsor Lock-Up and Support Agreement, the Registration Rights Agreement, the Company Shareholder Voting Agreement, the Listing A&R M&AA, and any Transaction Financing Agreements shall not be affected by this Section 11.15.

Section 11.16    Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV (as modified by the Company Disclosure Schedules) constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V (as modified by the SPAC Disclosure Schedules) constitute the sole and exclusive representations and warranties in respect of SPAC; (iv) except for the representations and warranties in Article IV by the Company (as modified by the Company Disclosure Schedules) and the representations and warranties in Article V by the SPAC (as modified by the SPAC Disclosure Schedules), none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV (as modified by the Company Disclosure Schedules) by the Company and the representations and warranties in Article V (as modified by the SPAC Disclosure Schedules) by the SPAC. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of fraud committed by such Party.

Section 11.17    Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege (Company).

(a)               Conflicts of Interest. SPAC acknowledges that Kirkland & Ellis LLP and Maples and Calder (Hong Kong) LLP (each of them “Prior Counsel”) has, on or prior to the Closing Date, represented one or more of the Company, its Subsidiaries, the Company Shareholders and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related to a litigation, arbitration, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, arbitration, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Company or its Subsidiaries (including SPAC) or SPAC Shareholders (for the purposes of this Section 11.17, in such post-Closing capacity, the “Post-Closing Group”), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that the Prior Counsel will represent them in connection with such matters. Accordingly, each member of the Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Prior Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, the Prior Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Post-Closing Group.

(b)               Attorney-Client Privilege. Each member of the Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Prior Counsel, on the one hand, and any Designated Person (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by the Prior Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and any member of the Post-Closing Group, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Designated Persons. Furthermore, each member of the Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Designated Persons.

(c)               Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be retained by the Designated Persons. No member of the Post-Closing Group shall have a right of access to such Privileged Materials.

(d)               Miscellaneous. SPAC hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Counsel. This Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived or modified, without the prior written consent of the Prior Counsel.

Section 11.18    Waiver of Conflicts Regarding Representations; Non Assertion of Attorney Client Privilege (SPAC).

(a)               Conflicts of Interest. The Company and Merger Sub acknowledge that White & Case LLP and Maples and Calder (Hong Kong) LLP (each of them, the “Sponsor Prior Counsel”) has, on or prior to the Closing Date, represented one or more of SPAC, the Sponsor, and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Sponsor Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related to a litigation, arbitration, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, a “Sponsor Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, arbitration, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Company or its Subsidiaries (including SPAC) or Company Shareholders (for the purposes of this Section 11.18, in such post-Closing capacity, the “Company Post-Closing Group”), on the one hand, and one or more Sponsor Designated Persons, on the other hand, are or may be adverse to each other (each, a “Sponsor Post-Closing Matter”), the Sponsor Designated Persons reasonably anticipate that the Sponsor Prior Counsel will represent them in connection with such matters. Accordingly, each member of the Company Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Sponsor Prior Counsel of one or more Sponsor Designated Persons in connection with one or more Sponsor Post-Closing Matters (the “Sponsor Post-Closing Representations”), and (ii) agrees that, in the event that a Sponsor Post-Closing Matter arises, the Sponsor Prior Counsel may represent one or more Sponsor Designated Persons in such Sponsor Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Company Post-Closing Group.

(b)               Attorney-Client Privilege. Each member of the Company Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Sponsor Prior Counsel, on the one hand, and any Sponsor Designated Person (collectively, the “Sponsor Pre-Closing Designated Persons”), or any advice given to any Sponsor Pre-Closing Designated Person by the Sponsor Prior Counsel, occurring during one or more Sponsor Existing Representations (collectively, “Sponsor Pre-Closing Privileges”) in connection with any Sponsor Post-Closing Representation, including in connection with a dispute between any Sponsor Designated Person and any member of the Company Post- Closing Group, it being the intention of the Parties that all rights to such Sponsor Pre-Closing Privileges, and all rights to waiver or otherwise control such Sponsor Pre-Closing Privilege, shall be retained by the Sponsor Designated Persons. Furthermore, each member of the Company Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Sponsor Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Sponsor Designated Persons.

(c)               Privileged Materials. All such Sponsor Pre-Closing Privileges, and all books and records and other documents of SPAC and the Sponsor containing any advice or communication that is subject to any Sponsor Pre-Closing Privilege (“Sponsor Privileged Materials”), shall be retained by the Sponsor Designated Persons. No member of the Post-Closing Group shall have a right of access to such Sponsor Privileged Materials.

(d)               Miscellaneous. The Company and Merger Sub hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Sponsor Prior Counsel. This Section 11.18 shall be irrevocable, and no term of this Section 11.18 may be amended, waived or modified, without the prior written consent of the Sponsor Prior Counsels.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

ASIA INNOVATIONS GROUP LIMITED

By:	/s/ Rong Fong Tian
Name: Rong Fong Tian
Title: CEO

CONNECT MERGER SUB

By:	/s/ Rong Fong Tian
Name: Rong Fong Tian
Title: Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

MAGNUM OPUS ACQUISITION LIMITED

By:	/s/ Hou Pu Jonathan Lin
	Name:	Hou Pu Jonathan Lin
	Title:	Chief Executive Officer and Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Listing Amended and Restated Articles of Association

Exhibit A

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

ASIA INNOVATIONS GROUP LIMITED

(Adopted pursuant to a special resolution passed on [ ] and effective on [ ])

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ASIA INNOVATIONS GROUP LIMITED

(Adopted pursuant to a special resolution passed on [ ] and effective on [ ])

1.	The name of the Company is Asia Innovations Group Limited.

2.	The registered office of the Company shall be at the offices of Sertus Incorporations(Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime TreeBay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (As Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.	The authorized share capital of the Company is [US$50,000 divided into [5,000,000,000] ordinary shares of par value of [US$0.00001] each, comprising (a) [4,000,000,000] Class A Ordinary Shares of par value of [US$0.00001] each and (b) [1,000,000,000] Class B Ordinary Shares of par value of [US$0.00001] each]. Subject to the Statute and these Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

6.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ASIA INNOVATIONS GROUP LIMITED

(Adopted pursuant to a special resolution passed on [ ], and effective on [ ])

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means, with respect to any specified Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person, provided. With respect to any Person who is a natural Person, such Person’s Affiliates shall also include his or her Immediate Family Members and their respective Affiliates;
“Articles”	means these articles of association of the Company, as amended and altered from time to time by Special Resolutions;
“Audit Committee”	means the audit committee of the Company formed by the Board pursuant to Article 141 hereof, or any successor audit committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any);
“Board” and “Board of Directors”	means the board of directors of the Company;
“Business Day”	means any day other than a Saturday, Sunday or other day on which commercial banking institutions in Hong Kong, New York, the Cayman Islands or the PRC are authorized or required by Law or executive order to close;

“Chairman”	means the chairman of the Board of Directors;
“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;
“Class A Ordinary Share”	a class A ordinary share of par value [US$0.00001] each in the share capital of the Company having the rights set out in these Articles;
“Class B Ordinary Share”	a class B ordinary share of par value [US$0.00001] each in the share capital of the Company having the rights set out in these Articles;
“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;
“Company”	means Asia Innovations Group Limited, a Cayman Islands exempted company;
“Company’s Website”	means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company in connection or which has otherwise been notified to Members;
“Control”	means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “Controlled by” and “under common Control with” shall have correlative meanings;
“Designated Stock Exchange”	means the stock exchange in the United States on which any Shares are listed for trading;
“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;

“Directors”	means the directors for the time being of the Company;
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands;
“Government Authority”	means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable Party or its Affiliates are listed;
“Immediate Family Members”	means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing;
“Law”	means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Government Authority, including any rules promulgated by a stock exchange or regulatory body;

“Lien”	means any encumbrance, right, interest or restriction, including any mortgage, judgment lien, materialman’s lien, mechanic’s lien, other lien (statutory or otherwise), charge, security interest, pledge, hypothecation, encroachment, easement, title defect, title retention agreement, voting trust agreement, right of pre-emption, right of first refusal, claim, option, limitation, forfeiture, penalty, equity, adverse interest or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;
“Member”	has the same meaning as in the Statute;
“Memorandum”	means the memorandum of association of the Company or as amended and altered from time to time by Special Resolutions;
“Ordinary Resolution”	means a resolution passed by a simple majority of the votes cast by the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles;
“Ordinary Shares”	means the Class A Ordinary Shares and the Class B Ordinary Shares, collectively;
“Person”	means any individual or any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity;
“PRC”	means the People’s Republic of China, excluding, for purposes of these Articles, Hong Kong, Macau and Taiwan);
“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members;
“Registered Office”	means the registered office for the time being of the Company;

“Seal”	means the common seal of the Company and includes every duplicate seal;
“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;
“Secretary”	means any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary;
“Share” and “Shares”	means a share in the capital of the Company, and includes an Ordinary Share. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require;
“Share Premium Account”	means the share premium account established in accordance with these Articles and the Statute;
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution;
“Statute”	means the Companies Act (As Revised) of the Cayman Islands;
“US$”	means the lawful money of the United States of America; and
“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

2.	In these Articles:

2.1.	words importing the singular number include the plural number and vice versa;

2.2.	words importing the masculine gender include the feminine gender;

2.3.	words importing persons include corporations;

2.4.	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5.	the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

2.6.	when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to these Articles, the date that is the reference date in calculating such period shall be excluded;

2.7.	“fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding convertible securities and all Shares reserved for issuance under any share incentive plan as issued and outstanding;

2.8.	references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant party, consistent in all material respects (including nature and scope) with the prior practice of such party;

2.9.	references to “writing,” “written” and comparable expressions include any mode of reproducing words in a legible and nontransitory form including emails and faxes, provided the sender complies with the provision of Article 167;

2.10.	if any payment hereunder would have been, but for this Article, due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date;

2.11.	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.12.	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

SHARE CAPITAL

3.	The authorized share capital of the Company is [US$50,000 divided into 5,000,000,000 ordinary shares of par value of [US$0.00001] each, comprising (a) 4,000,000,000 Class A Ordinary Shares of par value of [US$0.00001] each and (b) 1,000,000,000 Class B Ordinary Shares of par value of [US$0.00001] each].

4.	Subject to the Statute, the Memorandum and these Articles and, where applicable, Designated Stock Exchange Rules and/or the rules of any competent regulatory authority, any power of the Company to purchase or otherwise acquire its own shares shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it thinks fit.

SHARES

5.	Subject to the Law, these Articles and, where applicable, the Designated Stock Exchange Rules (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may in their absolute discretion and without the approval of the Members, cause the Company to:

(a).	allot, issue, grant options over or otherwise dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, to Such Persons, at such times and on such other terms as they think proper;

(b).	grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c).	issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company on such terms as it may from time to time determine.

6.	The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by a Special Resolution. The Directors may issue from time to time, out of the authorized share capital of the Company, preferred shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors may by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a).	the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b).	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c).	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(d).	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e).	whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(f).	whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g).	whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h).	the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i).	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(j).	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

7.	Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares of or ordinary shares shall be a prerequisite to the issuance of any shares of any class or series of the preferred shares authorized by and complying with the conditions of the Memorandum and these Articles.

8.	The Company shall not issue Shares to bearer.

9.	The Company may in connection with the issue of any shares exercise all powers of paying commissions and brokerage conferred or permitted by the Law. Such commissions and brokerage may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other.

10.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

FRACTIONAL SHARES

11.	The Company shall not issue fractional Shares or register the transfer of fractions of a Share.

REGISTER OF MEMBERS

12.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

13.	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) calendar days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) calendar days immediately preceding the meeting and the record date for such determination shall be the date of closure of the Register of Members.

14.	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any dividend or in order to make a determination of Members for any other purpose.

15.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

SHARE CERTIFICATES

16.	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

17.	No certificate shall be issued representing shares of more than one class.

18.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

19.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

20.	Share certificates shall be issued within the relevant time limit as prescribed by the Law or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company.

21.	(1) Upon every transfer of shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the shares transferred to him at such fee as is provided in paragraph (2) of this Article. If any of the shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

(2) The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.

22.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

REDEMPTION

23.	Subject to the provisions of the Statute and these Articles, the Company may:

(a).	issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by the Board;

(b).	purchase its own Shares (including any redeemable Shares) in such manner and upon such terms as have been approved by the Board, or are otherwise authorized by these Articles; and

(c).	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

24.	The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

25.	The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

26.	The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

27.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a treasury share. The Directors may determine to cancel a treasury share or transfer a treasury share on such terms as they think proper (including, without limitation, for nil consideration).

NON RECOGNITION OF TRUSTS

28.	The Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

29.	The Company shall have a first and paramount Lien on all Shares (whether fully paid- up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s Lien thereon. The Company’s Lien on a Share shall also extend to any amount payable in respect of that Share.

30.	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a Lien, if a sum in respect of which the Lien exists is presently payable, and is not paid within fourteen (14) calendar days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

31.	To give effect to any such sale, the Directors may authorize any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

32.	The net proceeds of such sale after deduction of expenses, fees and commission incurred by the Company shall be applied in payment of such part of the amount in respect of which the Lien exists as is presently payable and any residue shall (subject to a like Lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALLS ON SHARES

33.	Subject to these Articles and the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Members in respect of any monies due and payable but unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by installments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

34.	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

35.	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

36.	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest in whole or in part.

37.	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and, if it is not paid, all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

38.	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

39.	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance. No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

40.	If a call remains unpaid after it has become due and payable, the Directors may give to the person from whom it is due not less than fourteen (14) calendar days’ notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with, the Shares in respect of which the call was made will be liable to be forfeited.

41.	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

42.	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person, the Directors may authorize some person to execute an instrument of transfer of the Share in favor of that person.

43.	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

44.	A certificate in writing under the hand of one Director of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

45.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

46.	Subject to these Articles, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

47.	The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Member until the name of the transferee is entered in the Register of Members in respect of the relevant Shares.

48.	The Board may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists.

49.	The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a Lien. The Directors may also decline to register any transfer of any Share unless:

(a).	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b).	the instrument of transfer is in respect of only one Class of Shares;

(c).	the instrument of transfer is properly stamped, if required;

(d).	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(e).	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

50.	The registration of transfers may, after compliance with any notice required by the Designated Stock Exchange Rules, be suspended and the Register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register of Members closed for more than thirty (30) calendar days in any calendar year.

51.	All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within two calendar months after the date on which the instrument of transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

52.	If a Member dies, the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him. Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder, he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before the death or bankruptcy or liquidation or dissolution of that Member, as the case may be.

53.	If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

54.	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some other person nominated by him become the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before the death or bankruptcy or liquidation or dissolution of such Member or in any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENTS OF MEMORANDUM AND ARTICLES AND ALTERATION OF CAPITAL

55.	Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by Ordinary Resolution:

(a).	increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b).	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c).	divide its Shares into several Classes and without prejudice to any special rights previously conferred on the holders of existing Shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a Class of Shares has been authorized by the Company, no resolution of the Company in general meeting is required for the issuance of Shares of that Class and the Directors may issue Shares of that Class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes shares with different voting rights, the designation of each Class of Shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d).	subdivide its Shares, or any of them, into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value (subject, nevertheless, to the Law), and may by such resolution determine that, as between the holders of the Shares resulting from such sub-division, one or more of the Shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares; and

(e).	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of shares, without par value, diminish the number of shares into which its capital is divided.

56.	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, Liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital. The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the preceding Article and in particular but without prejudice to the generality of the foregoing may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

57.	Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by Special Resolution:

(a).	change its name;

(b).	alter, amend or add to these Articles;

(c).	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d).	reduce its share capital and any capital redemption reserve fund in any manner authorized by Law.

SHARE RIGHTS

58.	Subject to the provisions of applicable Law, Designated Stock Exchange Rules, the Memorandum and these Articles and to any special rights conferred on the holders of any Shares or class of Shares, any share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.

59.	Subject to the provisions of applicable Law and these Articles, any preferred shares may be issued or converted into shares that, at a determinable date or at the option of the Company or the holder if so authorized by the Memorandum, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by Special Resolution of the Members determine. Where the Company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable Law.

60.	The rights and restrictions attaching to the Ordinary Shares are as follows:

(a).	Income.

Holders of Ordinary Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare from time to time.

(b).	Capital

Holders of Ordinary Shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the Company).

(c).	Attendance at General and Special Meetings and Voting

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general and special meetings of the Company. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the Members. Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general and special meetings of the Company and each Class B Ordinary Share shall be entitled to ten (10) votes on all matters subject to vote at general and special meetings of the Company.

(d).	Conversion

(i)	Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

(ii)	Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, or upon a change of beneficial ownership of any Class B Ordinary Shares as a result of which any Person who is not an Affiliate of the registered holders of such Ordinary Shares becomes a beneficial owner of such Ordinary Shares, such Class B Ordinary Share, shall be automatically and immediately converted into an equal number of Class A Ordinary Shares. For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in the Register of Members; (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Ordinary Shares to secure any contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party who is not an Affiliate of the relevant Member becoming a beneficial owner of the relevant Class B Ordinary Shares in which case all the related Class B Ordinary Shares shall be automatically and immediately converted into the same number of Class A Ordinary Shares, and (iii) the termination of directorship on the Board of Directors or employment as an executive officer with the Company of any holder of any Class B Ordinary Shares shall not trigger the automatic conversion contemplated under this Article 60(d).

(iii)	For purposes of this Article 60, “beneficial ownership” shall have the meaning defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended.

(iv)	Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to this Article shall be effected by means of the re-designation and re-classification of the relevant Class B Ordinary Share as a Class A Ordinary Share together with such rights and restrictions and which shall rank pari passu is all respects with the Class A Ordinary Shares then in issue. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record the re-designation and re-classification of the relevant Class B Ordinary Shares as Class A Ordinary Shares.

(v)	Upon conversion, the Company shall allot and issue the relevant Class A Ordinary Shares to the converting Member, enter or procure the entry of the name of the relevant holder of Class B Ordinary Shares as the holder of the relevant number of Class A Ordinary Shares resulting from the conversion of the Class B Ordinary Shares in, and make any other necessary and consequential changes to, the Register of Members and shall procure that certificates in respect of the relevant Class A Ordinary Shares, together with a new certificate for any unconverted Class B Ordinary Shares comprised in the certificate(s) surrendered by the holder of the Class B Ordinary Shares are issued to the holders of the Class A Ordinary Shares and Class B Ordinary Shares.

(vi)	Save and except for voting rights and conversion rights as set out in Articles 60(c) and (d), Class A Ordinary Shares and Class B Ordinary Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions.

VARIATION OF RIGHTS OF SHARES

61.	Subject to the provisions of these Articles, if at any time the share capital of the Company is divided into different Classes, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied, modified or abrogated with the consent in writing of the holders of a majority of the issued Shares of that Class, or with the sanction of an Ordinary Resolution passed at a general meeting of the holders of the Shares of that Class.

62.	The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one Class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third (1/3) of the issued Shares of the Class and that any holder of Shares of the Class present in person or by proxy may demand a poll.

63.	Subject to the provisions of the Articles, the rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu with or subsequent to the Shares of that Class or the redemption or purchase of any Shares of any Class by the Company, and the rights of the holders of Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

REGISTERED OFFICE

64.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

65.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

66.	The Company may, but shall not (unless required by the Statute) be obliged to hold a general meeting in each calendar year as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

67.	The Chairman or a majority of the Directors may call general meetings, and they shall on a Member’s requisition forthwith proceed to convene an extraordinary general meeting of the Company.

68.	A Members’ requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than one-third (1/3) of all votes attaching to all issued and outstanding Shares entitled to vote at general meetings of the Company.

69.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

70.	If there are no Directors as at the date of the deposit of a Members’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of such requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one- half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said twenty-one (21) calendar days.

71.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

72.	At least fifteen (15) calendar days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a).	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b).	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five percent (75%) in voting rights of the Shares giving that right.

73.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any Person entitled to receive notice shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

74.	No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Two or more holders of Shares which carry not less than one-half of all votes attaching to Shares in issue and entitled to vote at such genral meeting, present in person or by proxy or, if a corporate or other non-natural person, by its duly authorised representative, shall constitute a quorum; unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorized representative or proxy.

75.	A person may participate at a general meeting by telephone or other similar communications equipment by means of which all the persons participating in such meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

76.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

77.	If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members constituting a majority of the outstanding share capital of the Company (calculated on an as- converted basis) shall be a quorum and may transact the business for which the meeting was called, provided, that, such present Members shall only discuss and/or approve the matters as described in the meeting notice delivered in accordance with these Articles.

78.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

79.	If no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

80.	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

81.	A resolution put to the vote of the meeting shall be decided on the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by the Statute or these Articles, such requisite majority shall be a simple majority of votes that are able to be cast.

82.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Members in accordance with these Articles, for any reason or for no reason, upon notice in writing to Members. A postponement may be for a stated period of any length or indefinitely as the Directors may determine. Notice of the business to be transacted at such postponed general meeting shall not be required. If a general meeting is postponed in accordance with this Article, the appointment of a proxy will be valid if it is received as required by these Articles not less than 48 hours before the time appointed for holding the postponed meeting.

VOTES OF MEMBERS

83.	Subject to any rights and restrictions for the time being attached to any Share, every Member present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall, at a general or special meeting of the Company, have one (1) vote for each Class A Ordinary Share and ten (10) votes for each Class B Ordinary Share, in each case of which he is the holder.

84.	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders and and for this purpose seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

85.	Shares carrying the right to vote that are held by a Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may be voted by his committee, receiver, curator bonis, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

86.	No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

87.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

88.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. All resolutions shall be determined by poll and not on a show of hands. An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

89.	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

90.	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized for that purpose. A proxy need not be a Member of the Company.

91.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a).	not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b).	in the case of a poll taken more than forty-eight (48) hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than twenty-four (24) hours before the time appointed for the taking of the poll; or

(c).	where the poll is not taken forthwith but is taken not more than forty-eight (48) hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

92.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to to confer authority to demand or join or concur in demanding a poll.

93.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES

94.	Any corporation or other non-natural person which is a Member or a Director may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

SHARES THAT MAY NOT BE VOTED

95.	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DEPOSITARY AND CLEARING HOUSES

96.	If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Members provided that, if more than one Person is so authorized, the authorization shall specify the number and Class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorization.

DIRECTORS

97.	Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than five (5) Directors, and there shall be no maximum number of Directors.

98.	The Board of Directors shall have a Chairman elected and appointed by a majority of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors, save and except that if the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, or if the Chairman is unable or unwilling to act as the chairman of a meeting of the Board of Directors, the attending Directors may choose one of their number to be the chairman of the meeting.

99.	The Company may by Ordinary Resolution appoint any person to be a Director.

100.	The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any person as a Director, to fill a casual vacancy on the Board or as an addition to the existing Board.

101.	[Reserved].

102.	A Director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated.

103.	A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

104.	A Director may be removed from office by Ordinary Resolution of the Company, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting. The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his removal.

105.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

106.	The Directors shall be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

107.	Subject to applicable Law, Designated Stock Exchange Rules and these Articles, the Board may establish any committee of the Board as the Board shall deem appropriate from time to time, and committees of the Board shall have the rights, powers and privileges granted to such committees by the Board from time to time.

POWERS AND DUTIES OF DIRECTORS

108.	Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business and affairs of the Company shall be conducted as directed by the Board of Directors of the Company. The Board shall have all such powers and authorities, and may do all such acts and things, to the maximum extent permitted by applicable Law, the Memorandum and these Articles. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

109.	The Board may, from time to time, and except as required by applicable Law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

110.	Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

111.	The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors.

112.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

113.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorized signatory (any such person being an “Attorney” or “Authorized Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorized Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorized Signatory to delegate all or any of the powers, authorities and discretion vested in him.

114.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

115.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

116.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

117.	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

118.	The Directors may from time to time at their discretion exercise all the powers of the Company to borrow money, to mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital, and to issue debentures, bonds and other securities, whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

DISQUALIFICATION OF DIRECTORS

119.	The office of a Director shall be vacated if:

(a).	he gives notice in writing to the Company that he resigns the office of Director;

(b).	he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c).	is prohibited by any applicable Law or Designated Stock Exchange Rules from being a Director;

(d).	he is found to be or becomes of unsound mind; or

(e).	is removed from office pursuant to any other provision of these Articles.

MEETINGS OF THE BOARD OF DIRECTORS

120.	The Board shall meet at such times and in such places as the Board shall designate from time to time. A meeting of the Board may be called by any Director on no less than five (5) calendar days’ prior written notice of the time, place and agenda of the meeting. Subject to these Articles, questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum, with each having one (1) vote and in case of an equality of votes, the Chairman shall have a second or casting vote.

121.	A Director may participate in any meeting of the Board or of any committee of the Board by means of video conference, teleconference or other similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute such Director’s presence in person at the meeting.

122.	The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, the presence of two (2) Directors then in office shall constitute a quorum. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

123.	If a quorum is not present at any duly called meeting, such meeting may be adjourned to a time no earlier than forty-eight (48) hours after written notice of such adjournment has been given to the Directors. The Directors present at such adjourned meeting shall constitute a quorum, provided that the Directors present at such adjourned meeting may only discuss and/or approve the matters as described in the meeting notice delivered to the Directors in accordance with Article 120.

124.	A resolution in writing (in one or more counterparts), signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee, as the case may be, duly convened and held. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

125.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

126.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

127.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

128.	The Company shall pay all fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board and all committees thereof (if any) and (ii) conducting any other Company business requested by the Company.

PRESUMPTION OF ASSENT

129.	A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIRECTORS’ INTERESTS

130.	A Director may:

(a).	hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

(b).	act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(c).	continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Notwithstanding the foregoing, no “Independent Director” as defined in the rules of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable Law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.

131.	Subject to applicable Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 132 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined by Item 7.B. of Form 20-F promulgated by the Commission, shall require the approval of the Audit Committee.

132.	A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:

(a).	he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or

(b).	he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified person who is connected with him;

shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such Notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.

133.	Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable Law or the Designated Stock Exchange Rules, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

MINUTES

134.	The Directors shall cause minutes to be made for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any Class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

135.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

ALTERNATE DIRECTORS

136.	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

137.	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

138.	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

139.	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

140.	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

AUDIT COMMITTEE

141.	Without prejudice to the freedom of the Directors to establish any other committees, for so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the charter of the Audit Committee, the Designated Stock Exchange Rules and the rules and regulations of the Commission.

NO MINIMUM SHAREHOLDING

142.	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

SEAL

143.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

144.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

145.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

146.	Subject to the Statute and these Articles any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realized or unrealized profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

147.	Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

148.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

149.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

150.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of three or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

151.	If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

152.	No dividend or distribution shall bear interest against the Company.

153.	Any dividend which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend which remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

154.	Subject to applicable Law, the Directors may:

(a).	resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution;

(b).	appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

(c).	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d).	authorise a Person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Members respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Members; and

(e).	generally do all acts and things required to give effect to the resolution.

155.	Notwithstanding any provisions in these Articles, the Directors may resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a).	employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members;

(b).	any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or Members; or

(c).	the holders of warrants issued by the Company upon the cashless exercise of such warrant in accordance with the terms thereof.

BOOKS OF ACCOUNT

156.	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

157.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or by the Company in general meeting.

158.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by the Law.

AUDIT

159.	Subject to applicable Law and Designated Stock Exchange Rules, the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors.

160.	The remuneration of the Auditor shall be determined by the Audit Committee or, in the absence of such an Audit Committee, by the Board.

161.	If the office of auditor becomes vacant by the resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

162.	Auditors of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

163.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment and at any time during their term of office upon request of the Directors or any general meeting of the Members.

164.	The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Audit Committee. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this act and name such country or jurisdiction.

SHARE PREMIUM ACCOUNT

165.	The Directors shall in accordance with the Statute establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

166.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Statute, out of capital.

NOTICES

167.	Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Member either personally, or by posting it by airmail or by a recognized courier service in a prepaid letter addressed to such Member at his address as appearing in the Register of Members, or by electronic mail to any electronic mail address such Member may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Member may have specified in writing for the purpose of such service of notices, or, to the extent permitted by applicable Law, by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

168.	Any notice or other document, if served by:

(a).	post, shall be deemed to have been served five (5) calendar days after the time when the letter containing the same is posted;

(b).	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c).	recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d).	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or

(e).	placing it on the Company’s Website, shall be deemed to have been served immediately upon the time when the same is placed on the Company’s Website.

169.	Any Members present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

170.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

171.	Notice of every general meeting shall be given in any manner hereinbefore authorized to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

INFORMATION

172.	No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

173.	The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

WINDING UP

174.	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

175.	If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

INDEMNITY

176.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s Auditors) and the personal representatives of the same (each, an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

FINANCIAL YEAR

177.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year.

DISCLOSURE

178.	The Directors, or any service providers (including the officers, the Secretary and the registered office agent of the Company) specifically authorized by the Directors, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

TRANSFER BY WAY OF CONTINUATION

179.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATIONS

180.	The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

EXHIBIT B

SPONSOR LOCK-UP AND SUPPORT AGREEMENT

Exhibit B

SPONSOR LOCK-UP AND SUPPORT AGREEMENT

This SPONSOR LOCK-UP AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2022, by and among Asia Innovations Group Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), Magnum Opus Acquisition Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“SPAC”), and the shareholders of SPAC set forth on Schedule A hereto (each, a “Major SPAC Shareholder”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Connect Merger Sub, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”) and SPAC, pursuant to which, among other things, Merger Sub will merge with and into the SPAC (the “Merger”), whereupon the separate existence of Merger Sub will cease, and SPAC will continue as the surviving company and a wholly-owned subsidiary of the Company;

WHEREAS, each Major SPAC Shareholder is, as of the date of this Agreement, the beneficial and sole legal owner of the number of SPAC Class B Shares set forth opposite such Major SPAC Shareholder’s name on Schedule A hereto (such SPAC Class B Shares, together with any other SPAC Shares (or any securities convertible into or exercisable or exchangeable for SPAC Shares) acquired by any Major SPAC Shareholder after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”; such SPAC Class B Shares beneficially owned by Sponsor, being referred to herein as the “Sponsor Founder Shares”);

WHEREAS, Magnum Opus Holdings LLC, a Cayman Islands limited liability company (“Sponsor”), is, as of the date of this Agreement, the beneficial and sole legal owner of the number of SPAC Private Placement Warrants set forth opposite Sponsor’s name on Schedule A hereto (such SPAC Private Placement Warrants, the “Subject Warrants”; such SPAC Private Placement Warrants beneficially owned by Sponsor, being referred to herein as the “Sponsor Founder Warrants”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and SPAC have requested that Major SPAC Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
Representations and Warranties of Major SPAC Shareholders

Each Major SPAC Shareholder hereby represents and warrants to the Company and SPAC as follows:

1.1              Corporate Organization. Such Major SPAC Shareholder, if an entity, (a) has been duly organized, is validly existing and is in good standing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted; and (b) is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent, impede or, in any material respect, delay or adversely affect the performance by such Major SPAC Shareholder of its obligations under this Agreement.

1.2              Due Authorization. Each Major SPAC Shareholder, if an entity, has all requisite corporate power and authority, and if an individual, has full legal capacity, right and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If such Major SPAC Shareholder is an entity, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate or equivalent proceeding on the part of such Major SPAC Shareholder is necessary to authorize this Agreement or such Major SPAC Shareholder’s performance hereunder. This Agreement has been duly and validly executed and delivered by such Major SPAC Shareholder and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of such Major SPAC Shareholder, enforceable against such Major SPAC Shareholder in accordance with its terms, subject to the Enforceability Exceptions. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Major SPAC Shareholder.

1.3              Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of other parties hereto contained in this Agreement, no consent of or with any Governmental Authority on the part of such Major SPAC Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Major SPAC Shareholder of this Agreement or the consummation by such Major SPAC Shareholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Major SPAC Shareholder of its obligations under this Agreement.

1.4              No-Conflict. The execution, delivery and performance by such Major SPAC Shareholder of this Agreement do not and will not (a) if such Major SPAC Shareholder is an entity, contravene or conflict with or violate any provision of, or result in the breach of the Organizational Documents of such Major SPAC Shareholder, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to such Major SPAC Shareholder or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which such Major SPAC Shareholder is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of such Major SPAC Shareholder, except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Major SPAC Shareholder of its obligations under this Agreement.

1.5              Subject Shares. As of the date hereof, such Major SPAC Shareholder is the beneficial and sole legal owner of its Subject Shares, and all such Subject Shares are owned by such Major SPAC Shareholder free and clear of all Liens, other than Liens pursuant to this Agreement, the other Transaction Agreements, the Organizational Documents of the Company, any applicable Securities Laws or that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Major SPAC Shareholder to perform its obligations under this Agreement or the consummation of the Transactions. Such Major SPAC Shareholder does not legally own any shares of SPAC other than the Subject Shares. Such Major SPAC Shareholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by (i) this Agreement, (ii) the letter, dated as of March 23, 2021, among SPAC, Sponsor and certain of SPAC’s current and former officers, directors and advisors (the “Insider Letter”), (iii) the other Transaction Agreements, (iv) the SPAC Organizational Documents, (v) any applicable Securities Laws or (vi) that would not, individually or in the aggregate, reasonably be expected to prevent, impede or, in any material respect, delay or adversely affect the performance by such Major SPAC Shareholder of its obligations under this Agreement.

1.6              Acknowledgement. Such Major SPAC Shareholder understands and acknowledges that the Company and SPAC are entering into the Merger Agreement and the other Transaction Agreements in reliance upon such Major SPAC Shareholder’s execution and delivery of this Agreement. Such Major SPAC Shareholder has been given a copy of the Transaction Agreements, is knowledgeable regarding the structure of the Transactions, including the basis and purpose of the Merger Agreement and each of the other Transaction Agreements to which such Major SPAC Shareholder is a party and the transactions contemplated thereby and the roles of each of the respective parties thereto, and based on such information, made its own analysis and decision to enter this Agreement.

1.7              Absence of Litigation. With respect to such Major SPAC Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Major SPAC Shareholder, threatened against, such Major SPAC Shareholder or any of such Major SPAC Shareholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, impede or, in any material respect, delay or adversely affect the performance by such Major SPAC Shareholder of its obligations under this Agreement.

1.8              Additional Representations and Warranties of Individual Major SPAC Shareholder. Such Major SPAC Shareholder, if an individual, (a) is not a minor, and is of full age and sound mind; and (b) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the risks of the transactions contemplated by this Agreement and the other Transaction Agreements.

Article II

Representations and Warranties of SPAC

SPAC hereby represents and warrants to each Major SPAC Shareholder and the Company as follows:

2.1              Corporate Organization. SPAC is a corporation duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

2.2              Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of SPAC and no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or SPAC’s performance hereunder (except that the SPAC Shareholder Approval is a condition to the consummation of the Merger). This Agreement has been duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

2.3              No-Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval, the execution, delivery and performance by SPAC of this Agreement and the consummation of the transactions by SPAC contemplated hereby do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

Article III

Representations and Warranties of the Company

The Company hereby represents and warrants to each Major SPAC Shareholder and SPAC as follows:

3.1              Corporate Organization. The Company is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2              Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement, (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 of the Merger Agreement) to perform all obligations to be performed by it hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 of the Merger Agreement, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company’s performance hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3              No-Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 of the Merger Agreement and obtaining the Company Shareholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, (a) contravene or conflict with, or trigger shareholder rights that have not been duly waived under, the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of clauses (b) through (d) above as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Article IV

Agreement to Vote; Certain Other Covenants of Major SPAC Shareholders

Each Major SPAC Shareholder covenants and agrees during the term of this Agreement as follows:

4.1              Agreement to Vote.

(a)               In Favor of the Transactions. At any meeting of SPAC Shareholders called to seek the SPAC Shareholder Approval or the SPAC Shareholder Extension Approval, including the SPAC Extraordinary General Meeting, or at any adjournment thereof, or in connection with any written consent of SPAC Shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the SPAC Transaction Proposals or the Extension Proposal and any other transactions contemplated by the Merger Agreement and any other Transaction Agreements, each Major SPAC Shareholder shall (i) if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the SPAC Shareholder Approval the SPAC Shareholder Extension Approval or, if there are insufficient votes in favor of granting the SPAC Shareholder Approval, in favor of the adjournment of such meeting of SPAC Stockholders to a later date. The obligations under this Section 4.1(a) shall apply mutatis mutandis to any additional meetings or written consents of SPAC Shareholders to seek the vote, consent or approval by SPAC Shareholders of any additional extension(s) of the Business Combination Deadline in accordance with the SPAC Organizational Documents.

(b)               Against Other Transactions. At any meeting of SPAC Shareholders or at any adjournment thereof, or in connection with any written consent of SPAC Shareholders or in any other circumstances upon which any Major SPAC Shareholder’s vote, consent or other approval is sought, each Major SPAC Shareholder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) other than in connection with the Transactions, any Alternative Transaction Proposal involving SPAC, (ii) allowing SPAC to execute or enter into, any agreement related to an Alternative Transaction Proposal, and (iii) entering into any agreement, or agreement in principle requiring SPAC to impede, abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of SPAC Shares.

(c)               Revoke Other Proxies. Each Major SPAC Shareholder represents and warrants that any proxies or powers of attorney heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked, other than the voting and other arrangements under the SPAC Organizational Documents and the Insider Letter.

(d)               Irrevocable Proxy and Power of Attorney. Each Major SPAC Shareholder hereby unconditionally and irrevocably grants to, and appoints, the Company and any individual designated in writing by the Company, and each of them individually, as such Major SPAC Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Major SPAC Shareholder, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares, in a manner consistent with Section 4.1(a). Each Major SPAC Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Major SPAC Shareholder’s execution and delivery of this Agreement. Each Major SPAC Shareholder hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 4.1(d) are given in connection with the execution of the Merger Agreement, and that such irrevocable proxy and power of attorney are given to secure a proprietary interest and may under no circumstances be revoked. Each Major SPAC Shareholder hereby ratifies and confirms all that such irrevocable proxy and power of attorney may lawfully do or cause to be done by virtue hereof. The irrevocable proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement.

4.2              No Transfer. From the date of this Agreement until the date of termination of this Agreement, no Major SPAC Shareholder shall, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) to (c), collectively, “Transfer”), other than pursuant to the Merger or as set forth in this Agreement or any other Transaction Agreements, (ii) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in the Merger Agreement, other Transaction Agreements or the voting and other arrangements under the SPAC Organizational Documents, (iii) take any action that would reasonably be expected to make any representation or warranty of any Major SPAC Shareholder herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling any Major SPAC Shareholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, any Major SPAC Shareholder may make Transfers of the Subject Shares (A) pursuant to this Agreement, (B) upon the consent of the Company and SPAC, (C) between such Major SPAC Shareholder and any of its Affiliates (and any of such Major SPAC Shareholder’s and its Affiliates’ respective executive officers and directors), or to any other Major SPAC Shareholder or such other person’s officers, directors, members, family members or other Affiliates (including any Affiliate of any member of Sponsor), (D) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, (E) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (F) in the case of an individual, pursuant to a qualified domestic relations order, (G) in the case of an individual, pursuant to a charitable gift or contribution, (H) by virtue of such Major SPAC Shareholder’s Organizational Documents upon liquidation or dissolution of such Major SPAC Shareholder, and (I) as disclosed on Section 7.02(a) of the SPAC Disclosure Schedules, so long as, in each case of clauses (A) through (I), the power to vote (including, without limitation, by proxy or power of attorney) and otherwise fulfill such Major SPAC Shareholder’s obligations under this Agreement and the Merger Agreement is not relinquished or prior to, and as a condition to the effectiveness of any such Transfer, such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such Major SPAC Shareholder was with respect to such transferred Subject Shares; provided, further, that in the case of clauses (E), (F), and (H), the transferee will not be required to assume voting obligations if the transferee’s assumption of such obligations would violate any applicable Laws, including any Securities Laws, or would reasonably be expected to materially delay or impede the Registration Statement or Proxy Statement being declared effective under the Securities Act. Any action attempted to be taken in violation of the preceding sentence will be null and void. Each Major SPAC Shareholder agrees with, and covenants to, the Company and SPAC that such Major SPAC Shareholder shall not request SPAC to register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3              Waiver of Appraisal and Dissenters’ Rights. Each Major SPAC Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agree to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against the Company, SPAC or Merger Sub, or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (b) alleging a breach of fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. Each Major SPAC Shareholder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Law and any other similar statute in connection with the Merger and the Merger Agreement.

4.4              No Redemption. Each Major SPAC Shareholder irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, such Major SPAC Shareholder shall not elect to cause SPAC to redeem any Subject Shares now or at any time legally or beneficially owned by such Major SPAC Shareholder, or submit or surrender any of its Subject Shares for redemption, in connection with the Transactions.

4.5              New Securities. In the event that prior to the Closing (a) any SPAC Shares or other Equity Securities of SPAC are issued to any Major SPAC Shareholder, including, without limitation, pursuant to any stock dividend or distribution, or any change in any of the SPAC Shares or other share capital of SPAC by reason of any stock split, recapitalization, reclassification, combination or exchange of shares or the like, (b) any Major SPAC Shareholder acquires legal or beneficial ownership of any SPAC Shares or other Equity Securities of SPAC after the date of this Agreement, including upon exercise of options, settlement of restricted share units or capitalization of working capital loans, or (c) any Major SPAC Shareholder acquires the right to vote or share in the voting of any SPAC Share or other Equity Securities of SPAC after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

4.6              Insider Letter and Lock-Up.

(a)               Each of Major SPAC Shareholders and SPAC hereby agree that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary the Insider Letter, except in accordance with the Transaction Agreements or with the prior written consent of the Company. For the avoidance of doubt, the Lock-Up Restrictions (as defined below) shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which Insider Letter shall terminate and be of no further force or effect as of the day following the Closing Date.

(b)               The Company acknowledges that it is a party to (i) that certain Amended and Restated Shareholders Agreement dated as of October 31, 2014 by and among the Company and its shareholders (as may be amended and/or restated from time to time), (ii) the 2020 Convertible Notes, 2021 Convertible Notes and 2022 Convertible Notes by and among the Company and the respective holders of Company Convertible Securities (as amended, or amended and restated from time to time), (iii) Restricted Stock Unit Agreements by and between the Company and the respective holders of Company RSUs, and (iv) Share Option Agreements by and between the Company and the respective holders of Company Options, each containing lock-up restrictions that apply from and after the Closing (the “Company Shareholder Lock-Up”). To the extent that the Company grants any holder of Equity Securities under a Company Shareholder Lock-Up a release of all or a portion of the Company Ordinary Shares or Company Awards that are subject to such Company Shareholder Lock-Up (each such release, a “Company Shareholder Release”),

(1)               the Company shall, prior to each Company Shareholder Release, notify each Major SPAC Shareholder with reasonable details of such Company Shareholder Release; and

(2)               with respect to such Company Shareholder Release, each Major SPAC Shareholder, shall concurrently and automatically (without any further action of any of the parties hereto) have the same Pro Rata Portion of such Major SPAC Shareholder’s Locked-Up Shares (as of immediately before such Company Shareholder Release) be released from the Lock-Up Restrictions (starting first from such Locked-Up Shares that are subject to a six-month lock-up); provided that this Section 4.6(b)(2) shall not apply unless and until the Company has released an aggregate of 1,000,000 Equity Securities of the Company from the Company Shareholder Lock-Up. “Pro Rata Portion” means a fraction, with reference to a holder of Equity Securities subject to a Company Shareholder Lock-Up, that is equal to the number of Equity Securities being released in the relevant Company Shareholder Release, divided by the total number of Equity Securities held by such holder which are subject to Company Shareholder Lock-Up as of immediately prior to such release.

4.7              Termination. This Agreement shall terminate upon the earlier of:

(a)               the Closing, provided, however, that upon such termination, (i) Section 4.3, Section 4.6, this Section 4.7, Section 4.8, Section 7.1 and Section 7.4 shall survive indefinitely; and (ii) Article VI shall survive until the date on which none of the Company, Sponsor or any holder of a Sponsor Earn-Out Share (as defined below) has any rights or obligations hereunder;

(b)               the written agreement of Major SPAC Shareholders, SPAC and the Company, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination; and

(c)               the termination of the Merger Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

4.8              Additional Matters. Each Major SPAC Shareholder shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or SPAC may reasonably request for the purpose of effectively consummating the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements and (b) refrain from exercising any veto right, consent right or similar right (whether under the SPAC Organizational Documents or the Cayman Companies Law) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Merger or any other Transaction.

4.9              Waiver of Anti-Dilution Protection. Each Major SPAC Shareholder hereby waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, the ability to adjust the Initial Conversion Ratio (as defined in the SPAC A&R M&AA) pursuant to and in compliance with Section 17.4 of the SPAC A&R M&AA in connection with the Transactions.

4.10          Exclusivity and Confidentiality. Each Major SPAC Shareholder shall be bound by and comply with Sections 8.05(a) (Exclusivity; SPAC Board Recommendation) and 8.07(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if (a) such Major SPAC Shareholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 8.05(a) of the Merger Agreement (other than Section 8.05(a)(i) or for purposes of the definition of Alternative Transaction Proposal) and “Affiliates” contained in Section 8.07(b) of the Merger Agreement also referred to such Major SPAC Shareholder.

4.11          Consent to Disclosure. Each Major SPAC Shareholder consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Merger or any other transactions contemplated by the Merger Agreement or this Agreement, such Major SPAC Shareholder’s identity and ownership of the Subject Shares, the existence of this Agreement, and the nature of such Major SPAC Shareholder’s commitments and obligations under this Agreement. Each Major SPAC Shareholder acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof or thereof with the SEC or any other Governmental Authority or securities exchange. Each Major SPAC Shareholder shall promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and such Major SPAC Shareholder agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Major SPAC Shareholder shall become aware that any such information shall have become false or misleading in any material respect.

4.12          Share Adjustment in connection with SPAC Transaction Expenses. If the accrued and unpaid SPAC Transaction Expenses (as set forth on the written statement to be delivered to the Company pursuant to Section 3.10 of the Merger Agreement) (excluding any deferred underwritten commissions, Transaction Financing Expenses, and any fees or expenses in connection with (i) tax or tax structuring related work, (ii) printing and filing of any SEC filings (other than 50% of the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus), or (iii) investors relations or public relation advisors) exceed $8,500,000 (the “SPAC Expense Cap”), then, at the Closing, Sponsor shall be responsible for the sum of the amounts by which the SPAC Transaction Expenses exceed the SPAC Expense Cap (the “Overage”), by (a) forfeiting, immediately prior to the Closing and prior to the SPAC Class B Conversion pursuant to the SPAC A&R M&AA, a number of SPAC Class B Shares (with each such SPAC Class B Share valued at $10.00 per share) that would, in the aggregate, have a value equal to the Overage; or (b) paying, or causing to be paid, the Overage by wire transfer of immediately available funds in U.S. dollar to the Trust Account; or (c) paying, or causing to be paid the Overage using a combination of clauses (a) and (b) above, which Sponsor may elect at its sole discretion.

Article V
Lock-Up

5.1              Lock-Up Provisions.

(a)               Subject to the exceptions set forth herein, during the Lock-Up Period (as defined below), each Major SPAC Shareholder agrees not to, without the prior written consent of the Company Board, Transfer any Locked-Up Shares held by such Major SPAC Shareholder. The foregoing limitations shall remain in full force and effect for the Lock-Up Period (as defined below). For purpose of this Section 5.1, (i) “Locked-Up Shares” means any Company Ordinary Shares (other than the Sponsor Earn-Out Shares) held by the Major SPAC Shareholders immediately after the Effective Time. For the avoidance of doubt, the Locked-Up Shares exclude any SPAC Warrants held by any Major SPAC Shareholder or any Company Ordinary Shares acquired by any Major SPAC Shareholder upon the conversion, exercise or exchange of any SPAC Warrants; and (ii) “Lock-Up Period” with respect to each Major SPAC Shareholder means (x) with respect to 50% of such Major SPAC Shareholder’s Locked-Up Shares, six (6) months from the Closing Date and (y) with respect to such Major SPAC Shareholder’s remaining Locked-Up Shares, one (1) year from the Closing Date.

(b)               The restrictions set forth in Section 5.1 (the “Lock-Up Restrictions”) shall not apply to:

(i)                 in the case of an entity, Transfers to (A) such entity’s employees, officers or directors or any affiliate (as defined below) or immediate family (as defined below) of any of such entity’s employees, officers or directors, (B) any shareholder, partner or member of such entity or their affiliates, (C) any affiliate of such entity, or (D) any employees of such entity or of its affiliates;

(ii)              in the case of an individual, Transfers by gift to members of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such Person or to a charitable organization;

(iii)            in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(iv)             in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)               in the case of an individual, Transfers to a partnership, limited liability company or other entity of which such individual and/or the immediate family of such individual is the legal and beneficial owner of all of the outstanding Equity Securities or similar interests;

(vi)             in the case of an entity that is a trust or a trustee of a trust, to a trustor or beneficiary of the trust, to the designated nominee of a beneficiary of such trust or to the estate of a beneficiary of such trust;

(vii)          in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s Organizational Documents upon dissolution of the entity;

(viii)        pledges of any Locked-Up Shares to a financial institution that create a mere security interest in such Locked-Up Shares pursuant to a bona fide loan or indebtedness transaction so long as the relevant Holder continues to control the exercise of the voting rights of such pledged Locked-Up Shares as well as any foreclosures on such pledged Locked-Up Shares;

(ix)             Transfers to any Major SPAC Shareholder or its members, directors, officers or other affiliates;

(x)               Transfers of any Company Ordinary Shares acquired as part of any Transaction Financing, or issued in exchange for, or on conversion or exercise of, any securities issued as part of any Transaction Financing;

(xi)             Transfers relating to Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the applicable Lock-Up Period;

(xii)          the exercise of any options or warrants to purchase Company Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(xiii)        Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(xiv)         Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of any Holder’s Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares in connection with the termination of such Holder’s service to the Company;

(xv)           the establishment of a trading plan providing for the sale of Company Ordinary Shares by the Holders that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that such Trading Plan does not provide for, or permit, the sale of any Locked-Up Shares during the Lock-Up Period and no public announcement or filing is voluntarily made regarding such Trading Plan during the Lock-Up Period;

(xvi)         Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date; and

(xvii)      transactions to satisfy any U.S. federal, state, or local income tax obligations of any Holder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), a change in or promulgation of new U.S. Treasury Regulations, or promulgation of any judicial or administrative guidance, in each case, after the date on which the Merger Agreement was executed by the parties, and such change or promulgation prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code, in each case, solely to the extent necessary to cover any tax liability as a result of the transaction.

provided, however, that in the case of clauses (i) through (ix), these permitted transferees must enter into a written agreement, in substantially the form of this Article V, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits as a Holder under this Agreement.

(c)               For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Locked-Up Shares or receive any dividends or distributions thereon.

(d)               In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any Transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

(e)               Notwithstanding anything to the contrary in Section 5.1(a), with respect to each Major SPAC Shareholder, the Lock-Up Period shall terminate with respect to:

(i)                 50% of the Locked-Up Shares of such Major SPAC Shareholder (as determined as of the date immediately before the date of such termination), on the date that the closing price of the Company Ordinary Shares equals or exceeds $12.50 per share for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period after commencing 150 days after the Closing Date; and

(ii)              all of the remaining Locked-Up Shares of such Major SPAC Shareholder, on the date that the closing price of the Company Ordinary Shares equals or exceeds $15.00 per share for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period after commencing 150 days after the Closing Date.

(f)                The Company shall remove, and shall cause to be removed (including by causing its transfer agent to remove), any legends, marks, stop-transfer instructions or other similar notations pertaining to the lock-up arrangements herein from the certificates or book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions (any such Locked-Up Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted Company Ordinary Shares or so that the Free Shares are in a like position. Any holder of a Locked-Up Share is an express third-party beneficiary of this Section 5.1(e) and entitled to enforce specifically the obligations of the Company set forth in this Section 5.1(e) directly against the Company.

5.2              Certain Definitions. For purposes of this Article V,

(a)               “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended;

(b)               “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual;

(c)               “Transfer” shall mean, with respect to any securities, any (i) sale of, offer to sell, contract or agreement to sell, hypothecation of, pledge of, grant of any option, right or warrant to purchase or other transfer or disposition of, or agreement to transfer or dispose of, directly or indirectly, or establishment or increase of a put equivalent position in respect of, or liquidation or decrease of a call equivalent position in respect of, within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any such securities, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Article VI
Sponsor Share Restructuring and Earn-Out

6.1              Sponsor Forfeited Shares. Sponsor hereby agrees that, if the Available SPAC Cash is less than the Minimum Available SPAC Cash Amount, then immediately prior to the Closing and prior to the SPAC Class B Conversion pursuant to the SPAC A&R M&AA, Sponsor shall surrender to SPAC for cancellation a number of Sponsor Founder Shares (the “Sponsor Forfeited Shares”, and the Sponsor Founder Shares not subject to forfeiture, the “Sponsor Non-Forfeited Shares”) and Sponsor Founder Warrants (the “Sponsor Forfeited Warrants”, and the Sponsor Founder Warrants not subject to forfeiture, the “Sponsor Non-Forfeited Warrants”) (in each case, rounded down to the nearest whole share) equal to the product of (a) the number of Sponsor Founder Shares and Sponsor Founder Warrants, as applicable, and (b) a percentage equal to the product of (i) the difference between the Closing Cash Percentage (as defined below) and 100% (expressed as a positive number) and (ii) 50%. For the avoidance of doubt, if the Available SPAC Cash is equal to, or greater than, the Minimum Available SPAC Cash Amount, no forfeiture of the Sponsor Founder Shares or Sponsor Founder Warrants shall be required pursuant to this Section 6.1, and the terms, “Sponsor Non-Forfeited Shares” and “Sponsor Non-Forfeited Warrants”, shall in such case refer to “Sponsor Founder Shares” and “Sponsor Founder Warrants”, respectively. Notwithstanding anything to the contrary herein, Sponsor may purchase additional securities in SPAC following entry into the Merger Agreement, including in connection with any extension of time period to consummate a Business Combination, and any additional securities so purchased will not be included in the Sponsor Founder Shares or Sponsor Founder Warrants or subject to the restrictions or obligations in this Article VI.

6.2              Sponsor Earn-Out Shares. Sponsor agrees that, immediately prior to the Closing but following the forfeiture of any Sponsor Forfeited Shares and Sponsor Forfeited Warrants pursuant to Section 6.1, (A) 25% of Sponsor Non-Forfeited Shares (the “Sponsor Earn-Out Shares”) shall (i) first, pursuant to Section 3.08(a) of the Merger Agreement and in connection with the SPAC Class B Conversion, automatically convert to SPAC Class A Shares which shall be unvested and be subject to the vesting and forfeiture provisions set forth in Section 6.4, and (ii) second, pursuant to Section 3.08(c) of the Merger Agreement and by virtue of the Merger, automatically convert to Company Class A Ordinary Shares and remain unvested and be subject to the vesting and forfeiture provisions set forth in Section 6.4 and (B) 25% of Sponsor Non-Forfeited Warrants (the “Sponsor Earn-Out Warrants”, and together with the Sponsor Earn-Out Shares, the “Sponsor Earn-Out Securities”) shall, pursuant to Section 3.08(d) of the Merger Agreement and by virtue of the Merger, automatically convert into a number of Company Class A Ordinary Shares or a number of Company Warrant exercisable for Company Class A Ordinary Shares, as applicable, upon the Closing pursuant to the Merger Agreement, but shall remain unvested and be subject to the vesting and forfeiture provisions set forth in Section 6.4 following the Closing. For the avoidance of doubt, the parties acknowledge that the remaining Sponsor Non-Forfeited Shares (after deducting the Sponsor Earn-Out Shares) (the “Sponsor Vested Shares”) and the remaining Sponsor Non-Forfeited Warrants (after deducting any Sponsor Earn-Out Warrants) (the “Sponsor Vested Warrants”) will be fully vested as of the Closing and not subject to any of the restrictions set forth in Section 6.3 and Section 6.4. An illustrative example setting forth the calculation of the applicable percentage of Sponsor Forfeited Shares, Sponsor Forfeited Warrants, Sponsor Earn-Out Shares, Sponsor Earn-Out Warrants, Sponsor Vested Shares and Sponsor Vested Warrants is set forth on Exhibit A attached hereto.

6.3              Lock-Up of Sponsor Earn-Out Securities. Sponsor shall not Transfer any Sponsor Earn-Out Securities until the date on which such Sponsor Earn-Out Security vests pursuant to Section 6.4. Until each Sponsor Earn-Out Security vests, any certificate representing such Sponsor Earn-Out Security shall bear a legend referencing that such Sponsor Earn-Out Security is subject to forfeiture pursuant to the provisions of this Agreement, and the Company shall be authorized to instruct its transfer agent to implement appropriate stop transfer orders that will be applicable until such Sponsor Earn-Out Security vests. Notwithstanding anything to the contrary in this Agreement, the exceptions to the Lock-Up Restrictions in clauses (i) through (xvii) of Section 5.1(b) shall apply fully to this Section 6.3, so long as (1) such Transfer is in compliance with any applicable Securities Laws and (2) any transferee thereof enters into a written agreement, in a form reasonably acceptable to the Company, and agrees to be bound by the vesting and forfeiture provisions set forth in Section 6.4 and to receive the rights of a holder of the Sponsor Earn-Out Securities hereunder.

6.4              Vesting and Forfeiture of Sponsor Earn-Out Securities.

(a)               The Sponsor Earn-Out Securities shall fully vest (and shall not be subject to the restrictions and forfeiture provisions set forth in this Article VI, including, for the avoidance of doubt, Section 6.3) upon the occurrence of the Triggering Event; provided, that any fractional shares or warrants shall be rounded down to the nearest whole number and payment for such fraction shall be made in cash in lieu of any such fractional share or warrant based on a value equal to applicable target price.

(b)               In the event that there is an Acceleration Event after the Closing and on or prior to the fifth (5th) anniversary of the Closing Date (the “Earn-Out Period”), then the Triggering Event shall be deemed to have occurred at such time, provided that (a) if the value of the consideration to be received by the holders of the Company Ordinary Shares for each Company Ordinary Share in such Change of Control transaction is less than $12.50, no Triggering Event shall be deemed to have occurred.

(c)               Any Sponsor Earn-Out Shares not eligible for vesting in accordance with the terms of this Section 6.4 on or before the expiration of the Earn-Out Period shall immediately thereafter be forfeited to the Company and cancelled and Sponsor shall not have any rights with respect thereto. Any forfeiture of Company Ordinary Shares, and all references to forfeiture of Company Ordinary Shares, described in this Agreement shall take effect as a surrender of Company Ordinary Shares for no consideration as a matter of Cayman Islands law.

(d)               For the avoidance of doubt, any Company Ordinary Shares beneficially owned by Sponsor other than the Sponsor Earn-Out Shares, shall not be subject to the vesting and forfeiture provisions set forth in this Section 6.4.

6.5              Rights of Sponsor Earn-Out Securities. Notwithstanding anything set forth herein, prior to the date that a Sponsor Earn-Out Securities is no longer subject to the vesting and forfeiture provisions set forth in Section 6.4, Sponsor will remain entitled to all of the other rights of a holder of Company Ordinary Shares or Company Warrants, including to (i) exercise voting rights carried by any Sponsor Earn-Out Share and (ii) receive any dividends or other distributions in respect of any Sponsor Earn-Out Share.

6.6              Voting Stock. The parties hereto agree and acknowledge that the Sponsor Earn-Out Shares are intended to constitute “voting stock” within the meaning of Section 368(a)(1) of the Code and the Treasury Regulations promulgated thereunder received by Sponsor in connection with the Merger, and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment.

6.7              Equitable Adjustment. If, during the period between Closing and prior to the expiration of the Earn-Out Period, the Company shall pay a dividend on Company Ordinary Shares by the issuance of additional Company Ordinary Shares, or effect a subdivision or combination or consolidation of the issued and outstanding Company Ordinary Shares (by reclassification or otherwise) into a greater or lesser number of Company Ordinary Shares, then in each such case, (i) the number of Sponsor Earn-Out Shares and Sponsor Earn-Out Warrants shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Company Ordinary Shares (including any other shares so reclassified as Company Ordinary Shares) issued and outstanding immediately after such event and the denominator of which is the number of Company Ordinary Shares that were issued and outstanding immediately prior to such event and (ii) the dollar values set forth in the definition of the Triggering Event and Section 6.4(b) shall be appropriately adjusted to provide to Sponsor the same economic effect as contemplated by this Agreement prior to such event.

6.8              Definitions. For purposes of this Article VI, the following capitalized terms have the following meanings:

(a)               “Acceleration Event” means a Change of Control (or the entry into a definitive agreement providing for a Change of Control, provided that such Change of Control is ultimately consummated, even if such consummation occurs after the expiration of the Earn-Out Period).

(b)               “Change of Control” shall mean any of the following events: (a) any transaction or series of transactions the result of which is: (i) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of or economic interests represented by the then outstanding securities of the Company; (ii) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of or economic interests represented by the then outstanding securities of the Company or the surviving Person outstanding immediately after such combination; or (iii) a sale of at least a majority of the assets of the Company and its Subsidiaries, taken as a whole; or (b) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the Closing Date, constitute the Company Board and any new director whose appointment or election by the Company Board or nomination for election by the Company Shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were members of the Company Board on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b).

(c)               “Closing Cash Percentage” means a percentage equal to the quotient of (i) the Available SPAC Cash, divided by (ii) the Minimum Available SPAC Cash Amount.

(d)               “Minimum Available SPAC Cash Amount” means $150,000,000.

(e)               “Trading Day” means any day on which the Company Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Ordinary Shares are then traded.

(f)                “Triggering Event” means the first date on which the VWAP of the Company Ordinary Shares over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn-Out Period is greater than or equal to $12.50 (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like).

(g)               “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Company.

Article VII
General Provisions

7.1              Notice. All notices and other communications among the parties hereunder shall be in writing and shall be deemed duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), to the Company and SPAC in accordance with Section 11.02 of the Merger Agreement and to each Major SPAC Shareholder at its, his or her address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

7.2              Entire Agreement; Amendment. This Agreement (together with Schedules and Exhibits to this Agreement) constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7.3              Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, except that, for the avoidance of doubt, in connection with a Transfer of any Subject Shares or Sponsor Earn-Out Securities in accordance with the terms of this Agreement, transferee to whom such Subject Shares or Sponsor Earn-Out Securities (as applicable) are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 7.3 shall be null and void, ab initio. For the avoidance of doubt, no Transfer of Subject Shares, Sponsor Earn-Out Securities or Free Shares shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

7.4              Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereunder, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

7.5              Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal court located in the State of Delaware, and each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereunder in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 7.5. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.

7.6              Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 4.7, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not allege, and each party hereby waives the defense, that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.4 shall not be required to provide any bond or other security in connection with any such injunction.

7.7              Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

ASIA INNOVATIONS GROUP LIMITED

By:	/s/ Rong Fong Tian
	Name:	Rong Fong Tian
	Title:	CEO

[Signature Page to Sponsor Lock-Up and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

MAGNUM OPUS ACQUISITION LIMITED

By:	/s/ Hou Pu Jonathan Lin
	Name:	Hou Pu Jonathan Lin
	Title:	Chief Executive Officer and Director

[Signature Page to Sponsor Lock-Up and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

MAGNUM OPUS HOLDINGS LLC

By:	/s/ Hou Pu Jonathan Lin
	Name:	Hou Pu Jonathan Lin
	Title:	Manager

[Signature Page to Sponsor Lock-Up and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

HOU PU JONATHAN LIN

/s/ Hou Pu Jonathan Lin

[Signature Page to Sponsor Lock-Up and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

KA MAN KEVIN LEE

/s/ Ka Man Kevin Lee

[Signature Page to Sponsor Lock-Up and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

FRANK HAN

/s/ Frank Han

[Signature Page to Sponsor Lock-Up and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

ALEXANDRE MATHIEU VALDEMAR CASIN

/s/ Alexandre Mathieu Valdemar Casin

[Signature Page to Sponsor Lock-Up and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

LIU XING LING

/s/ Liu Xing Ling

[Signature Page to Sponsor Lock-Up and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

WING HONG SAMMY HSIEH

/s/ Wing Hong Sammy Hsieh

[Signature Page to Sponsor Lock-Up and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

DICKSON CHENG

/s/ Dickson Cheng

[Signature Page to Sponsor Lock-Up and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

TUNG WAI HUI

/s/ Tung Wai Hui

[Signature Page to Sponsor Lock-Up and Support Agreement]

Exhibit A

Illustrative Calculation of Sponsor Founder Shares and Sponsor Founder Warrants Restructuring

Schedule A

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

Exhibit C

Agreed Form

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of           , 20            , is made and entered into by and among:

(i) Asia Innovations Group Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands (the “Company”);

(ii) Magnum Opus Holdings LLC, a Cayman Islands limited liability company (the “Sponsor”); and

(iii) certain shareholders of Company, as set forth on Schedule A hereto (the “Company Shareholder Parties” and, together with the Sponsor, Major SPAC Shareholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and, collectively the “Holders”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Magnum Opus Acquisition Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands (“SPAC”) and the Company are entering into that certain Agreement and Plan of Merger, dated as of September 30, 2022 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Connect Merger Sub, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned Subsidiary of the Company (“Merger Sub”), whereby, among other things, Merger Sub will merge with and into the SPAC (the “Merger”), whereupon the separate existence of Merger Sub will cease, and SPAC will continue as the surviving company (SPAC, as the surviving entity of the Merger, is sometimes referred to herein as the “Surviving Company”);

WHEREAS, pursuant to the terms and provisions of the Merger Agreement, prior to the effective time of the Mergers, Company will have undertaken the Recapitalization whereby, among other things, (i) each Pre-Subdivision Share that is issued and outstanding immediately prior to the Effective Time (excluding any such Company Pre-Subdivision Ordinary Shares held by the Key Executives) held by the Company Shareholder Parties will be subdivided and re-designated into certain amount of Company Class A Ordinary Shares, (ii) each Pre-Subdivision Share that is issued and outstanding immediately prior to the Effective Time and held by the Key Executives will be subdivided and re-designated into certain amount of Company Class B Ordinary Shares, if applicable, and (iii) the Company will adopt an amended and restated memorandum and articles of association in the form attached to the Merger Agreement as Exhibit A (the “Listing A&R M&AA”);

WHEREAS, following the consummation of the Merger, the Sponsor and the Company Shareholder Parties will beneficially own Company Ordinary Shares; and

WHEREAS, in anticipation of the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Sponsor, the Company and the Holders desire to enter into this Agreement on the date hereof, to be effective upon the Closing, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined herein) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
Definition

1.1          Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or the Company Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Blackout Period” shall have the meaning given in Section 3.4(b).

“Closing” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Recitals hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Shareholder Parties” shall have the meaning given in the Preamble hereto.

“Demanding Holder” shall have the meaning given in Section 2.1(d).

“FINRA” shall mean the Financial Industry Regulatory Authority Inc.

“Form F-1 Shelf” shall have the meaning given in Section 2.1(a).

“Form F-3 Shelf” shall have the meaning given in Section 2.1(a).

“Holder” and “Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Holder Information” shall have the meaning given in Section 4.1(b).

“Listing A&R M&AA” shall have the meaning given in the Recitals hereto.

“Lock-Up Period” shall have the meaning given in the applicable Lock-Up agreement to which a Holder is a party.

“Major SPAC Shareholder” shall have the meaning given in the Sponsor Lock-up and Support Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1(e).

“Memorandum and Articles of Association” shall mean the Memorandum and Articles of Association of the Company in effect immediately prior to the adoption of the Listing A&R M&AA.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1(d).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning given in Section 2.1(g).

“Other Coordinated Offering” shall have the meaning given in Section 2.4(a).

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to the Listing A&R M&AA and the Lock-Up agreement to which such Holder is a party.

“Piggyback Registration” shall have the meaning given in Section 2.2(a).

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any Company Class A Ordinary Shares (including Company Class A Ordinary Shares issued or issuable upon the conversion, exchange and/or exercise of any other equity security) held by a Holder immediately following the Closing (including any equity security of the Company issued in connection with the Recapitalization, or issued or issuable in connection with the Merger pursuant to the terms of the Merger Agreement and any Sponsor Earn-Out Shares), (b) any Company Class A Ordinary Shares issued or issuable upon the conversion or exchange of any other class of Company Ordinary Shares following the Closing in accordance with the Listing A&R M&AA, (c) any Company Class A Ordinary Shares of the Company that may be acquired by Holders upon the exercise of a Company Warrant or other right to acquire Company Ordinary Shares held by a Holder immediately following the Closing, (d) any Company Class A Ordinary Shares issued or issuable upon the conversion, exchange and/or exercise of Company Ordinary Shares or Company Warrants held by the Sponsor to purchase Company Ordinary Shares (including any Company Ordinary Shares issued or issuable upon the exercise of any such Company Warrant held by the Sponsor) otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, (e) any Company Class A Ordinary Shares issued or issuable upon the conversion and/or exchange of any Sponsor Earn-Out Shares issued or issuable to a Holder following the Closing, and (f) Company Class A Ordinary Shares issued or issuable upon the conversion, exchange and/or exercise of any other equity security of the Company issued or issuable with respect to any securities referenced in clause (a), (b), (c), (d) or (e) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such security shall cease to be a Registrable Security upon the earliest to occur of: (A) the transfer of such security by a Holder to any Person other than (i) an Affiliate or equityholder of such Holder, (ii) a lender pursuant to a bona fide pledge of such Registrable Securities or (iii) another Holder or an Affiliate or equityholder of such other Holder; (B) the time at which such security ceases to be outstanding; (C) upon the sale of such security to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; and (D) the time at which such security becomes eligible for sale without restriction under Rule 144.

“Registration” shall mean a registration effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including, if applicable, fees with respect to filings required to be made with FINRA and any national securities exchange on which the equity securities of the Company are then listed);

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the securities requested to be registered by the Demanding Holders in an Underwritten Offering (not to exceed $50,000 without the consent of the Company).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1(e).

“SEC Guidance” shall have the meaning given in Section 2.1(g).

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“SPAC” shall have the meaning given in the Recitals hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Earn-Out Shares” shall have the meaning given in the Sponsor Lock-up and Support Agreement.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1(b).

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1(d).

“Withdrawal Notice” shall have the meaning given in Section 2.1(f).

Article II
Registrations and Offerings

2.1           Shelf Registration.

(a)           Filing. The Company shall file within sixty (60) days of the Closing Date, and use reasonable best efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form F-1 or Form S-1, as applicable (the “Form F-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form F-3 or Form S-3, a Shelf Registration on Form F-3 or Form S-3, as applicable (the “Form F-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis; provided, however, that the Company’s obligations to include the Registrable Securities held by a Holder in the Shelf are contingent upon such Holder furnishing in writing to the Company such information regarding the Holder, the securities of the Company held by the Holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations. Such Shelf shall provide for the resale or distribution of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3.

(b)           Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date), and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 or Form S-3, as applicable, to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

(c)           Additional Registerable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be covered twice per calendar year for each Holder.

(d)           Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the SEC, any Holder (being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or Other Coordinated Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by all Holders selling any Registrable Securities in such offering with a total offering price reasonably expected to exceed, in the aggregate, $20 million (the “Minimum Takedown Threshold”); and under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Underwritten Shelf Takedowns in any calendar year. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least ten (10) Business Days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4(d), the majority-in-interest of the Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Such Demanding Holders shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

(e)           Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holder and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder and the Requesting Holders (if any) desire to sell, taken together with all other Company Ordinary Shares or other equity securities that the Company desires to sell and all other Company Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Company Ordinary Shares or other equity securities proposed to be sold by Company or by other holders of Company Ordinary Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities, and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Company or other persons or entities that the Company is obliged to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

(f)           Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown, and such Underwritten Shelf Takedown shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1(d) hereof; provided that the Requesting Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Requesting Holders. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1(f).

(g)           New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the SEC informs the Company that the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the SEC and/or (ii) file a post-effective amendment to the Shelf Registration or file a new registration statement (a “New Registration Statement”), on Form F-3, or if Form F-3 is not then available to the Company for such registration statement, on such other form available to register for resale of the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff (“SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company advocated with the SEC for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the SEC that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will file with the SEC, as promptly as allowed by SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to register for resale of those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

(h)           Effective Registration. Notwithstanding the provisions of Section 2.1(d) above or any other part of this Agreement, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the SEC, and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that, if after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the SEC, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (A) such stop order or injunction is removed, rescinded or otherwise terminated, and (B) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Shelf Registration becomes effective or is subsequently terminated.

2.2           Piggyback Registration.

(a)           Piggyback Rights. Subject to Section 2.4(c), if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 or Form S-4 (or other similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

(b)           Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Company Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Company Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Company Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(i)           if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Company Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(ii)           if the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Company Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Company Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Company Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(iii)           if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1(e).

(c)           Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than the Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1(f)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1(f)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).

(d)           Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1(f), any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1(d) hereof.

2.3           Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder participating in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not initiate a new Transfer any Company Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Company Ordinary Shares, except in the event (i)  the Underwriters managing the offering otherwise agree by written consent and (ii) Rule 10b5-1 trading plans (or similar plan) are in effect prior to such 90-day period. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4           Block Trades; Other Coordinated Offerings.

(a)           Notwithstanding any other provision of Article II, but subject to Sections 2.3 and 3.4, at any time and from time to time when an effective Shelf is on file with the SEC and effective, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offering commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case (x) with a total offering price reasonably expected to exceed $30 million in the aggregate and (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1(d), such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering and any related due diligence and comfort procedures, in accordance with Sections 3.1(k) and 3.1(l).

(b)           Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4(b).

(c)           Any Registration effected pursuant to this Section 2.4 shall be deemed an Underwritten Shelf Takedown and within the cap on Underwritten Shelf Takedowns provided in Section 2.1(d). Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

(d)           The Company shall have the right to consent to the Underwriters and any sale agents or placement agents (if any) selected by the Demanding Holder for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks), which consent will not be unreasonably withheld, conditioned or delayed and shall be provided as soon as reasonably practicable after such consent is sought by the Demanding Holder.

Article III
Company Procedures

3.1           General Procedures. In connection with any Shelf and/or Underwritten Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

(a)           prepare and file with the SEC, within the time frame required by Section 2.1(a), a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

(b)           prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1.0%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

(c)           prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the SEC and available on the Electronic Data Gathering, Analysis and Retrieval System at the time of such request;

(d)           prior to any public offering of Registrable Securities (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e)           cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

(f)           provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g)           advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h)           at least two (2) Business Days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits and any filing made under the Exchange Act that are to be incorporated by reference therein);

(i)           notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(j)           permit a representative of the Holders, the Underwriter(s), if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense (except as otherwise set forth herein) in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter(s), attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriter(s) agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(k)           obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering that is registered pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(l)           on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent(s) or sales agent(s), if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, the placement agent(s), sales agent(s), or Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, as applicable;

(m)           in the event of any Underwritten Offering or Other Coordinated Offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter(s), sales agent(s) or placement agent(s) of such offering;

(n)           make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

(o)           if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $30 million with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in such Underwritten Offering;

(p)           otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, consistent with the terms of this Agreement, in connection with such Registration; and

(q)           upon request of a Holder, the Company shall (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Company Ordinary Shares restricting further transfer (or any similar restriction in book entry positions of such Holder) if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold on a Registration Statement, (ii) request the Company’s transfer agent to issue in lieu thereof Company Ordinary Shares without such restrictions to the Holder upon, as applicable, surrender of any stock certificates evidencing such shares of Company Ordinary Shares, or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use commercially reasonable efforts to cooperate with such Holder to have such Holder’s Company Ordinary Shares transferred into a book-entry position at The Depository Trust Company, in each case, subject to delivery of customary documentation, including any documentation required by such restrictive legend or book-entry notation.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or Other Coordinated Offering that is registered pursuant to a Registration Statement.

3.2           Registration Expenses. All Registration Expenses shall be borne by the Company. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3           Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or Other Coordinated Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4           Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

(a)           Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

(b)           If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Company Board, be materially detrimental to the Company and the majority of the Company Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”). In the event the Company exercises its rights under this Section 3.4(b), the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain confidentiality of such notice and its contents. The Company shall promptly notify the Holders of the expiration of any Blackout Period.

(c)           (i) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf, or (ii) if, pursuant to Section 2.1(d), Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Sections 2.1(d) or 2.4.

(d)           The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4(b) or a registered offering pursuant to Section 3.4(c) shall be exercised by the Company, in the aggregate, for not more than sixty (60) consecutive calendar days and not more than one hundred and twenty (120) total calendar days, during any twelve (12)-month period.

3.5           Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Company Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV
Indemnification and Contribution

4.1           Indemnification.

(a)           The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction of the Company in connection therewith.

(b)           In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of a material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any Holder Information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c)           Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)           The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e)           If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1(a), 4.1(b) and 4.1(c) above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any Person who was not guilty of such fraudulent misrepresentation.

Article V
General Provisions

5.1           Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, or (ii) when delivered by FedEx or other internationally recognized overnight delivery service, in each case with a copy sent by e-mail to such Holder. Any notice or communication under this Agreement must be addressed, if to the Company, to:

Asia Innovations Group Limited
111 North Bridge Road, #27-01 Peninsula Plaza, Singapore 179098
Attn: Andy Tian
E-mail: andy.tian@asiainnovations.net

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attn:	David T. Zhang
Jesse Sheley
Joseph Raymond Casey
E-mail:	david.zhang@kirkland.com
jesse.sheley@kirkland.com
joseph.casey@kirkland.com

29th Floor, China World Office 2

No.1 Jian Guo Men Wai Avenue

Beijing 100004, P.R. China

Attn:	Steve Lin
Email:	steve.lin@kirkland.com

and if to any Holder, at such Holder’s address and e-mail address as set forth in the Company’s books and records. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the Company notice in the manner herein set forth.

5.2           Assignment; No Third Party Beneficiaries.

(a)           This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b)           A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any Permitted Transferees to whom it transfers Registrable Securities; provided that such Registrable Securities remain Registrable Securities following such transfer and such Permitted Transferee agrees to become bound by the terms and provisions of this Agreement.

(c)           No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof, and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

(d)           Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 5.2 shall be null and void, ab initio.

(e)           This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.3           Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

5.4           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement, and such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

5.5           Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby (including the Mergers) are consummated as originally contemplated to the greatest extent possible.

5.6           Governing Law. This Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without reference to its conflicts of law provisions.

5.7           Jurisdiction. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction, any other federal court located in the State of Delaware, for the purposes of any proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 5.7 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address in accordance with Section 5.1 shall be effective service of process for any such proceeding, claim, demand, action or cause of action. Nothing in this Agreement will affect the right of any party herein to serve process in any other manner permitted by applicable law.

5.8           Remedies. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (i) such parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.8 shall not be required to provide any bond or other security in connection with any such injunction.

5.9           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

5.10           Amendments and Modifications. Upon the written consent of (a) the Company, (b) Sponsor and SPAC Majority Shareholders, and (c) the Holders holding a majority of the voting power of the then-outstanding Registrable Securities then held by all Holders in the aggregate, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.11           Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of SPAC or the Company granted under any other agreement, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

5.12           Term. This Agreement shall be effective from and after the Closing Date and shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.13           Holder Information. Each Holder agrees, if requested in writing, to represent to the Company or such other requesting Holder the total number of Registrable Securities held by such Holder in order for the Company or a requesting Holder to make determinations hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Asia Innovations Group Limited

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Magnum Opus Holdings LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

[HOLDER]

By:
Name:
Title:
Address:

[Signature Page to Registration Rights Agreement]

Schedule A

Company Shareholder Parties

1.

2.

EXHIBIT D

COMPANY SHAREHOLDER VOTING AGREEMENT

Exhibit D

COMPANY SHAREHOLDER VOTING AGREEMENT

This COMPANY SHAREHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2022, by and among Asia Innovations Group Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), Magnum Opus Acquisition Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands (“SPAC”), and the persons listed on Schedule A hereto (each, a “Company Shareholder” and collectively, the “Company Shareholders”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Connect Merger Sub, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), and SPAC, pursuant to which, among other things, Merger Sub will merge with and into SPAC (the “Merger”), whereupon the separate existence of Merger Sub will cease, and SPAC will continue as the surviving company and a wholly-owned subsidiary of the Company.

WHEREAS, each Company Shareholder is, as of the date of this Agreement, the beneficial and sole legal owner of the number of Pre-Subdivision Shares set forth opposite such Company Shareholder’s name on Schedule A hereto (such Pre-Subdivision Shares, together with any other Pre-Subdivision Shares acquired by such Company Shareholder after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”).

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and SPAC have requested that each of the Company Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
Representations and Warranties of the Company Shareholders

Each Company Shareholder severally and not jointly hereby represents and warrants to the Company and SPAC as follows:

1.1           Corporate Organization. Such Company Shareholder, if an entity, (a) has been duly organized, is validly existing and is in good standing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted; and (b) is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Company Shareholder of its obligations under this Agreement.

1.2           Due Authorization. Such Company Shareholder, if an entity, has all requisite corporate power and authority, and if an individual, has full legal capacity, right and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If such Company Shareholder is an entity, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate or equivalent proceeding on the part of such Company Shareholder is necessary to authorize this Agreement or such Company Shareholder’s performance hereunder. This Agreement has been duly and validly executed and delivered by such Company Shareholder and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Company Shareholder.

1.3           Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of other parties hereto contained in this Agreement, no consent of or with any Governmental Authority on the part of such Company Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Company Shareholder of this Agreement or the consummation by such Company Shareholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Company Shareholder of its obligations under this Agreement.

1.4           No-Conflict. The execution, delivery and performance by such Company Shareholder of this Agreement do not and will not (a) if such Company Shareholder is an entity, contravene or conflict with or violate any provision of, or result in the breach of the Organizational Documents of such Company Shareholder, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to such Company Shareholder or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which such Company Shareholder is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of such Company Shareholder, except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Company Shareholder of its obligations under this Agreement.

1.5           Subject Shares. As of the date hereof, such Company Shareholder is the beneficial and sole legal owner of its Subject Shares, and all such Subject Shares are owned by such Company Shareholder free and clear of all Liens, other than Liens pursuant to this Agreement, the other Transaction Agreements, the Organizational Documents of the Company, any applicable Securities Laws or that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Company Shareholder to perform its obligations under this Agreement or the consummation of the Transactions. Such Company Shareholder does not legally own any Equity Securities of the Company other than the Subject Shares. Such Company Shareholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by (i) this Agreement, (ii) other Transaction Agreements, (iii) the Organizational Documents of the Company, (iv) any applicable Securities Laws, or (v) that would not, individually or in the aggregate, reasonably be expected to prevent, impede or, in any material respect, delay or adversely affect the performance by such Company Shareholder of its obligations under this Agreement.

1.6           Acknowledgment. Such Company Shareholder understands and acknowledges that the Company and SPAC are entering into the Merger Agreement and the other Transaction Agreements in reliance upon such Company Shareholder’s execution and delivery of this Agreement. Such Company Shareholder has been given a copy of the Transaction Agreements, is knowledgeable regarding the structure of the Transactions, including the basis and purpose of the Merger Agreement and each of the other Transaction Agreements to which such Company Shareholder is a party and the transactions contemplated thereby and the roles of each of the respective parties thereto, and based on such information, made its own analysis and decision to enter this Agreement.

1.7           Absence of Litigation. With respect to such Company Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Company Shareholder, threatened against, such Company Shareholder or any of such Company Shareholder’s properties or assets (including such Company Shareholder’s Owned Shares) that could reasonably be expected to prevent, impede or, in any material respect, delay or adversely affect the performance by such Company Shareholder of its obligations under this Agreement.

1.8           Additional Representations and Warranties of Individual Company Shareholder. Such Company Shareholder, if an individual, (a) is not a minor, and is of full age and sound mind; and (b) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the risks of the transactions contemplated by this Agreement and the other Transaction Agreements.

Article II
Representations and Warranties of SPAC

SPAC hereby represents and warrants to each Company Shareholder and the Company as follows:

2.1           Corporate Organization. SPAC is a corporation duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

2.2           Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of SPAC and no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or SPAC’s performance hereunder (except that the SPAC Shareholder Approval is a condition to the consummation of the Merger). This Agreement has been duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

2.3            No-Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval, the execution, delivery and performance by SPAC of this Agreement and the consummation of the transactions by SPAC contemplated hereby do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

Article III
Representations and Warranties of the Company

The Company hereby represents and warrants to each Company Shareholder and SPAC as follows:

3.1           Corporate Organization. The Company is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2           Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement, (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 of the Merger Agreement) to perform all obligations to be performed by it hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 of the Merger Agreement, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company’s performance hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3           No-Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 of the Merger Agreement and obtaining the Company Shareholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, (a) contravene or conflict with, or trigger shareholder rights that have not been duly waived under, the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of clauses (b) through (d) above as would not reasonably be expected to have, individually or, in the aggregate, a Material Adverse Effect.

Article IV
Agreement to Vote

4.1            Agreement to Vote.

(a)            In Favor of the Transactions. At any meeting of shareholders of the Company, or at any adjournment thereof, or in connection with any written consent of shareholders of the Company or in any other circumstances upon which a vote, consent or other approval with respect to any Company Transaction Proposals or any other transactions contemplated by the Merger Agreement and any other Transaction Agreements, each Company Shareholder shall: (i) if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting such approval of any Company Transaction Proposals or any other transactions contemplated by the Merger Agreement and any other Transaction Agreements (including, without limitation, any consent, waiver, approval required under the Company’s Organizational Documents or under any agreements between the Company and its shareholders, or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby or the Company Transaction Proposals) or, if there are insufficient votes in favor of granting such approval, in favor of the adjournment of such meeting of shareholders of the Company to a later date, and (iii) if no meeting is held, sign a unanimous written shareholders’ consent of the Company or other sufficient written consent granting such approvals, waivers, or other consents of any Company Transaction Proposals or any other transactions contemplated by the Merger Agreement and any other Transaction Agreements.

(b)           Against Other Transactions. At any meeting of shareholders of the Company or at any adjournment thereof, or in connection with any written consent of shareholders of the Company or in any other circumstances upon which such Company Shareholder’s vote, consent or other approval is sought, each Company Shareholder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) other than in connection with the Transactions, any Alternative Transaction Proposal involving the Company and its Subsidiaries, (ii) allowing the Company to execute or enter into, any agreement related to an Alternative Transaction Proposal, and (iii) entering into any agreement, or agreement in principle requiring the Company to impede, abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of the Company’s share capital.

(c)            Revoke Other Proxies. Each Company Shareholder represents and warrants that any proxies or powers of attorney heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of the Company.

(d)           Irrevocable Proxy and Power of Attorney. Each Company Shareholder hereby unconditionally and irrevocably grants to, and appoints, SPAC and any individual designated in writing by SPAC, and each of them individually, as such Company Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Company Shareholder, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares, in a manner consistent with Section 4.1(a)  Such Company Shareholder understands and acknowledges that SPAC is entering into the Merger Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement. Each Company Shareholder hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 4.1(d) are given in connection with the execution of the Merger Agreement, and that such irrevocable proxy and power of attorney are given to secure a proprietary interest and may under no circumstances be revoked. Each Company Shareholder hereby ratifies and confirms all that such irrevocable proxy and power of attorney may lawfully do or cause to be done by virtue hereof. The irrevocable proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement.

(e)            Written Consent. Each Company Shareholder shall not revoke, withdraw, modify or amend the Written Consent approving the Company Transaction Proposals delivered to SPAC concurrently with the execution and delivery of the Merger Agreement.

4.2           No Transfer. From the date of this Agreement until the date of termination of this Agreement, each Company Shareholder shall not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) to (c), collectively, “Transfer”), (ii) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in the Merger Agreement, other Transaction Agreements or the voting and other arrangements under the Organizational Documents of the Company, (iii) take any action that would reasonably be expected to make any representation or warranty of such Company Shareholder herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling such Company Shareholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, each Company Shareholder may make Transfers of such Company Shareholder’s Subject Shares (A) pursuant to this Agreement, (B) upon the consent of the Company and SPAC, (C) between such Company Shareholder and any of its Affiliates (and any of the Company Shareholder’s and its affiliates’ respective executive officers and directors) (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such Company Shareholder was with respect to such transferred Subject Shares), (D) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, (E) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (F) in the case of an individual, pursuant to a qualified domestic relations order, (G) in the case of an individual, pursuant to a charitable gift or contribution, and (H) by virtue of such Company Shareholder’s Organizational Documents upon liquidation or dissolution of such Company Shareholder, so long as, in each case of clauses (A) through (H), the power to vote (including, without limitation, by proxy or power of attorney) and otherwise fulfill such Company Shareholder’s obligations under this Agreement and the Merger Agreement is not relinquished or prior to and as a condition to the effectiveness of any such Transfer (provided that such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such Company Shareholder was with respect to such transferred Subject Shares); provided, in the case of clauses (E), (F), and (H), the transferee will not be required to assume voting obligations if the transferee’s assumption of such obligations would violate any applicable Laws, including any securities Laws, or would reasonably be expected to materially delay or impede the Registration Statement or Proxy Statement being declared effective under the Securities Act. Any action attempted to be taken in violation of the preceding sentence will be null and void. Each Company Shareholder agrees with, and covenants to, the Company and SPAC that such Company Shareholder shall not request the Company to register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3           Waiver of Dissenters’ Rights. Each Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agree to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against the Company, SPAC or Merger Sub, or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (b) alleging a breach of fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. Such Company Shareholder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the Mergers and the Merger Agreement.

4.4           New Securities. In the event that prior to the Closing (i) any Pre-Subdivision Shares or other securities are issued or otherwise distributed to a Company Shareholder pursuant to any stock dividend or distribution, or any change in any of the Pre-Subdivision Shares or other share capital of the Company by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, including any shares received pursuant to the Share Subdivision, (ii) a Company Shareholder acquires legal or beneficial ownership of any Pre-Subdivision Shares after the date of this Agreement, including upon exercise of options, settlement or restricted share units or capitalization of working capital loans, or (iii) a Company Shareholder acquires the right to vote or share in the voting of any Pre-Subdivision Share after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

4.5           Restricted Activities. Such Company Shareholder shall not adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization without the prior written consent of the Company and SPAC, except by virtue of such Company Shareholder’s Organizational Documents upon liquidation or dissolution of such Company Shareholder, so long as, the power to vote (including, without limitation, by proxy or power of attorney) and otherwise fulfill such Company Shareholder’s obligations under this Agreement and the Merger Agreement is not relinquished or prior to and as a condition to the effectiveness of any such Transfer (provided that such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such Company Shareholder was with respect to such transferred Subject Shares).

Article V
Certain Other Covenants of Company Shareholders

5.1           Additional Matters. Each Company Shareholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or SPAC may reasonably request for the purpose of effectively consummating the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of the Company or the Cayman Companies Act) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Mergers or any other Transaction.

5.2           Waiver of Certain Company Shareholders’ Rights. To the extent applicable to a Company Shareholder, such Company Shareholder hereby irrevocably waives and agrees not to exercise any rights he, she or it may have under the Amended and Restated Memorandum and Articles of Association of the Company adopted by a special resolutions of shareholders of the Company dated December 4, 2020, or any other Organizational Documents of the Company (including the Amended and Restated Shareholders Agreement, dated October 31, 2014, among the Company, certain Subsidiaries of the Company and the Company Shareholders, and in each case as may be amended, supplemented or otherwise modified from time to time in accordance with their terms) in connection with the Mergers and other transactions contemplated by the Merger Agreement and the other Transaction Agreements.

5.3           Exclusivity and Confidentiality. Each Company Shareholder shall be bound by and comply with Section 8.05(a) (Exclusivity; SPAC Board Recommendation) and Section 8.07(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if (a) such Company Shareholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 8.05(a) of the Merger Agreement (other than Section 8.05(a)(i) or for purposes of the definition of Alternative Transaction Proposal) and “Affiliates” contained in Section 8.07(b) of the Merger Agreement also referred to such Company Shareholder.

5.4           Consent to Disclosure. Each Company Shareholder consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Mergers or any other transactions contemplated by the Merger Agreement or this Agreement, such Company Shareholder’s identity and shareholding in the Company, the existence of this Agreement and the nature of such Company Shareholder’s commitments and obligations under this Agreement, and each Company Shareholder acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. Each Company Shareholder shall promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and each Company Shareholder agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Company Shareholder shall become aware that any such information shall have become false or misleading in any material respect.

Article VI
General Provisions

6.1           Termination. This Agreement shall be effective from the date hereof and shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, upon the earliest of (a) as to a Company Shareholder, the mutual written consent of the Company, such Company Shareholder and SPAC, (b) the termination of the Merger Agreement in accordance with its terms and (c) the Closing, provided that, in the event that the Merger Agreement is not terminated pursuant to its terms prior to the Closing, Articles I through IV shall terminate upon the Closing but Article V (for Section 5.3, solely with respect to 8.07(b) (Confidentiality; Publicity) of the Merger Agreement) shall survive indefinitely. The termination of this Agreement shall not relieve any party from any liability arising in respect of any willful and material breach of this Agreement prior to such termination. Upon the termination of this Agreement (or any portion thereof), this Article VI shall survive indefinitely.

6.2           Capacity as a Company Shareholder. Each Company Shareholder signs this Agreement solely in such Company Shareholder’s capacity as a shareholder of the Company, and not in such Company Shareholder’s capacity as a director, officer or employee of the Company, if applicable. Nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement. Notwithstanding any other provision of this Agreement, in no event will any Company Shareholder be liable for any other Company Shareholder’s breach of such other Company Shareholder’s representations, warranties, covenants, or agreements contained in this Agreement or any letter of transmittal, shareholder written consent or other ancillary agreement to which such other Company Shareholder is a party.

6.3           Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the mail in the United States mail having been sent registered or certified mail receipt requested, postage pre-paid, (iii) when delivered by FedEx or other nationally recognized overnight courier or delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day) to the Company and SPAC in accordance with Section 11.02 of the Merger Agreement and to each Company Shareholder at its address set forth on such Company Shareholder’s signature page hereto (or at such other address for a party as shall be specified by like notice).

6.4           Entire Agreement; Amendment. This Agreement (together with the Schedules and Exhibits to this Agreement) constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6.5           Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, except that, for the avoidance of doubt, in connection with a Transfer of any Subject Shares in accordance with the terms of this Agreement, transferee to whom such Subject Shares are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 6.5 shall be null and void, ab initio. For the avoidance of doubt, no Transfer of Pre-Subdivision Shares, Company Ordinary Shares or Company Series C Preferred Shares shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

6.6           Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereunder, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

6.7           Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal court located in the State of Delaware, and each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereunder in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.7. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

6.8           Enforcement. Each of the parties hereto agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 6.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not allege, and each party hereby waives the defense, that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.6 shall not be required to provide any bond or other security in connection with any such injunction.

6.9           Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

ASIA INNOVATIONS GROUP LIMITED

By:	/s/ OUYANG Yun
	Name:	OUYANG Yun
	Title:	Director

[Signature Page to Company Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

MAGNUM OPUS ACQUISITION LIMITED

By:	/s/ Hou Pu Jonathan Lin
	Name:	Hou Pu Jonathan Lin
	Title:	Director

[Signature Page to Company Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Rong Fong TIAN

By:	/s/ Rong Fong TIAN
	Address:	111 North Bridge Road, #27-01 Peninsula Plaza, Singapore 179098

[Signature Page to Company Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

CHEERING POINT LIMITED

By:	/s/ OUYANG Yun
	Name:	OUYANG Yun
	Title:	Director
	Address:	111 North Bridge Road, #27-01 Peninsula Plaza, Singapore 179098

[Signature Page to Company Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

KPCB CHINA FUND II, L.P.

By:	/s/ Susan Biglieri
	Name:	Susan Biglieri
	Title:	Authorized Signatory
	Address:	2750 Sand Hill Road Menlo Park, CA 94025

[Signature Page to Company Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

MAGIC STONE HONG TAO ALTERNATIVE FUND, L.P.

By:	/s/ Ben Harburg
	Name:	Ben Harburg
	Title:	Authorized Signatory
	Address:	Suite 3102, Fortune Financial Center No. 5 East Third Ring Middle Road Chaoyang District, Beijing, China 100044

[Signature Page to Company Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

MSA CHINA FUND I L.P.

By:	/s/ Ben Harburg
	Name:	Ben Harburg
	Title:	Authorized Signatory
	Address:	Suite 3102, Fortune Financial Center No. 5 East Third Ring Middle Road Chaoyang District, Beijing, China 100044

[Signature Page to Company Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

BILLION VIEW INC.

By:	/s/ MU-JO LIN
	Name:	MU-JO LIN
	Title:	Authorized Signatory
	Address:	11F, No.1338, CHUNG CHENG RD., TAOYUAN DIST., TAOYUAN CITY, TAIWAN, R.O.C.

[Signature Page to Company Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

ACTIVE MEDIA HOLDINGS LIMITED

By:	/s/ THACH, Charles Cuong-Tan
	Name:	THACH, Charles Cuong-Tan
	Title:	Director
	Address:	G/F, 35 Yik Yam Street, Happy Valley Hong Kong SAR

[Signature Page to Company Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

CAMBRIAN US LLC

By:	/s/ John McCarthy
	Name:	John McCarthy
	Title:	General Counsel of Wicklow Capital Inc. Manager of Cambrian US LLC
	Address:	737 North Michigan Avenue, Suite 2100 Chicago, Illinois, 60611 U.S.A.

[Signature Page to Company Shareholder Voting Agreement]

Schedule A

Schedule A

EXHIBIT E

ILLUSTRATIVE CALCULATION OF THE SHARE SUBDIVISION

E-1

EXHIBIT F

ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit F

Agreed Form

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

among

MAGNUM OPUS ACQUISITION LIMITED

ASIA INNOVATIONS GROUP LIMITED

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated                 , 20

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated               , 20 , is made by and among Magnum Opus Acquisition Limited, a Cayman Islands exempted company (“SPAC”), Asia Innovations Group Limited, a Cayman Islands exempted company (“AIG”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated March 23, 2021, by and between SPAC and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, as of the date hereof and pursuant to the Existing Warrant Agreement, (i) SPAC issued (a) 6,000,000 Private Placement Warrants to the Sponsor and (b) 10,000,000 Public Warrants;

WHEREAS, on September 30, 2022, SPAC, AIG, and Connect Merger Sub, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of AIG (“Merger Sub”) entered into an agreement and plan of merger (as amended, modified or supplemented from time to time, the “Merger Agreement”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly-owned subsidiary of AIG, and holders of SPAC ordinary shares shall become holders of Class A ordinary shares of AIG (the “AIG Class A Ordinary Shares”);

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for SPAC Class A ordinary shares but instead will be exercisable (subject to the terms of the Existing Warrant Agreement as amended hereby) for AIG Class A Ordinary Shares;

WHEREAS, the board of directors of SPAC has determined that the consummation of the transactions contemplated by the Merger Agreement will constitute a Business Combination;

WHEREAS, in connection with the Merger, SPAC desires to assign all of its rights, titles, interests and obligations in and under the Existing Warrant Agreement to AIG and AIG wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interests of the Registered Holders under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent.

1.1	Assignment and Assumption. As of and with effect on and from the Closing (as defined in the Merger Agreement, the “Closing”), SPAC hereby assigns to AIG all of SPAC’s rights, titles, interests and obligations in and under the Existing Warrant Agreement (as amended hereby); and AIG hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the Closing.

1.2	Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by SPAC to AIG pursuant to Section 1.1 and the assumption of the Existing Warrant Agreement by AIG from SPAC pursuant to Section 1.1, in each case effective as of the Closing, and (ii) the continuation of the Existing Warrant Agreement (as amended by this Agreement), in full force and effect from and after the Closing.

2.	Amendment of Existing Warrant Agreement. Effective as of the Closing, SPAC and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 (i) are necessary and desirable and do not adversely affect the interests of the Registered Holders under the Existing Warrant Agreement and (ii) are to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement (in connection with the Merger and the transactions contemplated by the Merger Agreement).

2.1	References to the “Company”. All references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to AIG.

2.2	References to “Class A ordinary shares”. All references to “Class A ordinary shares” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to AIG Class A Ordinary Shares.

2.3	References to Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Merger Agreement, and references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Closing.

2.4	Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Asia Innovations Group Limited

111 North Bridge Road, #27-01 Peninsula Plaza, Singapore 179098
Attn: Andy Tian
E-mail: andy.tian@asiainnovations.net

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention: David Zhang; Jesse Sheley; Joseph Raymond Casey

E-mail: david.zhang@kirkland.com; jesse.sheley@kirkland.com;

joseph.casey@kirkland.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

3.	Miscellaneous Provisions.

3.1	Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and substantially contemporaneous occurrence of the Closing and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.

3.2	Successors. All the covenants and provisions of this Agreement by or for the benefit of AIG, SPAC or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3	Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principals or rules that would result in the application of the substantive laws of another jurisdiction. Subject to applicable law, each of AIG and SPAC hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of AIG and SPAC hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

3.4	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.5	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MAGNUM OPUS ACQUISITION LIMITED, as SPAC

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ASIA INNOVATIONS GROUP LIMITED, as AIG

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT G

PLAN OF MERGER

Exhibit G

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the "Plan of Merger") is made on [ ] 2022 between Magnum Opus Acquisition Limited (the "Surviving Company") and Connect Merger Sub (the "Merging Company").

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the "Statute").

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated September 30, 2022 and made among Asia Innovations Group Limited (the "PubCo"), the Surviving Company and the Merging Company (the "Merger Agreement") a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands..

4	Immediately prior to the Effective Time (as defined below), the share capital of the Surviving Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each (the "SPAC Class A Shares"), 50,000,000 Class B ordinary shares of a par value of US$0.0001 each (the "SPAC Class B Shares") and 5,000,000 preference shares of a par value of US$0.0001 each (the "SPAC Preference Shares") and the Surviving Company will have 20,000,000 SPAC Class A Shares and 5,000,000 SPAC Class B Shares in issue and no SPAC Preference Shares in issue.

5	Immediately prior to the Effective Time (as defined below), the share capital of the Merging Company will be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001each and the Merging Company will have 1 share in issue.

6	At the Effective Time (as defined below), the authorised share capital of the Surviving Company shall be US$ 50,000 divided into 500,000,000 shares of a par value of US$0.0001each.

7	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the "Effective Time").

8	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

9	At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company are set out in the Second Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

10	The Amended and Restated Memorandum and Articles of Association of the Surviving Company (the "SPAC A&R M&AA") shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto at the Effective Time.

11	At the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merging Company and the Surviving Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Merging Company and the Surviving Company set forth in the Merger Agreement to be performed after the Effective Time.

12	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

13	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

15	The names and addresses of each director of the surviving company (as defined in the Statute) are:

15.1	Rong Fong Tian of Flat B, 8/F., 29 Perth Street, Ho Man Tin, Kowloon, Hong Kong; and

15.2	Ouyang Yun of 2 Ceng (Kejisi Loft), 10 Haolou, Jidianyuan, 4 Hao, Gongti Beilu Chaoyangqu, Beijing, China.

16	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

17	This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and the Merging Company pursuant to section 233(6) of the Statute.

18	At any time prior to the Effective Time, this Plan of Merger may be:

18.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

18.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

19	This Plan of Merger may be executed in counterparts.

20	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by _________________________	)
Duly authorised for	)
and on behalf of	)	Director
Magnum Opus Acquisition Limited	)

SIGNED by __________________________	)
Duly authorised for	)
and on behalf of	)	Director
Connect Merger Sub	)

Annexure 1

Agreement and Plan of Merger

Annexure 2

Second Amended and Restated Memorandum and Articles of Association of the Surviving Company

EXHIBIT H

TAX COVENANTS

I.	The Parties intend that, for U.S. federal income tax purposes, (a) each of (i) the SPAC Class B Conversion and (ii) the Recapitalization qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and the Treasury Regulations promulgated thereunder, (b) the Recapitalization together with the Merger qualify as an exchange described in Section 351 of the Code and (c) if the amount of cash in the Trust Account immediately following the deduction of amounts required to satisfy the SPAC Shareholder Redemption Amount is not less than 50% of the cash in the Trust Account immediately prior to such deduction (the “368 Requirement”), the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (clauses (a), (b) and (c) together, the “Intended Tax Treatment”). The Parties will prepare and file all U.S. income Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law. The Parties shall use their respective commercially reasonable efforts not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action that to its Knowledge could reasonably be expected to prevent, impair or impede the Transactions from qualifying, for the Intended Tax Treatment.

II.	If the 368 Requirement is satisfied, the Surviving Company shall not be liquidated for a period of twenty-four (24) months following the Closing date, and the Surviving Company shall retain sufficient assets during such twenty-four (24) months such that the Surviving Company is not considered to be deemed to be liquidated for U.S. federal income tax purposes (which assets shall not be less than twenty-five percent (25%) of the cash in the Trust Account immediately following the deduction of amounts required to satisfy the SPAC Shareholder Redemption Amount). For purposes of this II., the Surviving Company may make loans to other Persons and the obligations to the Surviving Company as a result of such loans shall be taken into account in determining the assets of the Surviving Company.

III.	Notwithstanding anything to the contrary in the Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Recapitalization or the Merger for the Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on the qualification of the Recapitalization or the Merger for the Intended Tax Treatment, and each of the Parties acknowledges that (i) no tax opinion regarding the Intended Tax Treatment will be sought in connection with the Transactions; and (B) neither the SPAC’s counsel or other tax advisors, Merger Sub’s counsel or other tax advisors nor the Company’s counsel or other tax advisors shall be required to provide a tax opinion as a condition to the Closing. Notwithstanding the preceding sentence, and for the avoidance of doubt, in the event there is any tax opinion required by the SEC (or its staff) to be provided in connection with the Proxy Statement/Registration Statement, and if such opinion is being provided by a tax counsel, to the extent requested by such counsel, the Parties shall take commercially reasonably efforts to execute and deliver customary tax representation letters to such tax counsel in form and substance reasonably satisfactory to such counsel for purposes of delivering such opinion; provided that Company’s counsel or other tax advisors shall not be required to provide any tax opinion required by the SEC (or its staff) in connection with the Proxy Statement/Registration Statement.

IV.	The Company acknowledges that any SPAC Shareholder that is a U.S. person (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(iv)), that owns at least five percent (5%) of either the total voting power or the total value of the stock of the Company immediately after the Effective Time (a “SPAC 5% Shareholder”), as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any SPAC 5% Shareholder made following the Closing Date, and at the sole cost and expense of such SPAC 5% Shareholder, the Company shall (a) use commercially reasonable efforts to furnish to such SPAC 5% Shareholder (to the extent such written request includes the contact information of such SPAC 5% Shareholder) such information as such SPAC 5% Shareholder reasonably requests in connection with such SPAC 5% Shareholder’s preparation of a gain recognition agreement, and (b) use commercially reasonable efforts to provide such SPAC 5% Shareholder with the information reasonably requested by such SPAC 5% Shareholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC 5% Shareholder’s gain recognition agreement.

H-1